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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Transocean Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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 Letter to Shareholders

During 2014, we made great strides towards our objective of improving the company's long-term competitiveness. The focus and dedication of Transocean's employees again enabled us to deliver on our commitments to shareholders even in the context of an extremely challenging market. We continued to improve the operating efficiency of our rigs, optimize the company's cost structure, enhance the flexibility of our balance sheet, and renew the fleet among other accomplishments, as follows:

  •
  Operational Improvement:  We made solid progress in our efforts to better the operating performance of our fleet, exceeding our full year 2014 revenue efficiency target of 94 percent. We expect to continue this trend and have targeted 95 percent as the objective for 2015. Our success in this regard contributed to the company meeting or exceeding the consensus expectations of the financial community for seven consecutive quarters.

  •
  Financial flexibility:  In addition to increasing the operational uptime of our rigs, we have continued to rationalize our cost structure globally. We improved liquidity by both divesting and beginning the process of recycling non-core assets, and through the successful initial public offering of Transocean Partners LLC, which contributed net cash proceeds to Transocean of approximately $417 million. Our focus on fleet utilization resulted in the addition of $2.7 billion in backlog during the year, contributing to an industry-leading contract backlog of $22.5 billion at the end of 2014 and providing us with a stable and visible foundation for future cash flow generation. Consistent with our objective of reducing our absolute level of debt, we completed our $1 billion early debt retirement program during the fourth quarter of the year.

  •
  Fleet Renewal:  During 2014, we took delivery of two high-specification ultra-deepwater drillships, the Deepwater Asgard and Deepwater Invictus, and continue to make progress on an impressive pipeline of new rigs under construction, including seven ultra-deepwater floaters and five premium jack-ups. Five of these state-of-the-art floaters are backed by very attractive contracts and the two speculative rigs will be delivered at a time when we expect that demand will have improved. We remain a leading global provider of contract drilling services, having taken delivery of 14 high-specification floaters during the past six years. We also continue to enhance our competitive position in premium jackups, with four entering our fleet in the past three years.

  •
  Litigation:  In September, we received the U.S. District Court's ruling on Macondo, which held that Transocean is indemnified by BP for below-surface discharge of oil under the drilling contract and that while BP had acted with gross negligence, Transocean had not. Although the decision is subject to appeal, we believe the key aspects of the ruling will be upheld and effectively eliminate Transocean's related financial risk. Additionally, the Texas Supreme Court recently determined that, under Texas law, BP was not an additional insured under our policies for below-surface discharge of oil. During the year we also received several very favorable court rulings in the ongoing Norway tax litigation.

  •
  Safety:  The company's Total Recordable Incident Rate improved by approximately eight percent in 2014 versus 2013. This achievement reflects our continued emphasis on the safety and well-being of our employees both on and off the job. We will maintain our focus on safety consistent with our core vision of "an incident-free workplace all the time, everywhere."

        We had significant achievements in 2014. However, despite our progress, the offshore drilling market has become increasingly uncertain and, in all likelihood, the next couple of years will remain challenging. There is more work for us to do to position Transocean to reach its full potential during the inevitable cyclical recovery.

        In this regard, we maintain a very optimistic long-term view of the offshore drilling industry, underpinned by a fundamental belief in the continued growth of energy demand and the key role that offshore hydrocarbons will play in meeting this demand. Leveraging a highly capable fleet of offshore drilling assets, Transocean's employees, management team and board are well-equipped to navigate the cyclical downturn and ensure that the company emerges even stronger.

        We remain committed to executing the company's strategies to create long-term value for shareholders and will continue to pursue a disciplined and balanced allocation of capital, including maintaining a strong and flexible balance sheet, renewing the fleet, and providing an appropriate, competitive return of cash to shareholders.

        In conclusion, I sincerely thank all of our employees for their hard work, dedication and unwavering commitment to the company's success and remain grateful for the support of all of our stakeholders.

Sincerely,

Ian C. Strachan Chairman of the Board and Interim Chief Executive Officer

Notice to Shareholders	iii
Proxy Summary	v
Invitation to Annual General Meeting of Transocean Ltd.	viii
Important Notice Regarding the Availability of Proxy Materials	xv
Information about the Meeting and Voting	P-1

Agenda Item 1. Approval of the 2014 Annual Report, Including the Audited Consolidated Financial Statements of Transocean Ltd. for Fiscal Year 2014 and the Audited Statutory Financial Statements of Transocean Ltd. for Fiscal Year 2014	P-6
Agenda Item 2. Discharge of the Members of the Board of Directors and the Executive Management Team from Liability for Activities during Fiscal Year 2014	P-7
Agenda Item 3. Appropriation of Available Earnings for Fiscal Year 2014	P-8

Agenda Item 4. Distribution of a Dividend in the Amount of US $0.60 per Outstanding Share of the Company out of the General Legal Reserves from Capital Contribution (by way of a release and allocation of general legal reserves from capital contribution to dividend reserves from capital contribution)	P-9
Agenda Item 5. Reelection of Ten Directors for a Term Extending Until Completion of the Next Annual General Meeting	P-11
Agenda Item 6. Election of the Chairman of the Board of Directors for a Term Extending Until Completion of the Next Annual General Meeting	P-17
Agenda Item 7. Election of the Members of the Compensation Committee, Each for a Term Extending Until Completion of the Next Annual General Meeting	P-18
Agenda Item 8. Reelection of the Independent Proxy for a Term Extending Until Completion of the Next Annual General Meeting	P-19

Agenda Item 9. Appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for Fiscal Year 2015 and Reelection of Ernst & Young Ltd, Zurich, as the Company's Auditor for a Further One-Year Term	P-20
Agenda Item 10. Advisory Vote to Approve Named Executive Officer Compensation	P-22
Agenda Item 11. Prospective Votes on the Maximum Compensation of the Board of Directors and the Executive Management Team	P-23
Agenda Item 12. Approval of the 2015 Long-Term Incentive Plan of Transocean Ltd.	P-30
Corporate Governance	P-37
Board Meetings and Committees	P-43
2014 Director Compensation	P-47
Audit Committee Report	P-49
Security Ownership of Certain Beneficial Owners	P-51
Security Ownership of Directors and Executive Officers	P-53
Compensation Discussion and Analysis	P-54
Compensation Committee Report	P-75

i

Executive Compensation	P-76
Equity Compensation Plan Information	P-87
Other Matters	P-88
Annex A—Proposed Shareholder Resolution	P-91
Annex B—2015 Long Term Incentive Plan	P-93

NOTICE TO SHAREHOLDERS

March 23, 2015

Dear Shareholder:

        The 2015 annual general meeting of the shareholders of Transocean Ltd. (the "Annual General Meeting") will be held on Friday, May 15, 2015 at 5:00 p.m., Swiss Time, at the Lorzensaal Cham, Dorfplatz 3, CH-6330 Cham, Switzerland. Information regarding the matters to be acted upon at the meeting is set forth in the attached invitation to the Annual General Meeting and the proxy statement, which is available at www.deepwater.com/investor-relations/financial-reports.

        At the Annual General Meeting, we will ask you to vote on the following items:

Agenda Item	Description	Board of Directors Recommendation
1	Approval of the 2014 Annual Report, including the Audited Consolidated Financial Statements of Transocean Ltd. for Fiscal Year 2014 and the Audited Statutory Financial Statements of Transocean Ltd. for Fiscal Year 2014	FOR
2	Discharge of the Members of the Board of Directors and Executive Management Team from Liability for Activities during Fiscal Year 2014	FOR
3	Appropriation of Available Earnings for Fiscal Year 2014	FOR
4
	Distribution of a Dividend in the Amount of US $0.60 per Outstanding Share of the Company out of the General Legal Reserves from Capital Contribution (by way of a release and allocation of general legal reserves from capital contribution to dividend reserve from capital contribution)	FOR
5	Reelection of Ten Directors for a Term Extending Until Completion of the Next Annual General Meeting	FOR
6	Election of the Chairman of the Board of Directors for a Term Extending Until Completion of the Next Annual General Meeting	FOR
7	Election of the Members of the Compensation Committee, Each for a Term Extending Until Completion of the Next Annual General Meeting	FOR
8	Reelection of the Independent Proxy for a Term Extending Until Completion of the Next Annual General Meeting	FOR
9
	Appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for Fiscal Year 2015 and Reelection of Ernst & Young Ltd, Zurich, as the Company's Auditor for a Further One-Year Term	FOR
10	Advisory Vote to Approve Named Executive Officer Compensation	FOR
11	Prospective Votes on the Maximum Compensation of the Board of Directors and the Executive Management Team	FOR
12	Approval of the 2015 Long-Term Incentive Plan of Transocean Ltd.	FOR

        It is important that your shares be represented and voted at the meeting, whether you plan to attend or not. You may vote by telephone (if you are a beneficial owner of our shares) or over the Internet, or, if you request that the proxy materials be mailed to you, by completing, signing and returning the proxy card enclosed with those materials.

        Under rules of the Securities and Exchange Commission ("SEC"), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our shareholders registered in our share register as of the close of business on or about March 27, 2015. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. The Notice also instructs you on how you may submit your proxy over the Internet, by telephone or via mail. You will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the Notice or as otherwise described in the proxy statement.

        A copy of the proxy materials, including a proxy card, also will be sent to any additional shareholders who are registered in our share register as shareholders with voting rights, or who become beneficial owners through a nominee registered in our share register as a shareholder with voting rights, as of the close of business on April 28, 2015.

        A note to Swiss and other European investors: Transocean Ltd. is incorporated in Switzerland, has issued registered shares and trades on both the New York Stock Exchange and the SIX Swiss Exchange; however, unlike some Swiss incorporated or SIX Swiss Exchange-listed companies, share blocking and re-registration are not requirements for any Transocean shares to be voted at the meeting, and all shares may be traded after the record date.

Sincerely,

Ian C. Strachan Chairman of the Board of Directors and Interim Chief Executive Officer

Proxy Statement Summary

Annual General Meeting Details

Date:	Friday, May 15, 2015
Time:	5:00 p.m., Swiss Time
Place:	Lorzensaal Cham, Dorfplatz 3, CH-6330 Cham, Switzerland
Record Date:	April 28, 2015
Voting:
If you are a owner of our shares, you may designate proxies to vote your shares by submitting your proxy through telephone (if you are a beneficial owner of our shares) or electronically through the Internet, or, if you requested that the proxy materials be mailed to you or are otherwise mailed the proxy statement as described below, by completing, signing and returning the proxy card enclosed with those materials. Please review the voting instructions in the proxy statement for each of these methods. Shareholders registered in our share register on the record date have the right to attend the Annual General Meeting and vote their shares. If you intend to attend and vote at the meeting in person, you are required to present either the Notice of Internet Availability of Proxy Materials, or any proxy card that is sent to you, or, if you own shares held in street name, a legal proxy issued by your bank, broker or other nominee in your name, each with proof of identification.
Materials:	Our proxy statement and 2014 Annual Report are available at: http://www.deepwater.com/investor-relations/financial-reports.

Nominees to the Board of Directors

        We are asking you to vote FOR all of the director nominees listed below. During 2014, each of the current directors attended at least 80% of the Board of Directors and committee meetings on which he or she sits during his or her elected term. Detailed information regarding these individuals is provided under Agenda Item 5:

Independent*
Directors for Re-Election
Glyn A. Barker	✓
Vanessa C.L. Chang	✓
Frederico F. Curado	✓
Chadwick C. Deaton	✓
Vincent J. Intrieri	✓
Martin B. McNamara	✓
Samuel J. Merksamer	✓
Merrill A. "Pete" Miller, Jr.	✓
Edward R. Muller	✓
Tan Ek Kia	✓

*
As determined by the Board of Directors in accordance with applicable rules and regulations

Minder Ordinance

        Under the Ordinance Against Excessive Compensation At Public Companies (the "Minder Ordinance") and our Articles of Association, the authority to elect the Chairman of the Board of Directors and the members of the Compensation Committee is vested in the general meeting of shareholders. The Board of Directors recommends that you elect Merrill A. "Pete" Miller, Jr. as Chairman of the Board of Directors (Agenda Item 6) and Frederico F. Curado, Vincent J. Intrieri, Martin B. McNamara and

v

Tan Ek Kia as members of the Compensation Committee (Agenda Item 7) to serve until completion of the 2016 Annual General Meeting. Note that under the Minder Ordinance and our Articles of Association, if any of these individuals were to resign or there were vacancies in the office of the Chairman or the Compensation Committee for other reasons, the Board of Directors would have the authority to replace him or her with another member of the Board of Directors for a term expiring at the next Annual General Meeting.

        Pursuant to the Minder Ordinance, the Company is no longer permitted to appoint a corporate representative to act as the proxy for purposes of voting at the Annual General Meeting. Swiss companies may only appoint an independent proxy for these purposes. At the 2014 Annual General Meeting, shareholders elected Schweiger Advokatur / Notariat to serve as our independent proxy for the 2015 Annual General Meeting. Agenda Item 8 asks that you again elect this firm to act as the independent proxy for the 2016 Annual General Meeting and any extraordinary general meeting of shareholders of the Company that may be held prior to the 2016 Annual General Meeting.

        At the 2015 Annual General Meeting, shareholders are for the first time provided with the opportunity to ratify the maximum aggregate amount of compensation of the Board of Directors for the period between the 2015 Annual General Meeting and the 2016 Annual General Meeting (Agenda Item 11A) and the maximum aggregate amount of compensation of the Executive Management Team for fiscal year 2016 (Agenda Item 11B). These shareholder votes are a requirement pursuant to the Minder Ordinance and our Articles of Association and are of binding nature.

Features of Executive Compensation Program

        Our executive compensation program reflects a commitment to retain and attract highly qualified executives. The elements of our program are designed to motivate our executives to achieve our overall business objectives and create sustainable shareholder value in a cost-effective manner and reward executives for achieving superior financial, safety and operational performance, each of which are important to the long-term success of the Company. We believe our executive compensation program includes key features that align the interests of our executives with those of our shareholders and does not include features that could misalign those interests.

What We Do	What We Don't Do
✓ Conduct an annual review of our compensation strategy, including a review of our compensation-related risk profile	X	Allow our executives to hedge, pledge, sell short or hold derivative instruments tied to our shares (other than options issued by us)
✓ Enforce a claw-back policy that allows for the forfeiture, recovery or adjustment of incentive compensation paid to executives due to a material misstatement of financial results	X

Have pre-arranged individual severance agreements or special change-in-control compensation agreements with any executive officers; however, our executives are eligible for severance and change-in-control provisions pursuant to our company policies and subject to the limitations phased in under the Minder Ordinance that restricts severance payments to members of our Executive Management Team.

✓ Mandate meaningful stock ownership thresholds for our executives	X	Maintain single-trigger change-in-control provisions or change-in-control gross-ups
✓ Maintain compensation plans designed to align our executive compensation program with long-term shareholder interests	X	Guarantee future salary increases, non-performance based bonuses or unrestricted equity compensation
✓ Our Compensation Committee retains an independent consultant that does not perform any services for management	X	Pay dividend equivalents on performance-contingent deferred units that have not been earned based on actual company performance

INVITATION TO ANNUAL GENERAL MEETING OF TRANSOCEAN LTD.
Friday, May 15, 2015
5:00 p.m., Swiss Time,
at the Lorzensaal Cham, Dorfplatz 3,
CH-6330 Cham, Switzerland

Agenda Items

(1)   Approval of the 2014 Annual Report, including the Audited Consolidated Financial Statements of Transocean Ltd. for Fiscal Year 2014 and the Audited Statutory Financial Statements of Transocean Ltd. for Fiscal Year 2014.

  Proposal of the Board of Directors

  The Board of Directors proposes that the 2014 Annual Report, including the audited consolidated financial statements for the calendar year ending December 31 ("fiscal year") 2014, and the audited statutory financial statements for fiscal year 2014, be approved.

  Recommendation

  The Board of Directors recommends you vote "FOR" this proposal number 1.

(2)   Discharge of the Members of the Board of Directors and the Executive Management Team from Liability for Activities During Fiscal Year 2014.

  Proposal of the Board of Directors

  The Board of Directors proposes that the members of the Board of Directors and Messrs. Steven Newman, Esa Ikaheimonen and John Stobart, who served as members of our Executive Management Team in 2014, be discharged from liability for activities during fiscal year 2014.

  Recommendation

  The Board of Directors recommends you vote "FOR" this proposal number 2.

(3)   Appropriation of Available Earnings for Fiscal Year 2014.

  Proposal of the Board of Directors

  The Board of Directors proposes that all available earnings of the Company be carried forward.

in CHF thousands
Balance brought forward from previous years	60,609
Net loss for the year	(5,422,186)

Total retained earnings (accumulated loss)	(5,361,577)
Appropriation of available earnings
Balance to be carried forward on this account	(5,361,577)

  Recommendation

  The Board of Directors recommends you vote "FOR" this proposal number 3.

(4)   Distribution of a Dividend in the Amount of US $0.60 per Outstanding Share of the Company out of the General Legal Reserves from Capital Contribution (by way of a release and allocation of general legal reserves from capital contribution to dividend reserve from capital contribution).

  Proposal of the Board of Directors

  The Board of Directors proposes that (A) CHF 422,084,000 of general legal reserves from capital contribution be released and allocated to "dividend reserve from capital contribution" (the "Dividend Reserve"), (B) a dividend in the amount of US $0.60 per outstanding share of the Company be distributed out of, and limited at a maximum to the amount of, the Dividend Reserve and paid in installments at such times and at such record dates as shall be determined by the Board of Directors in its discretion, and (C) any amount of the Dividend Reserve remaining after payment of the final installment be automatically reallocated to "general legal reserves from capital contribution." Dividend payments shall be made with respect to the outstanding share capital of the Company on the record date for the applicable installment, which amount will exclude any shares held by the Company or any of its direct or indirect subsidiaries.

  Proposed Release and Allocation of General Legal Reserves from Capital Contribution to Dividend Reserve from Capital Contribution in CHF thousands
General legal reserves from capital contribution, as of December 31, 2014	8,363,622
Less release to Dividend Reserve	422,084
Remaining general legal reserves from capital contribution	7,941,538

  Recommendation

  The Board of Directors recommends you vote "FOR" this proposal number 4.

(5)   Reelection of Ten Directors for a Term Extending Until Completion of the Next Annual General Meeting.

  Proposal of the Board of Directors

  The Board of Directors proposes that the following ten candidates be reelected to the Board of Directors, each for a term extending until completion of the next Annual General Meeting.

5A	Reelection of Glyn A. Barker as a director.
5B	Reelection of Vanessa C.L. Chang as a director.
5C	Reelection of Frederico F. Curado as a director.
5D	Reelection of Chadwick C. Deaton as a director.
5E	Reelection of Vincent J. Intrieri as a director.
5F	Reelection of Martin B. McNamara as a director.
5G	Reelection of Samuel J. Merksamer as a director.
5H	Reelection of Merrill A. "Pete" Miller, Jr. as a director.
5I	Reelection of Edward R. Muller as a director.
5J	Reelection of Tan Ek Kia as a director.

  Recommendation

  The Board of Directors recommends you vote "FOR" the reelection of each of these nominees to the Board of Directors.

(6)   Election of the Chairman of the Board of Directors for a Term Extending Until Completion of the Next Annual General Meeting.

  Proposal of the Board of Directors

  The Board of Directors proposes that Merrill A. "Pete" Miller, Jr. be elected as the Chairman of the Board of Directors for a term extending until completion of the next Annual General Meeting.

  Recommendation

  The Board of Directors recommends you vote "FOR" this proposal number 6.

(7)   Election of the Members of the Compensation Committee, Each for a Term Extending Until Completion of the Next Annual General Meeting.

  Proposal of the Board of Directors

  The Board of Directors proposes that the following candidates for reelection to the Board of Directors be elected as members of the Compensation Committee,each for a term extending until completion of the next Annual General Meeting:

7A	Election of Frederico F. Curado as a member of the Compensation Committee.
7B	Election of Vincent J. Intrieri as a member of the Compensation Committee.
7C	Election of Martin B. McNamara as a member of the Compensation Committee.
7D	Election of Tan Ek Kia as a member of the Compensation Committee.

  Recommendation

  The Board of Directors recommends you vote "FOR" the election of each of these nominees as members of the Compensation Committee.

(8)   Reelection of the Independent Proxy for a Term Extending Until Completion of the Next Annual General Meeting.

  Proposal of the Board of Directors

  The Board of Directors proposes that Schweiger Advokatur / Notariat be reelected to serve as independent proxy at (and until completion of) the 2016 Annual General Meeting and at any extraordinary general meeting of shareholders of the Company that may be held prior to the 2016 Annual General Meeting.

  Recommendation

  The Board of Directors recommends you vote "FOR" this proposal number 8.

x

(9)   Appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for Fiscal Year 2015 and Reelection of Ernst & Young Ltd, Zurich, as the Company's Auditor for a Further One-Year Term.

  Proposal of the Board of Directors

  The Board of Directors proposes that Ernst & Young LLP be appointed as the Company's independent registered public accounting firm for fiscal year 2015 and that Ernst & Young Ltd, Zurich, be reelected as the Company's auditor pursuant to the Swiss Code of Obligations for a further one-year term, commencing on the date of the 2015 Annual General Meeting and terminating on the date of the 2016 Annual General Meeting.

  Recommendation

  The Board of Directors recommends you vote "FOR" this proposal number 9.

(10) Advisory Vote to Approve Named Executive Officer Compensation for Fiscal Year 2014.

  Proposal of the Board of Directors

  Pursuant to Section 14A of the Exchange Act, Company shareholders are entitled to cast an advisory vote on the Company's executive compensation program for the Company's Named Executive Officers. Detailed information regarding the Company's compensation program for its Named Executive Officers is set forth in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this proxy statement. The Board of Directors believes the Company's compensation program is designed to reward performance that creates long-term value for the Company's shareholders and has proposed the following resolution to provide shareholders with the opportunity to endorse or not endorse the Company's Named Executive Officer compensation program by voting on the below resolution:

  RESOLVED, that the compensation of the Company's Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure in the proxy statement for the Company's 2015 Annual General Meeting is hereby APPROVED.

  Recommendation

  The Board of Directors recommends you vote "FOR" this proposal number 10.

(11) Prospective Vote on the Maximum Compensation of the Board of Directors and the Executive Management Team.

11A	Ratification of the Maximum Aggregate Amount of Compensation of the Board of Directors for the Period Between the 2015 Annual General Meeting and the 2016 Annual General Meeting.
Proposal of the Board of Directors

The Board of Directors proposes that the shareholders ratify an amount of $4,121,000 as the maximum aggregate amount of compensation of the Board of Directors for the period between the 2015 Annual General Meeting and the 2016 Annual General Meeting.
Recommendation
The Board of Directors recommends you vote "FOR" this proposal number 11A.

11B	Ratification of the Maximum Aggregate Amount of Compensation of the Executive Management Team for Fiscal Year 2016.
Proposal of the Board of Directors
The Board of Directors proposes that the shareholders ratify an amount of $29,617,000 as the maximum aggregate amount of compensation of the Executive Management Team for fiscal year 2016.
Recommendation
The Board of Directors recommends you vote "FOR" this proposal number 11B.

(12) Approval of the 2015 Long-Term Incentive Plan of Transocean Ltd.

  Proposal of the Board of Directors

  The Board of Directors proposes that shareholders approve the 2015 Long-Term Incentive Plan, to replace the prior Long-Term Incentive Plan which was originally approved by shareholders on May 1, 1993.

  Recommendation

  The Board of Directors recommends you vote "FOR" this proposal number 12.

Organizational Matters

        A copy of the Notice of Internet Availability of Proxy Materials has been sent to each shareholder registered in Transocean Ltd.'s share register as of the close of business on March 27, 2015. Any additional shareholders who are registered in Transocean Ltd.'s share register as of the close of business on April 28, 2015, will receive a copy of the proxy materials, including a proxy card, after April 28, 2015. Shareholders not registered in Transocean Ltd.'s share register as of April 28, 2015 will not be entitled to attend, vote or grant proxies to vote at, the 2015 Annual General Meeting.

        While no shareholder will be entered in Transocean Ltd.'s share register as a shareholder with voting rights between the close of business on April 28, 2015, and the opening of business on the day following the Annual General Meeting, share blocking and re-registration are not requirements for any Transocean Ltd. shares to be voted at the meeting, and all shares may be traded after the record date. Computershare, which maintains Transocean Ltd.'s share register, will continue to register transfers of Transocean Ltd. shares in the share register in its capacity as transfer agent during this period.

        Shareholders registered in Transocean Ltd.'s share register as of April 28, 2015, have the right to attend the 2015 Annual General Meeting and vote their shares (in person or by proxy), or may grant a proxy to vote on each of the proposals in this invitation and any modification to any agenda item or proposal identified in this invitation or other matter on which voting is permissible under Swiss law and which is properly presented at the Annual General Meeting for consideration.

        If you meet the above qualification, you may grant proxy by telephone (only if you are a beneficial owner of our shares) or electronically over the Internet, or, if you request that the proxy materials be mailed to you, by completing, signing and returning the proxy card enclosed with those materials. Additional information about voting your shares is included in the proxy statement and the proxy card.

        At the 2015 Annual General Meeting:    Even if you plan to attend the 2015 Annual General Meeting, we encourage you to vote over the Internet or (if you are a beneficial owner of our shares) by telephone prior to the meeting. It is fast and convenient, and your vote is recorded and confirmed immediately.

        If you have voted electronically, by telephone or timely submitted a properly executed proxy card, your shares will be voted by the independent proxy as you have instructed. Holders of shares who have timely submitted their proxy but have not specifically indicated how to vote their shares instruct the independent proxy to vote in accordance with the recommendations of the Board of Directors with regard to the items listed in the notice of meeting. If any modifications to agenda items or proposals identified in this invitation or other matters on which voting is permissible under Swiss law are properly presented at the Annual General Meeting for consideration, you instruct the independent proxy, in the absence of other specific instructions, to vote in accordance with the recommendations of the Board of Directors.

        As of the date of this proxy statement, the Board of Directors is not aware of any such modifications or other matters to come before the 2015 Annual General Meeting.

        Shareholders who hold their shares in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee when voting their shares. Shareholders who hold their shares in the name of a bank, broker or other nominee and wish to vote in person at the meeting must obtain a valid "legal proxy" from the organization that holds their shares.

        Shareholders may grant proxies to any third party. Such third parties need not be shareholders.

        Directions to the 2015 Annual General Meeting can be obtained by contacting our Corporate Secretary at our registered office, Turmstrasse 30, CH-6300 Zug, Switzerland, telephone number +41 (41) 749 0500, or Investor Relations at our offices in the United States, at 4 Greenway Plaza, Houston, TX, USA 77046, telephone number +1 (713) 232-7500. If you intend to attend and vote at the 2015 Annual General Meeting in person, you are required to present either the Notice of Internet Availability of Proxy Materials or any proxy card that is sent to you, together with proof of identification, or, if you own shares held in street name, a "legal proxy" issued by your bank, broker or other nominee in your name, together with proof of identification. If you plan to attend the 2015 Annual General Meeting in person, we urge you to arrive at the 2015 Annual General Meeting location no later than 4:00 p.m. Swiss time on Friday, May 15, 2015. In order to determine attendance correctly, any shareholder leaving the 2015 Annual General Meeting early or temporarily, will be requested to present such shareholder's admission card upon exit.

Annual Report, Consolidated Financial Statements, Statutory Financial Statements

        A copy of the 2014 Annual Report (including the consolidated financial statements for fiscal year 2014, the statutory financial statements of Transocean Ltd. for fiscal year 2014 and the audit reports on such consolidated and statutory financial statements) and the 2014 Compensation Report is available for physical inspection at Transocean Ltd.'s registered office, Turmstrasse 30, CH-6300 Zug, Switzerland. Copies of these materials may be obtained without charge by contacting our Corporate Secretary at our registered office, Turmstrasse 30, CH-6300 Zug, Switzerland, telephone number +41 (41) 749 0500, or

Investor Relations at our offices in the United States, at 4 Greenway Plaza, Houston, TX, USA 77046, telephone number +1 (713) 232 7500.

On behalf of the Board of Directors,
Ian C. Strachan Chairman of the Board of Directors

Steinhausen, Switzerland
March 23, 2015

 YOUR VOTE IS IMPORTANT

        You may vote your shares via the Internet or by telephone (if you are a beneficial owner) by following the instructions on your Notice of Internet Availability of Proxy Materials. If you requested a printed copy of the proxy materials, you may also vote by completing, signing and returning the by mail the proxy card you will receive in response to your request. Please review the instructions in the Notice of Internet Availability and the proxy statement.

 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL GENERAL MEETING TO BE HELD ON MAY 15, 2015.

Our proxy statement and 2014 Annual Report are available at
www.proxyvote.com

PROXY STATEMENT

FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS OF TRANSOCEAN LTD.

MAY 15, 2015

INFORMATION ABOUT THE MEETING AND VOTING

        This proxy statement is furnished in connection with the solicitation of proxies by Transocean Ltd., on behalf of the Board of Directors, to be voted at our Annual General Meeting to be held on May 15, 2015 at 5:00 p.m., Swiss Time, at the Lorzensaal Cham, Dorfplatz 3, CH-6330 Cham, Switzerland.

Quorum

        Our Articles of Association provide that the presence of shareholders, in person or by proxy, holding at least a majority of all the shares entitled to vote at the meeting constitutes a quorum for purposes of convening this Annual General Meeting and voting on all of the matters described in the notice of meeting. Abstentions and "broker non-votes" will be counted as present for purposes of determining whether there is a quorum at the meeting so long as the broker has discretion to vote the shares on at least one matter before the Annual General Meeting.

Record Date

        Only shareholders of record on April 28, 2015 are entitled to notice of, to attend, and to vote or to grant proxies to vote at, the Annual General Meeting. No shareholder will be entered in Transocean Ltd.'s share register with voting rights between the close of business on April 28, 2015 and the opening of business on the day following the Annual General Meeting.

        While no shareholder will be entered in Transocean Ltd.'s share register as a shareholder with voting rights between the close of business on April 28, 2015 and the opening of business on the day following the Annual General Meeting, share blocking and re-registration are not requirements for any Transocean Ltd. shares to be voted at the meeting, and all shares may be traded after the record date. Computershare, which maintains Transocean Ltd.'s share register, will continue to register transfers of Transocean Ltd. shares in the share register in its capacity as transfer agent during this period.

Votes Required

        The following table sets forth the applicable vote standard required to pass each enumerated agenda item:

Agenda Item	Description	Relative Majority(1)		Plurality of Votes
1	Approval of the 2014 Annual Report, including Audited Consolidated Financial Statements and Audited Statutory Financial Statements for Fiscal Year 2014 of Transocean Ltd.	✓
2	Discharge of the members of the Board of Directors and Executive Management Team from Liability for Activities During Fiscal Year 2014	✓
3	Appropriation of Available Earnings	✓
4	Approval of Distribution of US$0.60 Per Outstanding Share	✓
5	Reelection of Ten Directors			✓	(2)
6	Election of Chairman of the Board of Directors			✓	(2)
7	Election of Members of the Compensation Committee			✓	(2)
8	Reelection of Independent Proxy	✓
9	Appointment of Ernst & Young as Independent Auditor	✓
10	Advisory Vote to Approve Named Executive Officer Compensation	✓	(3)
11	Prospective Votes on the Maximum Compensation of the Board of Directors and the Executive Management Team	✓
12	Approval of the 2015 Long Term Incentive Plan of Transocean Ltd.	✓

(1)
Affirmative vote of a relative majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots.

(2)
Affirmative vote of a plurality of the votes cast in person or by proxy at the Annual General Meeting. The plurality requirement means that the nominee who receives the largest number of votes for a board position, the chair or a position on the Compensation Committee, as applicable, is elected to that position. Only votes "for" are counted in determining whether a plurality has been cast in favor of a nominee. Abstentions, broker non-votes blank or invalid ballots are not counted for such purposes and shall have no impact on the election of such nominees. As described later in this proxy statement (and subject to certain exceptions), our Corporate Governance Guidelines set forth our procedures if a nominee is elected but does not receive more votes cast "for" than "against" the nominee's election.

(3)
The proposal is an advisory vote; as such, the vote is not binding on the Company.

Outstanding Shares

        As of March 16, 2015, there were 363,340,666 shares outstanding, which excludes 10,489,983 issued shares that are held by Transocean Ltd. or our subsidiary, Transocean Inc. Only registered holders of our shares on April 28, 2015, the record date established for the Annual General Meeting, are entitled to notice of, to attend and to vote at, the meeting. Holders of shares on the record date are entitled to one vote for each share held.

Voting Procedures

        A copy of the Notice of Internet Availability of Proxy Materials has been sent to each shareholder registered in Transocean Ltd.'s share register as of the close of business on March 16, 2015. Any additional shareholders who are registered in Transocean Ltd.'s share register as of the close of business on April 28,

2015, will receive a copy of the proxy materials, including a proxy card, after April 28, 2015. Shareholders not registered in Transocean Ltd.'s share register as of April 28, 2015 will not be entitled to attend, vote or grant proxies to vote at, the 2015 Annual General Meeting.

        If you are registered as a shareholder in Transocean Ltd.'s share register as of April 28, 2015, you may grant a proxy to vote on each of the proposals and any modification to any of the proposals or other matter on which voting is permissible under Swiss law and which is properly presented at the meeting for consideration.

        If you meet the above qualification, you may vote in one of the following four ways:

        By Internet:    Go to www.proxyvote.com 24 hours a day, 7 days a week, and follow the instructions. You will need the 12-digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form that is sent to you. The Internet system allows you to confirm that the system has properly recorded your voting instructions. This method of submitting voting instructions will be available up until 8:00 a.m. Eastern Daylight Time (EDT), 2:00 p.m. Swiss Time, on May 15, 2015.

        By Telephone (available only to beneficial owners of our shares):    On a touch-tone telephone, call toll-free +1 (800)  690-6903, 24 hours a day, 7 days a week, and follow the instructions. You will need the 12-digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form that is sent to you. As with the Internet system, you will be able to confirm that the system has properly recorded your votes. This method of submitting voting instructions will be available up until 8:00 a.m. Eastern Daylight Time (EDT), 2:00 p.m. Swiss Time, on May 15, 2015. If you are a holder of record, you cannot vote by telephone.

        By Mail:    If you are a registered shareholder and you elect to receive your proxy materials by mail, you can vote by marking, dating and signing your proxy card exactly as your name appears on the card and returning it in the envelope provided by mail to:

Transocean 2015 AGM Vote Processing		Transocean 2015 AGM Vote Processing
c/o Broadridge		Schweiger Advokatur / Notariat
51 Mercedes Way	-or-	Dammstrasse 19
Edgewood, NY 11717		CH-6300 Zug
USA		Switzerland

        All proxy cards must be received no later than 8:00 a.m. Eastern Daylight Time (EDT), 2:00 p.m. Swiss Time, on May 15, 2015. Do not mail the proxy card or voting instruction form if you are voting over the Internet or (if you are a beneficial owner of our shares) by telephone.

        Even if you plan to attend the 2015 Annual General Meeting, we encourage you to vote over the Internet or (if you are a beneficial owner of our shares) by telephone prior to the meeting. It is fast and convenient, and your vote is recorded and confirmed immediately.

        If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares. Many of our shareholders hold their shares in more than one account and may receive more than one Notice of Internet Availability of Proxy Materials. To ensure that all of your shares are represented at the Annual General Meeting please either vote each account over the Internet, by telephone (only if you are a beneficial owner), or sign and return by mail all proxy cards or voting instruction forms. Under New York Stock Exchange ("NYSE") rules, brokers who hold shares in street name for customers, such that the shares are registered on the books of the Company as being held by the brokers, have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners, but are precluded from exercising their voting discretion with respect to proposals for "non-routine" matters. Proxies submitted by brokers without instructions from customers for these non-routine or contested matters are referred to as "broker non-votes." Only the following matters are non-routine matters under NYSE Rules:

  •
  Agenda Item No. 5—Reelection of Directors

  •
  Agenda Item No. 6—Election of the Chairman of the Board of Directors

  •
  Agenda Item No. 7—Election of the Members of the Compensation Committee

  •
  Agenda Item No. 10—Advisory Vote to Approve Named Executive Officer Compensation

  •
  Agenda Item No. 11A—Ratification of the Maximum Aggregate Compensation of the Board of Directors for the Period Between the 2015 Annual General Meeting and the 2016 Annual General Meeting

  •
  Agenda Item No. 11B—Ratification of the Maximum Aggregate Compensation of the Executive Management Team for Fiscal Year 2016

  •
  Agenda Item No. 12—Approval of 2015 Long Term Incentive Plan of Transocean Ltd.

        If you hold your shares in "street name," your broker will not be able to vote your shares on the agenda items set forth above and may not be able to vote your shares on other matters at the Annual General Meeting unless the broker receives appropriate instructions from you. We recommend that you contact your broker to exercise your right to vote your shares.

        If you have voted electronically, by telephone (only if you are a beneficial owner) or timely submitted a properly executed proxy card, your shares will be voted by the independent proxy as you have instructed. Holders of shares who have timely submitted their proxy but have not specifically indicated how to vote their votes instruct the independent proxy to vote in accordance with the recommendations of the Board of Directors with regard to the items listed in the notice of meeting.

        If any modifications to agenda items or proposals identified in this invitation or other matters on which voting is permissible under Swiss law are properly presented at the Annual General Meeting for consideration, you instruct the independent proxy, in the absence of other specific instructions, to vote in accordance with the recommendations of the Board of Directors.

        As of the date of this proxy statement, the Board of Directors is not aware of any such modifications or other matters to come before the Annual General Meeting.

        You may revoke your proxy card at any time prior to its exercise by:

  •
  Submitting a later vote by telephone (if you are a beneficial owner) or Internet;

    or

  •
  Submitting a properly completed and executed proxy card or voting instruction form with a later date and timely delivering it either directly to the independent proxy or to Vote Processing, c/o Broadridge at the addresses indicated below;

    or

  •
  Giving written notice of the revocation prior to the meeting to:

Transocean 2015 AGM Vote Processing		Transocean 2015 AGM Vote Processing
c/o Broadridge		Schweiger Advokatur / Notariat
51 Mercedes Way	or	Dammstrasse 19
Edgewood, NY 11717		CH-6300 Zug
USA		Switzerland

    or

  •
  appearing at the meeting, notifying the independent proxy, with respect to proxies granted to the independent representative, and voting in person.

        Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes in relation to agenda items that have already been voted on. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

        Shareholders may grant proxies to any third party; the third party need not be a shareholder.

        If you intend to attend and vote at the 2015 Annual General Meeting in person, you are required to present either the Notice of Internet Availability of Proxy Materials or any proxy card that is sent to you, together with proof of identification, or, if you own shares held in street name, a legal proxy issued by your bank, broker or other nominee in your name, together with proof of identification. If you plan to attend the 2015 Annual General Meeting in person, we urge you to arrive at the Annual General Meeting location no later than 4:00 p.m. Swiss time on Friday, May 15, 2015. In order to determine attendance correctly, any shareholder leaving the Annual General Meeting early or temporarily will be requested to present such shareholder's admission card upon exit.

        References to "Transocean," the "Company," "we," "us" or "our" include Transocean Ltd. together with its subsidiaries and predecessors, unless the context requires otherwise.

AGENDA ITEM 1.

Approval of the 2014 Annual Report, Including the Audited Consolidated Financial Statements of Transocean Ltd. for Fiscal Year 2014 and the Audited Statutory Financial Statements of Transocean Ltd. for Fiscal Year 2014.

Proposal of the Board of Directors

        The Board of Directors proposes that the 2014 Annual Report, including the audited consolidated financial statements of Transocean Ltd. for fiscal year 2014 and the audited statutory financial statements of Transocean Ltd. for fiscal year 2014, be approved.

Explanation

        The audited consolidated financial statements of Transocean Ltd. for fiscal year 2014 and the audited Swiss statutory financial statements of Transocean Ltd. for fiscal year 2014 are contained in the 2014 Annual Report, which, along with this proxy statement, is available    at: http://www.deepwater.com/investor-relations/financial-report. In addition, these materials will be available for physical inspection at the Company's registered office, Turmstrasse 30, CH-6300 Zug, Switzerland. The 2014 Annual Report also contains information on the Company's business activities and the Company's business and financial situation, information relating to corporate governance as required by the SIX Swiss Exchange Directive on Information Relating to Corporate Governance, and the reports of Ernst & Young Ltd, Zurich, the Company's auditors pursuant to the Swiss Code of Obligations, on the Company's consolidated financial statements for fiscal year 2014 and statutory financial statements for fiscal year 2014. In its reports, Ernst & Young Ltd, the Company's auditors pursuant to the Swiss Code of Obligations, recommended without qualification that the Company's consolidated financial statements and statutory financial statements for the year ended December 31, 2014, be approved. Ernst & Young Ltd expresses its opinion that the "consolidated financial statements for the years ended December 31, 2014 and 2013 present fairly in all material respects the consolidated financial position of Transocean Ltd. and subsidiaries at December 31, 2014 and 2013, and the consolidated results of operations and cash flows for each of the three years in the period ended December 31, 2014 in accordance with accounting principles generally accepted in the United States and comply with Swiss law." Ernst & Young Ltd further expresses its opinion and confirms that the statutory financial statements for the year ended December 31, 2014, and the proposed appropriation of available earnings, comply with Swiss law and the Articles of Association of the Company.

        Under Swiss law, the annual report, the consolidated financial statements and Swiss statutory financial statements must be submitted to shareholders for approval at each Annual General Meeting.

        If the shareholders do not approve this proposal, the Board of Directors may call an extraordinary general meeting of shareholders for reconsideration of this proposal by shareholders.

Recommendation

        The Board of Directors recommends a vote "FOR" this Agenda Item 1.

 AGENDA ITEM 2.

Discharge of the Members of the Board of Directors and the Executive Management Team from Liability for Activities during Fiscal Year 2014.

Proposal of the Board of Directors

        The Board of Directors proposes the members of the Board of Directors and Messrs. Steven Newman, Esa Ikaheimonen, and John Stobart, who served as members of our Executive Management Team in 2014, be discharged from liability for activities during fiscal year 2014.

Explanation

        As is customary for Swiss corporations and in accordance with Article 698, subsection 2, item 5 of the Swiss Code of Obligations, shareholders are requested to discharge the members of the Board of Directors and executive management from liability for their activities during the past fiscal year.

        Discharge pursuant to the proposed resolution is only effective with respect to facts that have been disclosed to shareholders (including through any publicly available information, whether or not included in our filings with the SEC) and only binds shareholders who either voted in favor of the proposal or who subsequently acquired shares with knowledge that shareholders have approved this proposal. In addition, shareholders who vote against this proposal, abstain from voting on this proposal, do not vote on this proposal, or acquire their shares without knowledge of the approval of this proposal, may bring, as a plaintiff, any claims in a shareholder derivative suit within six months after the approval of the proposal. After the expiration of the six-month period, such shareholders will generally no longer have the right to bring, as a plaintiff, claims in shareholder derivative suits against the directors with respect to activities during fiscal year 2014.

Recommendation

        The Board of Directors recommends a vote "FOR" this Agenda Item 2.

 AGENDA ITEM 3.

Appropriation of the Available Earnings for Fiscal Year 2014.

Proposal of the Board of Directors

        The Board of Directors proposes that the accumulated loss of the Company be carried forward.

in CHF thousands
Appropriation of Available Earnings
Balance brought forward from previous years	60,609
Net loss for the year	(5,422,186)

Total retained earnings (accumulated loss)	(5,361,577)
Appropriation of Available Earnings
Balance to be carried forward on this account	(5,361,577)

Explanation

        Under Swiss law, the appropriation of available earnings as set forth in the Swiss statutory financial statements must be submitted to shareholders for approval at each Annual General Meeting. The available earnings at the disposal of the Company's shareholders at the 2015 Annual General Meeting are the earnings of Transocean Ltd., on a standalone basis.

        The Board of Directors proposes that the entire accumulated loss of CHF 5,361,577 be carried forward.

Recommendation

        The Board of Directors recommends a vote "FOR" this Agenda Item 3.

 AGENDA ITEM 4.

Distribution of a Dividend in the Amount of US $0.60 per Outstanding Share of the Company out of General Legal Reserves from Capital Contribution (by way of a release and allocation of general legal reserves from capital contribution to dividend reserve from capital contribution).

Proposal of the Board of Directors

        The Board of Directors proposes that (A) CHF 422,084,000 of general legal reserves from capital contribution be released and allocated to "dividend reserve from capital contribution" (the "Dividend Reserve"), (B) a dividend in the amount of US $0.60 per outstanding share of the Company be distributed out of, and limited at a maximum to the amount of, the Dividend Reserve and paid in installments at such times and at such record dates as shall be determined by the Board of Directors in its discretion, and (C) any amount of the Dividend Reserve remaining after payment of the final installment be automatically reallocated to "general legal reserves from capital contribution." Dividend payments shall be made with respect to the outstanding share capital of the Company on the record date for the applicable installment, which amount will exclude any shares held by the Company or any of its direct or indirect subsidiaries. The Board of Directors' proposed shareholder resolution is included in Annex A.

Explanation

        The Board of Directors is seeking shareholder approval of a distribution of qualifying additional paid-in capital in the form of a dividend in the amount of US $0.60 per outstanding share of the Company. Unlike a dividend out of available earnings, a distribution of qualifying additional paid-in capital in the form of a dividend is not subject to Swiss federal withholding tax.

        Subject to the Dividend Reserve not being exceeded, as further explained below, the dividend would be distributed to shareholders in installments at such times and with such record dates as shall be determined by the Board of Directors in its discretion. The Board of Directors currently expects that the dividend will be distributed in four equal installments. The four payment dates are expected to be in June 2015, September 2015, December 2015, and March 2016.

        Dividend payments will be made with respect to the outstanding share capital of the Company on the record date for the applicable installment, which amount will exclude any shares held by the Company or any of its direct or indirect subsidiaries.

        The aggregate U.S. dollar dividend amount approved at the Annual General Meeting and paid out to shareholders must at no time exceed the Swiss franc-denominated additional paid-in capital available to shareholders for the aggregate 2015 dividend (including all installments). The Board of Directors is proposing that CHF 422,084,000 of the existing additional paid-in capital (which under Swiss law is referred to as "general legal reserves from capital contribution") be made available for purposes of the aggregate 2015 dividend (including all installments) by way of a release and allocation to the account "Dividend Reserve." Based on the number of shares outstanding as of February 11, 2015, and an exchange rate of CHF 0.92 per US dollar effective as of the same date, the amount of the proposed aggregate dividend (including all installments) under this Agenda Item 4 would be CHF 200,992,305. Accordingly, the Dividend Reserve exceeds the aggregate US $ dividend amount by approximately 110%. The Board of Directors is proposing this excess amount in order to increase the likelihood that the issuance of new shares after the date hereof (which shares, to the extent then outstanding, would generally share in the dividend installments) and a decrease in value of the Swiss franc relative to the U.S. dollar will not reduce the per share amount of the dividend installments paid. If, notwithstanding the allocation of this excess amount to the Dividend Reserve, the Dividend Reserve would be exceeded upon the occurrence of the payment date for a dividend installment (including as a result of the issuance of additional shares after the date hereof or changes in the exchange rate), the Company would be required under the terms of the proposed shareholder resolution to adjust the relevant installment downward, so that the respective payment does not exceed the Dividend Reserve. No further installment payments could then be made.

Also, a downward adjustment of the per share dividend amount would have to be made if, at the date of the 2015 Annual General Meeting, the aggregate US $ dividend amount exceeded the Dividend Reserve.

        The distribution proposal has been confirmed to comply with Swiss law and the Company's Articles of Association by the Company's statutory auditor, Ernst & Young Ltd, representatives of which will be present at the meeting.

        Shareholders may, upon the terms and conditions provided by the Board of Directors, elect to receive installments in Swiss francs.

        If you are a holder of shares registered in our share register, you exercise your election by giving notice in writing to the following address:

  Shareholder correspondence should be mailed to:

    Computershare
    P.O. Box 30170
    College Station, TX 77842-3170

    Overnight correspondence should be sent to:

    Computershare
    211 Quality Circle, Suite 210
    College Station, TX 77845

        If you hold your shares in the name of a bank, broker or nominee, please contact your bank, broker or nominee in order to make the election arrangements.

        Shares issued after the date of the 2015 Annual General Meeting will generally participate in the dividend payments, except with respect to shares issued between the record date and the payment date with respect to the relevant installment.

        The Board of Directors or, upon its due authorization, the Company's Executive Management Team has the task of executing the dividend resolution, including, but not limited to, by setting the record date, the ex-dividend date, the election period for receiving the dividend in Swiss francs and the payment dates.

Recommendation

        The Board of Directors recommends a vote "FOR" this Agenda Item 4.

 AGENDA ITEM 5.

Reelection of Ten Directors for a Term Extending Until Completion of the Next Annual General Meeting.

Nominations of the Board of Directors

        The Board of Directors has nominated Glyn A. Barker, Vanessa C.L. Chang, Frederico F. Curado, Chadwick C. Deaton, Vincent J. Intrieri, Martin B. McNamara, Samuel J. Merksamer, Merrill A. "Pete" Miller, Jr., Edward R. Muller and Tan Ek Kia for reelection to the Board of Directors of the Company, each for a term extending until completion of the next Annual General Meeting.

        The Board of Directors does not have a specific policy regarding diversity in the selection of director nominees. However, the Board of Directors does consider diversity in the director nominee selection process. The Board of Directors takes an expansive view of the diversity of the Board of Directors with the goal of having the directors that eventually reflect the global diversity of our workforce, our customers and the cultures in which we operate and have expertise in environmental, health, safety, industry, market and financial matters. We are a multinational company with six different nationalities represented in our officer group and over 89 in our global workforce. We have a presence in 46 countries worldwide.

Voting Requirement to Elect Nominees

        The election of each nominee requires the affirmative vote of a plurality of the votes cast in person or by proxy at the Annual General Meeting. The plurality requirement means that the nominee who receives the largest number of votes for a board seat is elected. Shareholders are entitled to one vote per share for each of the directors to be elected.

        We have adopted a majority vote policy in the election of directors as part of our Corporate Governance Guidelines. This policy provides that the Board of Directors may nominate only those candidates for director who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (1) such nominee fails to receive a sufficient number of votes from shareholders in an uncontested election and (2) the Board of Directors accepts the resignation. If a nominee who has submitted such a letter of resignation does not receive more votes cast for than against the nominee's election, the Corporate Governance Committee must promptly review the letter of resignation and recommend to the Board of Directors whether to accept the tendered resignation or reject it. The Board of Directors must then act on the Corporate Governance Committee's recommendation within 90 days following the certification of the shareholder vote. The Board of Directors must promptly disclose its decision regarding whether or not to accept the nominee's resignation letter in a Form 8-K furnished to the SEC or other broadly disseminated means of communication. Full details of this policy are set out in our Corporate Governance Guidelines, which are available on our website at: www.deepwater.com under "Investor Relations Governance."

        The Board of Directors has received from each nominee for election at the Annual General Meeting listed below, an executed irrevocable letter of resignation consistent with these guidelines described above. Each such letter of resignation is effective only in the event that (1) such director fails to receive a sufficient number of votes from shareholders in an uncontested election of such director and (2) the Board of Directors accepts such resignation.

        The information regarding the nominees presented below is as of March 23, 2015.

Nominees for Director

        GLYN A. BARKER, age 61, U.K. citizen, has served as a director of the Company since 2012. Mr. Barker served as Vice Chairman-U.K. of PricewaterhouseCoopers LLP (PwC) from 2008 to 2011. He was also responsible for PwC's strategy and business development for the geographic areas of Europe, the Middle East, Africa and India. Mr. Barker joined PwC in 1975 and became an audit partner in 1987. He then established PwC's private equity-focused Transactions Services business and led it globally. He joined the Management Board of PwC in the U.K. as Head of the Assurance Practice in 2002. In 2006, he became U.K. Managing Partner and served in that role until 2008. Mr. Barker is a non-executive director of Berkeley Group Holdings plc (LON: BKG) (since 2012) and Aviva plc (LON: AV) (since 2012), Chairman of Irwin Mitchell Holdings Ltd (since 2012) and a director of Transocean Partners LLC (NYSE: RIGP) (since July 2014). He is also Deputy Chairman of the English National Opera Company (since 2009). Mr. Barker received his Bachelor of Science degree in Economics & Accounting in 1975 from the University of Bristol and is a Chartered Accountant.

        The Board of Directors has concluded that Mr. Barker should remain on the Board of Directors and has recommended that he serve an additional term. Mr. Barker's experience in international business and financial and strategic expertise enhance the Board of Directors' understanding of key issues in its global business operations.

        VANESSA C.L. CHANG, age 62, Canadian and U.S. citizen, has served as a director of the Company since May 2012. Ms. Chang has been a Director and shareholder of EL & EL Investments, a privately held real estate investment business, since 1998. Ms. Chang previously served as the President and Chief Executive Officer of Resolveitnow.com from 2000 until 2002 and was the Senior Vice President of Secured Capital Corp. in 1998. From 1986 until 1997, Ms. Chang was the West Coast partner in charge of Corporate Finance for KPMG Peat Marwick LLP. Ms. Chang is a director for individual investment funds within the American Funds family (since 2000), and of Edison International (NYSE: EIX) and its wholly owned subsidiary, Southern California Edison Company (since 2007), Forest Lawn Memorial Parks Association, a non-profit organization (since 2005), and Scottish Chamber Orchestra, Americas, Inc., a non-profit organization (since 2013). She previously served as a director of Blue Shield of California from 2005 to 2013 and Inveresk Research Group Inc. from 2002 until 2004. Ms. Chang received her Bachelor of Arts degree in 1973 from the University of British Columbia and is an inactive Certified Public Accountant. Ms. Chang is a member of the American Institute of Certified Public Accountants and the California State Board of Accountancy, and a member of Women Corporate Directors.

        The Board of Directors has concluded that Ms. Chang should remain on the Board of Directors and has recommended that she serve an additional term. The Board of Directors believes that Ms. Chang's experience and background in diverse industries, along with her financial and accounting background, will enhance the Board of Directors' ability to assess and guide the Company's financial strategy.

        FREDERICO F. CURADO, age 53, Brazilian citizen, has served as a director of the Company since 2013. Mr. Curado has served as President and Chief Executive Officer of Embraer S.A. (NYSE: ERJ) since 2007. Mr. Curado joined Embraer in 1984 and has served in a variety of management positions during his career, including Executive Vice President, Airline Market from 1998 to 2007 and Executive Vice President, Planning and Organizational Development from 1995 to 1998. Mr. Curado is the President of the Brazilian Chapter of the Brazil-United States Business Council (since 2011) and a member of Brazil's National Council for Industrial Development (since 2011). He is also a member of the Executive Board of the ICC—International Chamber of Commerce (since 2013), and a director of the Board of the Smithsonian National Air and Space Museum (since 2014). Mr. Curado received his Bachelor of Science degree in Mechanical-Aeronautical Engineering from the Instituto Tecnológico de Aeronáutica in Brazil and an executive Masters in Business Administration from the University of São Paulo, Brazil.

        The Board of Directors has concluded that Mr. Curado should remain on the Board of Directors and has recommended that he serve an additional term. The Board of Directors believes Mr. Curado's significant senior management experience operating an international corporation, including experience with Brazilian business and governmental sectors, will benefit the Board of Directors' ability to guide the Company with respect to its global operations.

        CHADWICK C. DEATON, age 62, U.S. citizen, has served as a director of the Company since 2012. Mr. Deaton served as Executive Chairman of Baker Hughes Incorporated (NYSE: BHI) from 2012 to 2013, prior to which he served as Chairman and Chief Executive Officer since 2004. Mr. Deaton began his career with Schlumberger in 1976 and served in a variety of international capacities, including as Executive Vice President, Oilfield Services from 1998 to 1999 and as a Senior Advisor from 1999 until 2001. From

2002 until 2004, Mr. Deaton was the President, Chief Executive Officer and Director of Hanover Compressor Company. Mr. Deaton is a director of Ariel Corporation (since 2005), Air Products and Chemicals, Inc. (NYSE: APD) (since 2010), CARBO Ceramics Inc. (NYSE: CRR) (since 2013), and Marathon Oil Corporation (NYSE: MRO) (since 2014). He previously served as a Director of CARBO Ceramics Inc. from 2004 to 2009. Mr. Deaton is a member of the Society of Petroleum Engineers (since 1980) and has served on its Industrial Advisory Council since 2010. He is also a director of the University of Wyoming Foundation and of the not-for-profit organization Houston Achievement Place. He served as co-chair of the Wyoming Governor's Task Force for the build out of the University of Wyoming's new Engineering and Applied Sciences Center. He was a member of the National Petroleum Council (from 2007 to 2013). Mr. Deaton received his Bachelor of Science degree in Geology in 1976 from the University of Wyoming.

        The Board of Directors has concluded that Mr. Deaton should remain on the Board of Directors and has recommended that he serve an additional term. Mr. Deaton has significant experience in the oilfield services industry. This experience and the perspective it brings benefit the Board of Directors' understanding of the Company's industry and its customers.

        VINCENT J. INTRIERI, age 58, U.S. citizen, has served as a director of the Company since 2014. Mr. Intrieri has been employed by Icahn related entities since October 1998 in various investment related capacities. Since January 2008, Mr. Intrieri has served as Senior Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages private investment funds. In addition, since November 2004, Mr. Intrieri has been a Senior Managing Director of Icahn Onshore LP, the general partner of Icahn Partners LP, and Icahn Offshore LP, the general partner of Icahn Partners Master Fund LP, an entity through which Mr. Icahn invests in securities. Mr. Intrieri has been a director of: Navistar International Corp (NYSE: NAV) (since 2012), Chesapeake Energy Corporation (NYSE: CHK) (since 2012) and Hertz Global Holdings, Inc. (NYSE: HTZ) (since 2014). Mr. Intrieri previously served as a director of CVR Refining GP, LLC the general partner of CVR Refining, LP from 2012 to 2014, Forest Laboratories, Inc. from 2013 to 2014, CVR Energy, Inc. from 2012 to 2014, Federal Mogul Corporation from 2007 to 2013, Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P. from 2006 to 2012, and was Senior Vice President of Icahn Enterprises G.P. Inc. from 2011 to 2012. Mr. Intrieri also was a director of Dynegy Inc. from 2011 to 2012, Chairman of the Board and a director of PSC Metals Inc. from 2007 to 2012. He served as director of Motorola Solutions, Inc. from 2011 to 2012, XO Holdings from 2006 to 2011, National Energy Group, Inc. from 2006 to 2011, American Railcar Industries, Inc. from 2005 to 2011, and was a Senior Vice President, the Treasurer and the Secretary of American Railcar Industries from March to December 2005, a director of WestPoint Home LLC from 2005 to 2011; Chairman of the Board and a director of Viskase Companies, Inc. from 2003 to 2011, a director of WCI Communities, Inc. from 2008 to 2009. CVR Refining, CVR Energy, American Railcar Industries, Federal Mogul, Icahn Enterprises, XO Holdings, National Energy Group, WestPoint Home, Viskase Companies and PSC Metals are each or previously were indirectly controlled by Carl C. Icahn. Mr. Icahn also has or previously had a non-controlling interest in Dynegy, Hertz Global Holdings, Forest Laboratories, Navistar, Chesapeake Energy, Motorola Solutions and WCI Communities through the ownership of securities. Mr. Intrieri graduated in 1984, with Distinction, from The Pennsylvania State University (Erie Campus) with a B.S. in Accounting. Mr. Intrieri was a certified public accountant.

        The Board of Directors has concluded that Mr. Intrieri should remain on the Board of Directors and has recommended that he serve an additional term. The Board of Directors believes Mr. Intrieri's significant financial, executive management and board of directors experience, as well as familiarity with master limited partnerships and other corporate transactions, will benefit the Board of Directors' decision-making process.

        MARTIN B. MCNAMARA, age 67, U.S. citizen, has served as a director of the Company since 1994. Mr. McNamara is a retired Partner of the law firm of Gibson, Dunn & Crutcher LLP and has served as a member of the firm's executive, finance, planning and compensation committees, as well as a Partner-in-Charge of the firm's Texas practice. During the past ten years and prior to his retirement in 2010, Mr. McNamara was in the private practice of law. Mr. McNamara served as Ex Officio Trustee and

Ex Officio Member of the Executive Committee of St. Mark's School of Texas from 2002 to 2014. Mr. McNamara received his Bachelor of Arts degree in 1969 from Providence College and his law degree in 1972 from Yale Law School. Mr. McNamara has served as the chair of the Corporate Counsel Section of the State Bar of Texas and is a lifetime fellow of the Texas Bar Foundation.

        The Board of Directors has concluded that Mr. McNamara should remain on the Board of Directors and has recommended that he serve an additional term. Mr. McNamara is an attorney by education with extensive management experience with energy companies and experience as a lawyer representing energy clients. Mr. McNamara was on the board of Transocean from 1994 until the merger with GlobalSantaFe Corporation in November 2007. His institutional knowledge of the Company combined with his professional experience aids the Board of Directors in reviewing strategic decisions for the Company.

        SAMUEL J. MERKSAMER, age 34, U.S. citizen, has served as a director of the Company since 2013. Mr. Merksamer is a Managing Director of Icahn Capital LP, a subsidiary of Icahn Enterprises L.P., where he has been employed since 2008. From 2003 until 2008, Mr. Merksamer was an analyst at Airlie Opportunity Capital Management. Mr. Merksamer is a director of Navistar International Corp (NYSE: NAV) (since 2012), Ferrous Resources Limited (since 2012), Hologic Inc. (NASDAQ: HOLX) (since 2013), Talisman Energy Inc. (TSX: TLM) (NYSE: TLM) (since 2013), Hertz Global Holdings, Inc. (NYSE: HTZ) (since 2014), and Transocean Partners LLC (NYSE: RIGP) (since November 2014). He previously served as a director of CVR Refining GP, LLC, the general partner of CVR Refining, LP, from 2012 to 2014; CVR Energy, Inc. from 2012 to 2014; American Railcar Industries, Inc. from 2011 to 2013, Dynegy Inc. from 2011 to 2012, Viskase Companies, Inc. from 2010 to 2013, Federal Mogul Corporation from 2010 to 2014, and PSC Metals Inc. from 2009 to 2012. CVR Refining, CVR Energy, American Railcar Industries, Federal Mogul, Viskase Companies and PSC Metals are each indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in Dynegy, Hologic, Talisman Energy and Hertz Global Holdings through the ownership of securities. Mr. Merksamer received an A.B. in Economics from Cornell University in 2002.

        The Board of Directors has concluded that Mr. Merksamer should remain on the Board of Directors and has recommended that he serve an additional term. The Board of Directors believes that Mr. Merksamer's expertise in finance, including master limited partnerships, aids the Board of Directors in reviewing financial strategies for the Company.

        MERRILL A. "PETE" MILLER, JR., age 64, U.S. citizen, has served as a director of the Company since September 2014. Mr. Miller is the Executive Chairman of NOW Inc. (NYSE: DNOW), a spinoff of the distribution business of National Oilwell Varco, Inc. (NYSE: NOV), a supplier of oilfield services and equipment to the oil and gas industry. Prior to assuming this role, Mr. Miller served as President and Chief Executive Officer of NOV (from 2001 to 2014) and as Chairman of the Board (from 2002 to 2014). He joined NOV in 1996. Mr. Miller is a director of Chesapeake Energy Corporation (NYSE: CHK) (since 2007), one of the largest producers of natural gas and of oil and natural gas liquids in the U.S., and served as Lead Independent Director from 2010 to 2012. Mr. Miller served as President of Anadarko Drilling Company from 1995 to 1996. Before joining Anadarko, Mr. Miller spent 15 years at Helmerich & Payne International Drilling Company (NYSE: HP) in Tulsa, Oklahoma, serving in various senior management positions, including Vice President, U.S. Operations. Mr. Miller graduated from the United States Military Academy, West Point, New York in 1972. Upon graduation, he served five years in the United States Army and received his MBA from Harvard Business School in 1980. Mr. Miller serves on the Board of Directors for the Offshore Energy Center, Petroleum Equipment Suppliers Association and Spindletop International, and is a member of the National Petroleum Council.

        The Board of Directors has concluded that Mr. Miller should remain on the Board of Directors and has recommended that he serve an additional term. Mr. Miller has significant experience in the oilfield services industry, is highly knowledgeable and will provide both customer and supplier perspectives to matters directly relevant to the Company. The Board of Directors believes that these qualities as well as his demonstrated leadership on board and executive roles will enhance the Board's effectiveness and performance.

        EDWARD R. MULLER, age 62, U.S. citizen, has served as a director of the Company since 2007. He served as a director of GlobalSantaFe Corporation from 2001 to 2007 and of Global Marine, Inc. from 1997 to 2001. Mr. Muller has served as Vice Chairman of NRG Energy, Inc. (NYSE: NRG) since the merger of NRG Energy, Inc. with GenOn Energy, Inc. in 2012. Prior to the merger, he served as GenOn Energy, Inc.'s Chairman and Chief Executive Officer (since 2010) and President (since 2011). He previously served as Chairman, President and Chief Executive Officer of Mirant Corporation from 2005 to 2010 when Mirant Corporation merged with RRI Energy, Inc. to form GenOn Energy, Inc. Mr. Muller is a director of AeroVironment, Inc. (NASDAQ: AVAV) (since 2013). Mr. Muller was a private investor from 2000 until 2005. Mr. Muller served as President and Chief Executive Officer of Edison Mission Energy, a wholly owned subsidiary of Edison International, from 1993 until 2000. During his tenure, Edison Mission Energy was engaged in developing, owning and operating independent power production facilities worldwide. Within the past ten years, Mr. Muller was also a director of The Keith Companies, Inc., RigNet, Inc. and Ormat Technologies, Inc. Mr. Muller received his Bachelor of Arts degree in 1973 from Dartmouth College and his law degree in 1976 from Yale Law School. Since 2004, Mr. Muller has been a trustee of the Riverview School and, from 2008 to 2012, its chairman.

        The Board of Directors has concluded that Mr. Muller should remain on the Board of Directors and has recommended that he serve an additional term. Mr. Muller is an attorney by education with extensive executive experience in a capital-intensive energy business. Mr. Muller served as a chief executive officer and thus adds this helpful executive perspective to the Board of Directors deliberations in advising the Company's Chief Executive Officer. His background and education assist the Board of Directors in assessing key strategies for the Company.

        TAN EK KIA, age 66, Malaysian citizen, has served as a director of the Company since 2011. Mr. Tan is the retired Vice President, Ventures and Developments, Asia Pacific and Middle East Region of Shell Chemicals, a position in which he served from 2003 to 2006. Mr. Tan joined the Shell group of companies in 1973 as an engineer and served in a variety of positions in Asia, the U.S. and Europe during his career, including as Chairman, Shell Companies, Northeast Asia from 2000 to 2003, Managing Director of Shell Nanhai from 1997 to 2000 and Managing Director of Shell Malaysia Exploration and Production from 1994 to 1997. Mr. Tan is a director of Dialog Systems Asia Pte Ltd (since 2008), Keppel Offshore & Marine Ltd (since 2009), SMRT Corporation Ltd (SGX: MRT) (since 2009), Keppel Corporation Ltd (SGX: KPELY) (since 2010), PT Chandra Asri Petrochemical Tbk (IDX: TPIA) (since 2011), KrisEnergy Ltd (SGX: SK3) (since 2013), and Singapore LNG Corporation Pte Ltd (since 2013). He is also the Chairman of City Gas Pte Ltd (since 2009), and Star Energy Group Holdings Pte Ltd and certain of its subsidiaries (since 2012). Mr. Tan served as a director of PowerSeraya Ltd and Orchard Energy Pte Ltd from 2007 to 2009, and as director of InterGlobal Offshore Pte Ltd from 2007 to 2012. He served as a director of City Spring Infrastructure Trust Pte Ltd from 2010 to 2014.. Mr. Tan served as the Interim Chief Executive Officer of SMRT Corporation Ltd from January to October 2012. Mr. Tan received his Bachelor of Science degree in Mechanical Engineering in 1973 from the University of Nottingham, and is a Chartered Engineer with the UK Engineering Council and a Fellow of the Institution of Engineers Malaysia.

        The Board of Directors has concluded that Mr. Tan should remain on the Board of Directors and has recommended that he serve an additional term. Mr. Tan has significant senior management, large project and engineering experience in the international energy sector, particularly in Asia. This international energy experience and the perspective it brings benefit the Board of Directors' ability to assess opportunities in the international energy sector.

Nomination and Standstill Agreement and Appointment of Samuel J. Merksamer and Vincent J. Intrieri to the Board of Directors

        On November 10, 2013, we entered into a Nomination and Standstill Agreement (the "Agreement") with High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP, Icahn Enterprises G.P. Inc., Icahn Enterprises Holdings L.P., IPH GP LLC, Icahn Capital LP, Icahn Onshore LP,

Icahn Offshore LP, Beckton Corp., Samuel J. Merksamer and Vincent J. Intrieri (collectively, the "Icahn Group"), pursuant to which, subject to certain conditions, the Icahn Group agreed to certain standstill and voting provisions and the Company agreed to:

  •
  Nominate Mr. Merksamer and Mr. Intrieri (and, subject to certain conditions, a third Icahn Group nominee) (the "Icahn Designees") to the Company's Board of Directors at the 2014 Annual General Meeting; and

  •
  Place the Icahn Designees, if they are elected, on certain committees of the Board. The Company also agreed to submit at the 2014 Annual General Meeting certain proposals to shareholders for their approval.

        Under the terms of the Agreement, the Icahn Group agreed, during the Covered Period, not to, among other things, solicit proxies regarding any matter to come before a general meeting of shareholders, including for the election of directors. In addition, among other standstill provisions, the Icahn Group has agreed that during the Covered Period, the Icahn Group will not propose any tender or exchange offer (other than for all the shares of the Company) and will not propose certain extraordinary transactions without prior notice to the Company.

        The Agreement defines the "Covered Period" as the period beginning on the date the Agreement was executed and ending upon the earliest to occur of:

  •
  the other party to the agreement materially breaching an obligation thereunder;

  •
  no Icahn Designee is elected to the Board of Directors at the 2014 Annual General Meeting;

  •
  at any time on or after January 15, 2015, if all the Icahn Designees have resigned and the Icahn Group has not designated replacements, as provided in the Agreement;

  •
  90 days after the Icahn Group ceases to own 3% of the outstanding shares of Company stock as of the date of the Agreement;

  •
  the date on which (A) the Company has announced an extraordinary general meeting of the shareholders for any purpose (except as contemplated in the Agreement or if the Icahn Designees voted in favor of such extraordinary general meeting, which was the case for the Extraordinary General Meeting held in 2014), (B) the Icahn Designees tender their resignation from the Board of Directors and (C) the Icahn Group provides written notice that it does not intend to exercise its right to designate replacement directors; or

  •
  by mutual agreement of the parties.

        The foregoing is not a complete description of the terms of the Agreement. For a further description of the Agreement, including a copy of the Agreement, please see our Current Report on Form 8-K that we filed with the SEC on November 12, 2013.

Recommendation

        The Board of Directors recommends you vote "FOR" the reelection of these candidates as directors.

AGENDA ITEM 6.

Election of the Chairman of the Board of Directors for a Term Extending Until Completion of the Next Annual General Meeting.

Nomination of the Board of Directors

        Pursuant to the Minder Ordinance, the authority to elect the Chairman of the Board of Directors is vested with the general meeting of shareholders. The term of office of the Chairman of the Board of Directors is the same as the directors' term and extends until completion of the next Annual General Meeting. The Chairman elected at the 2015 Annual General Meeting will have the powers and duties as provided for in our Articles of Association and organizational regulations.

        Upon the recommendation of the Corporate Governance Committee, the Board of Directors has nominated Merrill A. "Pete" Miller, Jr. for election by the shareholders as the Chairman of the Board of Directors. Mr. Miller has served as a director since the extraordinary general meeting held on September 22, 2014 and as Vice-Chairman of the Board of Directors since November 14, 2014. Biographical information regarding Mr. Miller may be found above under "Agenda Item 5—Reelection of Ten Directors for a Term Extending Until Completion of the Next Annual General Meeting."

Recommendation

        The Board of Directors recommends a vote "FOR" the nominee for the Chairman of the Board of Directors.

 AGENDA ITEM 7.

Election of the Members of the Compensation Committee, Each for a Term Extending Until Completion of the Next Annual General Meeting.

Nominations of the Board of Directors

        Pursuant to the Minder Ordinance, the authority to elect the members of the Compensation Committee of the Board of Directors is vested with the general meeting of shareholders. The term of office of the members of the Compensation Committee is equal to the directors' term and extends until completion of the next Annual General Meeting.

        Upon the recommendation of the Corporate Governance Committee, the Board of Directors has nominated for election by the shareholders at the 2015 Annual General Meeting Frederico F. Curado, Vincent J. Intrieri, Martin B. McNamara and Tan Ek Kia as members of the Compensation Committee of the Board of Directors. Biographical information regarding the nominees may be found above under Agenda Item 5.

Recommendation

        The Board of Directors recommends a vote "FOR" the election of the nominees of the Compensation Committee of the Board of Directors.

 AGENDA ITEM 8.

Reelection of the Independent Proxy for a Term Extending Until Completion of the Next Annual General Meeting.

        Pursuant to the Minder Ordinance, the authority to elect the independent proxy is vested with the general meeting of shareholders. The independent proxy elected at the 2015 Annual General Meeting will serve as independent proxy at the 2016 Annual General Meeting and at any extraordinary general meeting of shareholders of the Company that may be held prior to the 2016 Annual General Meeting.

        The Board of Directors has nominated for reelection as independent proxy Schweiger Advokatur / Notariat, Dammstrasse 19, CH-6300 Zug, Switzerland. Schweiger Advokatur / Notariat was elected at the 2014 Annual General Meeting to serve as independent proxy at the 2015 Annual General Meeting.

Recommendation

        The Board of Directors recommends a vote "FOR" this Agenda Item 8.

 AGENDA ITEM 9.

Appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for Fiscal Year 2015 and Reelection of Ernst & Young Ltd, Zurich, as the Company's Auditor for a Further One-Year Term.

Proposal of the Board of Directors

        The Board of Directors proposes that Ernst & Young LLP be appointed as Transocean Ltd.'s independent registered public accounting firm for the fiscal year 2015 and that Ernst & Young Ltd, Zurich, be reelected as Transocean Ltd.'s auditor pursuant to the Swiss Code of Obligations for a further one-year term, commencing on the day of election at the 2015 Annual General Meeting and terminating on the day of the 2016 Annual General Meeting.

        Representatives of Ernst & Young LLP and Ernst & Young Ltd will be present at the Annual General Meeting, will have the opportunity to make a statement and will be available to respond to questions you may ask. Information regarding the fees paid by the Company to Ernst & Young appears below.

Recommendation

        The Board of Directors recommends a vote "FOR" this Agenda Item 9.

FEES PAID TO ERNST & YOUNG

        Audit Fees for Ernst & Young LLP and its affiliates for each of the fiscal years 2014 and 2013 and Audit-Related Fees, Tax Fees and Total of All Other Fees for services rendered in 2014 and 2013 are as follows:

	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	Total of All Other Fees(4)
Fiscal year 2014(5)	$10,000,545	$223,937	$—	$2,138
Fiscal year 2013	$7,415,170	$181,661	$—	$2,755

(1)
The audit fees include those associated with our annual audit, reviews of our quarterly reports on Form 10-Q, statutory audits of our subsidiaries, services associated with documents filed with the SEC and audit consultations.

(2)
The audit-related fees include services in connection with accounting consultations, employee benefit plan audits and attest services related to financial reporting.

(3)
No tax services were rendered for the years ended December 31, 2014 and 2013.

(4)
All other fees were for other publications and subscription services.

(5)
Excludes fees incurred and paid by Transocean Partners LLC, a consolidated subsidiary which became a separate SEC registrant, subsequent to the completion of its initial public offering on August 5, 2014.

Audit Committee Pre-Approval of Audit and Non-Audit Services

        The Audit Committee pre-approves all auditing services, review or attest engagements and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee has considered whether the provision of services rendered in 2014 other than the audit of our financial statements and reviews of quarterly financial statements was compatible with maintaining the independence of Ernst & Young LLP and determined that the provision of such services was compatible with maintaining such independence.

        The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services performed by the independent registered public accounting firm. The policy requires advance approval by the Audit Committee of all audit and non-audit work; provided, that the Chairman of the Audit Committee may grant pre-approvals of audit or non-audit work so long as such pre-approvals are presented to the full Audit Committee at its next scheduled meeting. Unless the specific service has been previously pre-approved with respect to the 12-month period following the advance approval, the Audit Committee must approve a service before the independent registered public accounting firm is engaged to perform the service. The Audit Committee has given advance approval for specified audit, audit-related and other services for 2015. Requests for services that have received this pre-approval are subject to specified fee or budget restrictions as well as internal management controls.

 AGENDA ITEM 10.

Advisory Vote to Approve Named Executive Officer Compensation.

Proposal of the Board of Directors

        As required by Section 14A of the Securities Exchange Act, the Company is providing its shareholders the opportunity to vote on an advisory basis to approve the compensation of the Company's Named Executive Officers. The Board of Directors recommends that you vote for the approval of the compensation of the Named Executive Officers as described in this proxy statement.

        Accordingly, you may vote on the following resolution:

        RESOLVED, that the compensation of the Company's Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosure in the proxy statement for the Company's 2015 Annual General Meeting is hereby APPROVED.

        Our compensation program for our Named Executive Officers is designed to reward performance that creates long-term value for the Company's shareholders through the following features, which are discussed in more detail in our Compensation Discussion and Analysis:

  •
  annual cash bonuses based on performance as measured against pre-determined performance goals;

  •
  a compensation mix weighted toward long-term incentives to allow our Named Executive Officers to participate in the long-term growth and profitability of the Company;

  •
  long-term incentives include fully contingent deferred units that vest based on total shareholder return compared to the companies in our performance peer group;

  •
  median pay positioning for target performance, above median pay for above target performance, and below median pay for below target performance;

  •
  a stock ownership policy that requires our executive officers to build and maintain a minimum equity stake in the Company to help align our executive officers' interests with the long-term interests of our shareholders;

  •
  hedging and pledging policies that prohibit any of our executive officers from hedging or pledging our shares or holding derivative instruments tied to our shares, other than derivative instruments issued by us; and

  •
  an Incentive Compensation Recoupment Policy that allows the Company to recover or adjust incentive compensation to the extent the Compensation Committee determines that payments or awards have exceeded the amount that would otherwise have been received due to a restatement of our financial statements or if the Compensation Committee determines that an executive has engaged in, or has knowledge of and fails to prevent or disclose, fraud or intentional misconduct pertaining to any financial reporting requirements.

        The vote on this proposal is advisory and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and the Compensation Committee value the opinions of our shareholders. Following the 2015 Annual General Meeting, we will consider our shareholders' feedback and the Compensation Committee will evaluate whether any actions are necessary to address this feedback.

Recommendation

        The Board of Directors recommends that you vote "FOR" approval of the compensation of the Company's Named Executive Officers, as disclosed in this proxy statement.

AGENDA ITEM 11

Prospective Vote on the Maximum Compensation of the Board of Directors
and the Executive Management Team.

11A Ratification of the Maximum Aggregate Amount of Compensation of the Board of Directors for the Period Between the 2015 Annual General Meeting and the 2016 Annual General Meeting.

Proposal of the Board of Directors

        The Board of Directors proposes that the shareholders ratify an amount of US $4,121,000 as the maximum aggregate amount of compensation of the Board of Directors for the period between the 2015 Annual General Meeting and the 2016 Annual General Meeting.

Explanation

        As required by our Articles of Association and the Swiss Federal Ordinance Against Excessive Compensation at Public Corporations (the "Compensation Ordinance"), the shareholders are provided the opportunity to vote on the maximum aggregate amount of compensation that can be paid or granted to the members of the Board of Directors for the period between the 2015 Annual General Meeting and the 2016 Annual General Meeting (the "2015/2016 Term"). The shareholder vote is of binding nature.

Directors' Compensation Principles

        The general principles of the compensation for our Board of Directors are described in article 29b of our Articles of Association.

        We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board of Directors. Our directors' compensation consists of (i) cash retainers, (ii) grants of deferred units and (iii) dividend equivalents on vested and unvested deferred units.

        Set forth below is an overview of the non-employee director compensation elements for the term of office between the 2013 Annual General Meeting and the 2014 Annual General Meeting (the "2013/2014 Term"), and the term of office between the 2014 Annual General Meeting and the 2015 Annual General

Meeting (the "2014/2015 Term"). Additionally, the compensation elements contemplated for the 2015/2016 Term are also provided:

	Term of Office 2013 AGM - 2014 AGM	Term of Office 2014 AGM - 2015 AGM	Term of Office 2015 AGM - 2016 AGM
	US$	US$	US$
Cash Retainers
Retainer for non-executive chairman	265,000	265,000	325,000
Retainer for non-executive vice-chairman	0	250,000	250,000
Retainer for non-employee directors (other than the chairman and the vice-chairman)	90,000	100,000	100,000
Additional retainer for Committee Chairmen:
Audit Committee	35,000	35,000	35,000
Compensation Committee	20,000	20,000	20,000
Corporate Governance Committee, Finance Committee, and Health Safety and Environment Committee	10,000	10,000	10,000
Attendance fees:
Board meeting attendance fee (for those meetings in excess of the four regularly scheduled board meetings)	2,500	0	0
Committee meeting attendance fee (for those meetings in excess of the first four committee meetings)	2,500	0	0
Grant of Deferred Units
Grant of deferred units to non-executive chairman	260,000	260,000	325,000
Grant of deferred units to non-executive vice- chairman	0	210,000	210,000
Grant of deferred units to non-employee directors (other than the chairman and the vice-chairman)	260,000	210,000	210,000
Dividend equivalents on vested and unvested deferred units	Amount depending on (i) dividend paid and (ii) number of vested and unvested deferred units held by the respective director

        A more detailed description of the compensation principles currently in effect for our Board of Directors can be found under "Board Meetings and Committees—Director Compensation Strategy." The actual amounts paid to each member of the Board of Directors for fiscal year 2014 are disclosed under "2014 Director Compensation" and in our Swiss Compensation Report under the caption "Board of Directors' Compensation."

Proposal for Ratification of Maximum Aggregate Amount

        The Board of Directors proposes that the shareholders ratify an amount of US$ 4,121,000 as the maximum aggregate amount of compensation of the Board of Directors for the 2015/2016 Term. This amount is a maximum amount that the Company can pay or grant to the members of the Board of Directors for the 2015/2016 Term. The proposed aggregate maximum amount has been calculated based on the directors' compensation elements as outlined above.

        The table below shows the aggregate compensation paid to our Board of Directors for the 2013/2014 Term and the 2014/2015 Term. The 2013/2014 Term includes 13 non-employee directors, one of whom was Chairman of the Board. The 2014/2015 Term includes 11 non-employee directors, one of whom was Chairman and one of whom was Vice-Chairman. Further, the table explains our proposal for the maximum aggregate amount of compensation for our Board of Directors for the 2015/2016 Term. With the anticipated retirement of one non-employee director in May 2015, this proposal includes consideration for 10 non-employee directors, of whom one will be Chairman and one of whom may be Vice-Chairman.

	Term of Office 2013 AGM-2014 AGM (based on 13 non-employee directors and the assumptions described above)		Term of Office 2014 AGM-2015 AGM (based on 11 non-employee directors and the assumptions described above)		Term of Office 2015 AGM-2016 AGM Proposed Maximum Aggregate Amount(1)
	US$		US$		US$
Cash Retainers	1,460,550		1,617,550		1,510,000
Grant of Deferred Units(2)	3,343,380	(3)	2,232,690	(3)	2,575,000	(4)
Dividend Equivalents(5)	441,070		491,760		300,000

Total(6)	5,245,000		4,342,000		4,121,000

(1)
The cash retainer and the deferred units include the compensation paid by Transocean Partners LLC ("Transocean Partners") to two directors for their role as directors of Transocean Partners; each receives a cash retainer of US$ 75,000 and a grant of deferred units with an aggregate grant date fair value under of US$ 75,000. Transocean Partner's common units trade on the New York Stock Exchange. Transocean Ltd holds 21.3 million common units and 27.6 million subordinated units of Transocean Partners, representing a 70.8% limited liability company interest, and all of incentive distribution rights.

(2)
Deferred units are granted to each non-employee director annually immediately following the board meeting held in connection with our Annual General Meeting. On the date of grant, the deferred units have an aggregate value equal to the US$ figures indicated in the compensation elements table on the previous page, and the deferred units vest on the date first to occur of (i) the first anniversary of the date of grant or (ii) the Annual General Meeting next following the date of grant, subject to continued service through the vesting date. Vesting of the deferred units is not subject to any performance measures.

(3)
Aggregate grant date fair value under accounting standards for recognition of share-based compensation expense for deferred units granted to our directors, computed in accordance with FASB ASC Topic 718.

(4)
Aggregate target amount.

(5)
Dividend equivalents paid or to be paid during the respective terms of office on all vested and unvested deferred units. For the 2015/2016 Term, the amount shown is based on the dividend as proposed under Agenda Item No. 4 and the estimated number of vested and unvested deferred units that will be held by our directors at the respective dividend payment dates during the 2015/2016 Term (for an overview of our directors' vested and unvested deferred units, please see Note 6-Share Ownership in the Company's statutory financial statements for fiscal year 2014).

(6)
Social security payments to be paid by the Company pursuant to applicable law are not included in the total amount.

        The actual payout and grants will be disclosed in the 2016 and 2017 Proxy Statements, respectively, and the Swiss Compensation Report for fiscal years 2015 and 2016, respectively.

Recommendation

        The Board of Directors recommends that you vote "FOR" this Agenda Item 11A.

11B Ratification of the Maximum Aggregate Amount of Compensation of the Executive Management Team for Fiscal Year 2016.

Proposal of the Board of Directors

        The Board of Directors proposes that the shareholders ratify an amount of US$ 29,617,000 as the maximum aggregate amount of compensation of the Executive Management Team for fiscal year 2016.

Explanation

        As required by our Articles of Association and the Compensation Ordinance, the shareholders are provided the opportunity to vote on the maximum aggregate amount of compensation that can be paid or granted to the members of the Executive Management Team for fiscal year 2016. The shareholder vote is of binding nature.

Executive Management Team Compensation Principles

        The general principles of the compensation for the Executive Management Team are described in article 29b of our Articles of Association.

        We use a combination of cash and equity compensation to attract, motivate and retain leaders from the global executive talent market within and outside our highly competitive industry and to achieve our objective of pay to performance alignment by delivering the vast majority of our Executive Management Team's pay as performance-based, 'at-risk' compensation. Our Executive Management Team's compensation consists of (i) base salary, (ii) annual performance bonus, (iii) long-term incentives, which may comprise grants of deferred units, contingent deferred units and stock options and (iv) other compensation, including company contributions to savings and pension plans, life insurance premiums, dividend equivalents on vested and unvested deferred units, club membership dues, expatriate assignment allowances and expatriate relocation pay.

        Our Executive Management Team comprises our President and Chief Executive Officer, our Executive Vice President and Chief Financial Officer, and our Executive Vice President and Chief Operating Officer.

        A detailed description of our compensation principles currently in effect for the Executive Management Team (and our other Named Executive Officers Named Executive Officers may be found under "Compensation Discussion and Analysis." Pursuant to U.S. securities laws, our Named Executive Officers include: (1) our former President and Chief Executive Officer ("CEO"), Steven L. Newman, and our Executive Vice President and Chief Financial Officer ("CFO"), Esa Ikaheimonen; (2) the three highest paid executive officers, other than the CEO and the CFO, who were serving as executive officers of the Company at the end of fiscal year 2014. These executive officers were: John B. Stobart, our Executive Vice President and Chief Operating Officer ("COO"), Lars Sjobring, our Senior Vice President and General Counsel, and David Tonnel, our Senior Vice President and Controller; and (3) up to two additional executive officers who would have met the requirements in (2), but for the fact that the individual was not serving as an executive officer of the Company at the end of fiscal year 2014. In fiscal year 2014, there were no executive officers that would qualify as Named Executive Officers under the requirements in (3). Accordingly, all our Executive Management Team members are part of the group of executive officers who, pursuant to U.S. securities laws, are considered Named Executive Officers. We recommend our shareholders read the Articles of Association and the Compensation Discussion and Analysis to understand our Executive Management Team compensation principles and process when considering this proposal. The actual amounts paid to each member of the Executive Management Team for fiscal years 2012-2014 are further disclosed under "Executive Compensation—Summary Compensation Table," and in our Swiss Compensation Report under the caption "Executive Management Team Compensation."

        In addition to this binding prospective vote on the maximum aggregate Executive Management Team compensation, shareholders have had the opportunity since 2011 under U.S. law to cast a non-binding retrospective advisory vote to approve the compensation paid to our Named Executive Officers (including our Executive Management Team members) for the fiscal year preceding the Annual General Meeting. Since 2011, our shareholders have consistently expressed their strong support for the Company's executive compensation principles. For fiscal years 2011, 2012 and 2013, the shareholder approval levels have been 86%, 81% and 92%, respectively. Our shareholders are again provided the opportunity to cast a non-binding advisory retrospective vote to approve the compensation paid to our Named Executive Officers (including our Executive Management Team members) in fiscal year 2014, as is explained in detail in Agenda Item No. 10.

        The proposed maximum aggregate amount of compensation for the Executive Management Team for fiscal year 2016 is derived substantially from the Company's executive compensation principles receiving strong historical shareholder support as noted above. Consistent with our historical practice in setting executive compensation, we do not anticipate that the aggregate amount actually paid to our Executive Management Team members for fiscal year 2016 will be at the proposed maximum aggregate amount. More information regarding our compensation practices can be found under "Compensation Discussion and Analysis."

  Proposal for Ratification of Maximum Aggregate Amount

        The Board of Directors proposes that the shareholders ratify an amount of US $29,617,000 as the maximum aggregate amount of compensation of the Executive Management Team for fiscal year 2016. This amount is a maximum amount that the Company can pay or grant to its members of the Executive Management Team for fiscal year 2016, subject to the authority of the Board of Directors to grant or pay a "supplementary amount" pursuant to Article 29c of our Articles of Association.

        Pursuant to Article 29c of our Articles of Association, the Board of Directors may pay or grant compensation for the 2016 fiscal year without additional shareholder ratification to persons who newly assume an Executive Management Team function after the prospective vote at the 2015 AGM. The compensation that the Board of Directors may grant or pay to such persons is limited, as further described in Article 29c of our Articles of Association.

        The table below shows the maximum aggregate amount of compensation that could have been paid or granted in the last fully completed fiscal year (fiscal year 2014) under our compensation principles and plans, the maximum aggregate amount of compensation available to be paid or granted for the 2015 fiscal year under our compensation principles and plans currently in effect, and our proposed maximum aggregate amount of compensation for fiscal year 2016. The proposed maximum aggregate amount of compensation for fiscal year 2016 represent a 4.4% increase over the 2015 fiscal year maximum aggregate amount of compensation noted below. This proposed 2016 maximum amount of compensation is based on our estimated compensation levels and provides for a possible increase in base salary (with corresponding increases in long-term incentives, annual performance bonus and other compensation due to the link between the base salary and target levels for all other compensation elements). Whether the Board of Directors will actually adopt such increases in fiscal year 2016 will be determined by the Board at the beginning of fiscal year 2016 and depend, among other things, on competitive market data, job responsibilities and expected future contributions.

	Fiscal Year 2014 Maximum Payable(1)		Fiscal Year 2015 Maximum Payable(1)		Fiscal Year 2016 Proposed Maximum Amount(2)
	US$		US$		US$
Base Salary	2,680,000	(3)	2,880,000	(4)	3,024,000
Annual Performance Bonus(5)	5,757,000		6,257,000		6,570,000
Long-Term Incentives(6)	14,055,000		15,762,500		16,483,000
All Other Compensation(7)	2,614,000		3,467,500		3,540,000

Total	25,106,000		28,367,000		29,617,000

(1)
Assuming that the base salary, the annual performance bonus and all other compensation have been, or will be, paid or granted at the maximum level as provided under our compensation principles and plans (e.g., in relation to the annual performance bonus, assuming a payout of annual incentive bonuses at the maximum payout level of 200%). In relation to the long-term incentive compensation, the fair value calculations are based on an assumed achievement of performance targets at 100%; see note 6 below for further information.

(2)
The proposal of the Board of Directors for ratification by our shareholders only relates to the maximum aggregate amount of total compensation as shown in the "Total" row. The subtotals shown for each compensation category are included for illustration purposes only.

(3)
Reflects actual base salaries paid to our Executive Management Team members.

(4)
Reflects actual base salaries paid to, and base salaries for the remaining fiscal year to be paid to, our Executive Management Team members, based on base salary levels effective for fiscal year 2015, and consideration of potential compensation necessary to replace the former President and CEO, Steven Newman.

(5)
Based on individual target award opportunities and maximum payout at 200%. As further described under "Compensation Discussion and Analysis—Annual Performance Bonus, the potential payout ranges from 0% to 200% of the individual target award opportunity. Maximum payout is only available upon achievement of superior performance. Individual target award opportunities ranged, and will range, between 85% and 125% of the base salary, depending on the level of responsibility.

(6)
Based on target amounts and fair value calculations. With regard to performance-based long-term incentives such as contingent deferred units, the fair value calculations are based on an assumed achievement of performance targets at 100%. The actual number of shares to be allocated under such long-term incentive units will be determined in 2019 depending on performance achievement over a three-year performance cycle and may range between 0-200%.

(7)
Assumes that all compensation has been paid or granted at the maximum level as provided under our compensation principles and plans. Social security payments to be paid by the Company pursuant to applicable law are not included in the total amount.

        We do not anticipate that the aggregate amount actually paid to our Executive Management Team members for fiscal year 2016 will be at the proposed maximum aggregate amount. Actual compensation paid to our Executive Management Team members for fiscal year 2014 was US$ 19,376,859 million (on the basis of the grant date fair values of the long-term incentive grants for fiscal year 2014) (compared to a maximum amount payable under our compensation plans and principles of US$ 25,106,000 million). Notwithstanding that we do not anticipate that the aggregate amount actually paid to our Executive Management Team members for fiscal year 2016 will be at the proposed maximum aggregate amount, we request our shareholders to approve the proposed maximum aggregate amount. This is because we want to ensure that the authorized compensation is set at a level that allows us to honor our compensation obligations and promises under our compensation principles and plans if the Executive Management Team or its individual members deliver superior performance and achieve all of the performance objectives at maximum performance level.

        The actual payout and grants will be disclosed in the 2017 Proxy Statement and the Swiss Compensation Report for fiscal year 2016.

Recommendation

        The Board of Directors recommends that you vote "FOR" this Agenda Item 11B.

AGENDA ITEM 12

Approval of the Transocean Ltd. 2015 Long-Term Incentive Plan

        We are asking shareholders to vote to approve our 2015 Long-Term Incentive Plan, or 2015 LTIP. On February 12, 2015, the Compensation Committee recommended to the Board of Directors that it adopt the 2015 LTIP to replace the Long-Term Incentive Plan of Transocean Ltd., or Prior LTIP, which was originally approved by shareholders on May 1, 1993. The 2015 LTIP was unanimously approved by our Board on February 13, 2015. The 2015 LTIP will become effective as of May 15, 2015 only if approved by our shareholders. If approved, the 2015 LTIP will provide for up to 19,500,000 shares that may be issued as long-term incentive compensation to our employees and non-employee directors.

        The 2015 LTIP shares would be an increase of 19,500,000 shares above the approximately 1,960,183 shares available for award under the Prior LTIP as of the record date. If the proposed 2015 LTIP is approved by shareholders, the Prior LTIP will be terminated, shares remaining available for awards under the Prior LTIP as of May 15, 2015 will be available for awards under the 2015 LTIP and equity-based awards to employees and non-employee directors will thereafter be made only from the 2015 LTIP. Equity-based awards previously granted under the Prior LTIP will remain outstanding in accordance with their terms. If the proposed 2015 LTIP is not approved by shareholders, the Prior LTIP will remain in effect. As of March 9, 2015, we had the following with regard to all of our share-settled equity plans:

Total Stock Options Outstanding	1,883,683
Total Restricted Share Awards/Units Outstanding	3,368,390
Total Shares Outstanding	363,338,805
Weighted-Average Exercise Price of Stock Options Outstanding	$73.52
Weighted-Average Remaining Duration of Stock Options Outstanding	5.38 years
Total Shares Available for Grant Under the Prior LTIP	1,960,183

Summary of the 2015 Long-Term Incentive Plan

        The following summary of the material features of our 2015 LTIP is qualified by reference to the full text of the 2015 LTIP, which is attached to this proxy statement as Annex B. Capitalized terms not defined in the summary are defined in the plan document.

Highlights of the 2015 LTIP

  •
  Fungible share pool.  The 2015 LTIP uses a fungible share pool under which each share issued pursuant to a restricted share award or restricted share unit (including performance awards) will reduce the number of shares available under the 2015 LTIP by 1.68 shares, and each share issued pursuant to awards other than restricted share awards and restricted share units will reduce the number of shares available by 1.0 share.

  •
  No liberal share counting.  The 2015 LTIP prohibits the reuse of shares withheld or delivered to satisfy the exercise price of, or to satisfy tax withholding requirements for any awards under the 2015 LTIP. The 2015 LTIP also prohibits "net share counting" upon the exercise of options or stock appreciation rights (or SAR) and the use of shares reacquired in the open market or otherwise using cash proceeds from the exercise of stock options.

  •
  No repricing or reloading of stock options or SARs; no cash outs.  The 2015 LTIP prohibits the direct or indirect repricing of stock options or SARs without shareholder approval and also prohibits the repurchase by the Company of outstanding stock options or SARs with an exercise price higher than the current fair market value.

  •
  No discounted stock options or SARs.  All stock options and SARs must have an exercise price or base price equal to or greater than the fair market value of the underlying shares on the date of grant.

  •
  Definition of change of control.  The 2015 LTIP defines "change of control" in a manner such that a change of control would not be deemed to occur until the actual consummation of the event that results in the change of control.

  •
  No automatic vesting on a change of control.  The terms of the 2015 LTIP do not provide for automatic single-trigger vesting upon the occurrence of a change of control.

  •
  Minimum vesting.  Awards granted to employees under the 2015 LTIP may not vest earlier than the first anniversary of the grant date and awards granted to directors may not vest earlier than the first to occur of (i) the first anniversary of the grant date or (ii) the date of the annual general meeting of the Board next following the grant date.

  •
  No dividend equivalents on options, SARs or unvested awards.  The terms of the 2015 LTIP do not permit dividend equivalents to be made a part of an award of stock options or SARs and do not permit payment of dividend equivalents with respect to awards that are unvested.

  •
  Administered by an independent committee.  The Compensation Committee, which is made up entirely of independent directors, will have ultimate administration authority for the 2015 LTIP. More information about the Compensation Committee is provided under "Board Meetings and Committees—Compensation Committee.

Purpose of the 2015 LTIP

        The 2015 LTIP is designed to attract and retain employees of the Company and its subsidiaries, to attract and retain qualified non-employee directors of the Company, to encourage the sense of proprietorship of such employees and directors and to stimulate the active interest of such persons in the development and financial success of the Company and its subsidiaries. These objectives are to be accomplished by making awards under the 2015 LTIP and thereby providing award recipients with a proprietary interest in the growth and performance of the Company and its subsidiaries.

Shares Available for Award and Share Counting

        Subject to the approval of the shareholders, the aggregate number of shares which are available for award under the 2015 LTIP will be 19,500,000 shares, plus the number of shares remaining available for awards under the Prior LTIP as of the record date (approximately 21,460,183 shares). If the proposed 2015 LTIP is approved by shareholders, no further awards will be made under the Prior LTIP and equity-based awards to employees and non-employee directors will be made only from the 2015 LTIP. Awards under the 2015 LTIP will reduce the shares available for grant under the 2015 LTIP as follows: each share issued pursuant to a restricted share award or restricted share unit will reduce the number of shares available under the 2015 LTIP by 1.68 shares, and each share issued pursuant to awards other than restricted share awards and restricted share units will reduce the number of shares available by 1.0 share.

        We believe we have demonstrated our commitment to sound equity compensation practices. Management and our Board are cognizant of the expense attributable to compensatory share awards, as well as dilution, and strive to maintain both at appropriate levels. As of March 15, 2015, the 19,500,000 shares the Board has reserved for issuance under the 2015 LTIP represent approximately 5% of our outstanding common shares. This level of dilution is in the bottom 25% of equity plan dilution levels relative to our peer group companies. The three-year average annual percentage of the Company's outstanding shares that was issued under the Company's various equity incentive plans, or the Company's "burn rate," was 1.36%, well below the ISS cap for our industry of 2.0%. We calculated our burn rate by (a) applying a factor of two and a half to restricted share and restricted share unit awards and a factor of one to stock option awards during the calendar year and (b) dividing the resulting number by the weighted average number of shares outstanding during such year. Based on recent and expected granting practices and the trading price of the Company's shares, the 2015 LTIP is expected to cover awards for at least three years.

        Any of the authorized shares may be used for any of the types of awards described in the 2015 LTIP. Shares related to performance awards that are payable solely in cash, which include performance share units to be awarded under the 2015 LTIP, will not be counted against the aggregate number of shares available under the 2015 LTIP. The aggregate number of shares underlying options and SARs and the aggregate number of shares pursuant to restricted share, restricted share units or other share-based awards that may be granted to any participant in any calendar year each may not exceed 600,000 shares. In addition, the maximum amount granted to an employee participant pursuant to awards that may be settled in cash in any calendar year may not exceed a grant date value of $5,000,000. The maximum award value granted to a non-employee director in any calendar year may not exceed $1,000,000.

        If any shares subject to an award under the 2015 LTIP or, after May 15, 2015, any shares subject to an award under the Prior LTIP, are forfeited, expire, are settled for cash or otherwise cancelled, then, in each case, the shares subject to the award may be used again for awards under the 2015 LTIP to the extent of the forfeiture, expiration, cash settlement or cancellation. The shares will be added back as (a) 1.68 shares for every share if the shares were subject to restricted share awards or restricted share units granted under the 2015 LTIP or restricted shares, restricted share units or performance units granted under the Prior LTIP between May 15, 2009 and May 15, 2015 and (b) as 1.0 share for every share if the shares were subject to awards other than restricted share awards or restricted share units granted under the 2015 LTIP and other than restricted shares, restricted share units or performance units granted under the Prior LTIP between May 15, 2009 and May 15, 2015.

        The following shares will not be added to the shares authorized for grant as described above:

  (i)
  shares tendered by the participant or withheld by us in payment of the purchase price of an option;

  (ii)
  shares tendered by the participant or withheld by us to satisfy any tax withholding obligation with respect to an award;

  (iii)
  shares that are not issued due to net settlement of an award; and

  (iv)
  shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options.

        The 2015 LTIP provides for appropriate adjustments in the event of a merger, demerger, consolidation, recapitalization, stock split, combination of shares, plan of exchange, share dividend or similar transaction involving the Company.

Administration

        The Compensation Committee of the Board has overall authority to administer the 2015 LTIP. The Board may designate another committee or committees to administer the 2015 LTIP.

Eligible Participants

        As of the record date, the Company had approximately 10,000 employees (of which four employees were executive officers) and 10 non-employee directors who would be eligible to participate in the 2015 LTIP.

Types of Awards

        The 2015 LTIP authorizes the issuance of the following types of awards:

  •
  Nonqualified and Incentive Stock Options.  Nonqualified stock options and incentive stock options may be granted under the 2015 LTIP. The exercise price of options may not be less than the fair market value of our shares on the date of grant and no option may be exercised after the expiration of ten years from the date of grant. The fair market value of our shares is determined by reference to the reported closing price on the NYSE. An option may be exercised only to the extent that the option is vested in accordance with a schedule determined by the Compensation Committee in its sole discretion.

  •
  Stock appreciation rights or SARs.  SARs may be granted to participants under the 2015 LTIP. The exercise price of a SAR may not be less than the fair market value of our shares on the date of grant and no SAR may be exercised after the expiration of ten years from the date of grant. The payment of the appreciation associated with the exercise of a SAR will be made by the Company in shares of our common stock or in cash as determined by the Compensation Committee. A SAR may be exercised only to the extent that the SAR is vested in accordance with a schedule determined by the Compensation Committee in its sole discretion.

  •
  Restricted share awards and restricted share units.  Restricted share awards and restricted share units, or RSUs, may be granted under the 2015 LTIP. Restricted share awards and RSUs granted under the 2015 LTIP will vest in accordance with a schedule or achievement of certain performance or other criteria as determined by the Compensation Committee. Upon termination of service or employment prior to vesting, the restricted shares or RSUs will be forfeited, unless otherwise determined by the Compensation Committee. The Compensation Committee has the discretion to grant a holder of restricted shares the right to vote such shares and to receive dividends. RSUs do not entitle a holder to any of the rights of a shareholder with respect to the shares; however, the Compensation Committee has the discretion to grant dividend equivalents with respect to the RSUs provided that no dividend equivalents may paid with respect to an award that has not vested.

  •
  Performance awards.  Performance awards may be granted under the 2015 LTIP. Performance awards issued under the 2015 LTIP will become payable in accordance with the achievement of certain performance or other criteria as determined by the Compensation Committee, provided that a performance period may be no less than one year in duration. Performance measures may be based on the achievement of one or more of the following: (1) increased revenue; (2) net income measures (including but not limited to income after capital costs and income before or after taxes); (3) share price measures (including but not limited to growth measures and total shareholder return); price per share; market share; earnings per share (actual or targeted growth); (4) earnings before interest, taxes, depreciation, and amortization ("EBITDA"); (5) economic value added (or an equivalent metric); (6) market value added; (7) debt to equity ratio; (8) cash flow measures (including but not limited to cash flow return on capital, cash flow return on tangible capital, net cash flow and net cash flow before financing activities, cash flow value added, cash flow return on market capitalization); (9) return measures (including but not limited to return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors' capital and return on average equity); (10) operating measures (including operating income, funds from operations, cash from operations, after-tax operating income; sales volumes, production volumes and production efficiency); (11) expense measures (including but not limited to overhead cost and general and administrative expense cost control and project management); (12) margins; (13) shareholder value; (14) total shareholder return; (15) proceeds from dispositions; and (16) total market value and corporate values measures (including ethics compliance, environmental, human resources development and safety). Approval of the 2015 LTIP will be considered approval of the use of these performance measures for purposes of Section 162(m) of the Code.

  •
  Cash awards.  Cash awards may be granted under the 2015 LTIP and may be made subject to a vesting schedule or other performance measures as determined by Compensation Committee.

Non-Employee Director Awards

        The Compensation Committee may grant awards of restricted share awards or restricted share units to non-employee directors under the 2015 LTIP.

Minimum Vesting Requirements

        The 2015 LTIP does not permit employee awards to vest earlier than the first anniversary of the grant date and does not permit non-employee director awards to vest earlier than the first to occur of (a) the first anniversary of the grant date or (b) the date of the annual general meeting of the Board next following the grant date.

Prohibitions Related to Stock Options and SARs

        Unless the approval of shareholders is obtained first, the 2015 LTIP does not permit (a) repricing of stock options or SARs after the grant date, (b) accepting outstanding stock options or SARs for surrender as consideration for the grant of a new option or SAR with a lower exercise price or for the grant of another award, (c) repurchasing from award recipients any outstanding stock options or SARs that have an exercise price higher than the current fair market value of a share, or (d) granting any stock option or SAR that contains a "reload" feature under which additional stock options, SARs or other awards are granted automatically upon exercise of the original stock option or SAR. The 2015 LTIP also prohibits dividend equivalents with respect to stock options and SARs.

Treatment of Awards Upon Certain Events

        Retirement, Death, Disability or Change of Control.    The Committee may, in its sole discretion, accelerate the vesting of unvested awards or waive, eliminate or make less restrictive the restrictions or provisions governing awards or otherwise amend or modify awards in the case of retirement from employment or service on the Board, death, disability, change of control, or any other reason, except that any modification may not be materially adverse to the award recipient unless the recipient has consented to the modification or the modification relates to a merger, reorganization or similar transaction.

Termination and Agreement

        The 2015 LTIP may be terminated or amended by the Board. Shareholder approval is required for any amendment to the 2015 LTIP if (i) such approval is necessary or desirable to qualify or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply; or (ii) in the opinion of counsel to the Company, shareholder approval is required by any federal or state laws or regulations or the rules of any stock exchange on which the shares may be listed.

Transferability

        Awards are not transferable except by will or by the laws of descent and distribution.

U.S. Federal Income Tax Consequences

        Under current federal tax law, the following are the U.S. federal income tax consequences generally arising with respect to restricted shares, performance shares, options and other awards granted under the 2015 LTIP. The discussion is not a complete analysis of all federal income tax consequences and does not cover all specific transactions which may occur.

        Absent the filing of a Section 83(b) election with the IRS, no income will be recognized by a participant for U.S. federal income tax purposes upon the grant of restricted shares, performance shares or other stock awards. Upon the vesting of an award for which no payment was made by the participant, the participant will recognize ordinary income in an amount equal to the fair market value of the shares on the vesting date. Income recognized upon vesting by a participant who is an employee will be considered compensation subject to withholding at the time the income is recognized and, therefore, the Company must make the necessary arrangements with the participant to ensure that the amount of tax required to be withheld is available for payment. Stock awards provide the Company with a deduction equal to the amount of income recognized by the participant, subject to certain deduction limitations. A participant's adjusted basis in the shares received through stock awards is equal to any ordinary income related to the award recognized by the participant. If a participant thereafter sells the shares, any amount realized over (under) the adjusted basis of the shares will constitute capital gain (loss) to the participant for U.S. federal income tax purposes. If a participant forfeits an award prior to its vesting, the participant will not recognize any ordinary income as a result of such forfeiture, and no deduction will be provided to the Company.

        Upon the grant of restricted shares, the participant may file an election under Section 83(b) of the Code to accelerate the recognition of ordinary income to the grant date of the award. Such ordinary income is equal to the fair market value of the shares on the grant date (assuming no payment by the participant for the shares) and is considered compensation subject to withholding for employees.

        There are no tax consequences associated with the grant or timely exercise of an incentive stock option. If a participant holds the shares acquired upon the exercise of an incentive stock option for at least one year after exercise and two years after the grant of the option, the participant will recognize capital gain or loss upon sale of the shares equal to the difference between the amount realized on the sale and the exercise price. If the shares are not held for the required period, the participant will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price, up to the amount of the gain on disposition. Any additional gain realized by the participant upon disposition will be capital gain. The excess of the fair market value of shares received upon the exercise of an incentive stock option over the option price for the shares is a preference item for purposes of the alternative minimum tax. An expense deduction by the Company in connection with the exercise of an incentive stock option is not allowed unless the participant recognizes ordinary income.

        Generally, no income will be recognized by a participant for U.S. federal income tax purposes upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount of the exercise price. Income recognized by a participant who is an employee, upon the exercise of a nonqualified stock option, will be considered compensation subject to withholding at the time the income is recognized and, therefore, the Company must make the necessary arrangements with the participant to ensure that the amount of tax required to be withheld is available for payment. Nonqualified stock options provide the Company with a deduction equal to the amount of income recognized by the participant, subject to certain deduction limitations. The adjusted basis of shares transferred to a participant pursuant to the exercise of a nonqualified stock option is the price paid for the shares plus an amount equal to any income recognized by the participant as a result of the exercise of the option. If a participant thereafter sells shares acquired upon exercise of a nonqualified stock option, any amount realized over (under) the adjusted basis of the shares will constitute capital gain (loss) to the participant for U.S. federal income tax purposes.

        If a participant surrenders shares which the participant already owns as payment for the exercise price of a stock option, the participant will not recognize gain or loss as a result of such surrender. The number of shares received upon exercise of the option equal to the number of shares surrendered will have a tax basis equal to the tax basis of the surrendered shares. The holding period for such shares will include the holding period for the shares surrendered. The remaining shares received will have a basis equal to the amount of income the participant recognizes upon receipt of such shares. The participant's holding period for such shares will commence on the day after such exercise.

        Generally, no income will be recognized by a participant for U.S. federal income tax purposes upon the grant of a SAR. Upon exercise of a SAR, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount of the exercise price. Income recognized by a participant who is an employee, upon the exercise of a SAR, will be considered compensation subject to withholding at the time the income is recognized and, therefore, the Company must make the necessary arrangements with the participant to ensure that the amount of tax required to be withheld is available for payment. SARs provide the Company with a deduction equal to the amount of income recognized by the participant, subject to certain deduction limitations. The adjusted basis of shares transferred to a participant pursuant to the exercise of a SAR is the price paid for the shares plus an amount equal to any income recognized by the participant as a result of the exercise of the SAR. If a participant thereafter sells shares acquired upon exercise of a SAR, any amount realized over (under) the adjusted basis of the shares will constitute capital gain (loss) to the participant for U.S. federal income tax purposes.

        Upon the receipt of a cash award, the participant will recognize ordinary income in an amount equal to the cash received. Income recognized upon the receipt of a cash award by a participant who is an employee will be considered compensation subject to withholding at the time the cash is received and, therefore, the Company must properly withhold the required tax.

        Section 162(m) limits the annual tax deduction to $1 million for compensation paid by a publicly held company to its chief executive officer and each of the company's three other most highly compensated named executive officers (other than the chief financial officer), unless certain performance-based requirements are met. Stock options and SARs granted under the 2015 LTIP meet the performance-based requirements. Performance awards will meet such requirements if they are subject to performance objectives and administered in a manner that satisfies Code Section 162(m).

        Code Section 409A generally provides that any deferred compensation arrangement must satisfy specific requirements, both in operation and in form, regarding (1) the timing of payment, (2) the election of deferrals, and (3) restrictions on the acceleration of payment. Failure to comply with Code Section 409A may result in the early taxation (plus interest) to the participant of deferred compensation and the imposition of a 20% penalty on the participant on such deferred amounts included in the participant's income. The Company intends to structure awards under the 2015 LTIP in a manner that is designed to be exempt from or comply with Code Section 409A.

New Plan Benefits

        The selection of officers, employees, and non-employee directors who will receive future awards under the 2015 LTIP and the size and types of awards will be determined by the Compensation Committee. No awards have been made under the 2015 LTIP at this time, and it is not possible to predict the benefits or amounts that will be received by, or allocated to, particular individuals or groups eligible to receive future awards.

Effectiveness and Vote Required

        If the 2015 LTIP is approved, future equity-based awards will be made from the 2015 LTIP, and we will not grant any additional awards under the Prior LTIP. The affirmative vote of a majority of the votes cast for this proposal is required to approve the adoption of the 2015 LTIP.

Recommendation

        The Board of Directors recommends that you vote "FOR" this Agenda Item 12.

Corporate Governance

        We are committed to upholding high standards of corporate governance and business conduct and believe that we have maintained good corporate governance practices for many years.

        In February 2011, the Board of Directors adopted a Code of Integrity to update and replace our previous Code of Business Conduct and Ethics. We regularly review and update our Code of Integrity and conduct online mandatory training for employees, officers and directors on our Code of Integrity and other relevant compliance topics. We also require all managerial and supervisory employees to certify compliance with our Code of Integrity each year.

        The Corporate Governance Committee of the Board of Directors evaluates the Company's and the Board of Directors' governance practices and formally reviews all committee charters along with recommendations from the various committees of the Board of Directors and the Board of Directors' governance principles at least annually. The Corporate Governance Committee receives updates at each meeting regarding new developments in the corporate governance arena. Our committee charters also require, among other things, that the committees and the Board of Directors annually evaluate their own performance.

        Director Stock Holding Requirement.    In 2005, we adopted equity ownership guidelines for directors that require each current non-management director to acquire and retain a number of our shares and/or deferred units at least equal in value to an amount five times the director's annual cash retainer. Each new director is required to acquire and retain such number of shares and/or deferred units over his or her initial five years as a director. When serving as our Chief Executive Officer, Mr. Newman was subject to separate officer share ownership guidelines providing for a more stringent requirement of six times his base pay. See "Compensation Discussion and Analysis" for more information about these guidelines. Any new Chief Executive Officer will similarly be subject to the more stringent requirement of holding six times their base pay.

        Restrictions on Pledging, Hedging and Margin Accounts.    Pursuant to our Insider Trading Policy, employees, officers and directors are restricted from pledging, hedging or holding shares in a margin account. In connection with such ownership requirement, the Board of Directors currently grants deferred units to each of our non-management directors.

        Our current governance documents may be found on our website at www.deepwater.com under "Investor Relations—Governance." Among the information you can find there is the following:

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  Articles of Association;

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  Organizational Regulations;

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  Corporate Governance Guidelines;

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  Audit Committee Charter;

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  Corporate Governance Committee Charter;

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  Compensation Committee Charter;

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  Finance Committee Charter;

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  Health Safety and Environment Committee Charter;

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  Our Mission Statement;

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  Our FIRST Core Values; and

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  Code of Integrity.

        Information contained on our website is not part of this proxy statement. We will continue to monitor our governance practices in order to maintain our high standards.

        Board Leadership.    Except during extraordinary circumstances, the Board of Directors has chosen not to combine the positions of Chief Executive Officer and Chairman of the Board. The Board believes that separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while our Chairman of the Board presides over the Board as it provides advice to, and independent oversight of, management and the Company's operations. The Board recognizes the time, effort, and energy that our Chief Executive Officer is required to devote to his position and the additional commitment the position of Chairman of the Board of Directors requires. The Board of Directors believes that having separate positions and having an independent outside director serve as Chairman of the Board of Directors is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance. However, following Mr. Newman stepping down as Chief Executive Officer of the Company and resignation from the Board of Directors in February 2015, Mr. Strachan has served in a dual capacity as Chairman of the Board and Interim Chief Executive Officer. In approving this arrangement, the Board considered the immediate needs of the Company for continuity and the period of time in which Mr. Strachan would need to serve in such dual-capacity. The Board concluded that it was advisable and in the best interests of the Company to temporarily have Mr. Strachan serve in a joint capacity of Chairman and Chief Executive Officer during the search for a new Chief Executive Officer as Mr. Strachan was most familiar with the day-to-day operations and strategic goals of the Company and would be well positioned to ensure an efficient transition of duties to a new Chief Executive Officer. The Company intends to separate the positions of Chief Executive Officer and Chairman of the Board as soon as reasonably possible after a new Chief Executive Officer is named.

        Risk Management.    Executive management is responsible for the day-to-day management of the risks we face, while the Board of Directors, as a whole and through its various committees, has responsibility for the oversight of risk management. Through their oversight role and their review of management's active role, the directors satisfy themselves that the risk management processes designed and implemented by management (as more particularly described below) are adapted to and integrated with the Company's corporate strategy, are functioning as designed and that steps are taken to foster a culture in which each employee understands his or her impact on the assessment and management of risk, his or her responsibility for acting within appropriate limits, and his or her ultimate accountability.

        The Company has undertaken an extensive review and improvement of its Enterprise Risk Management ("ERM") process and has implemented an ERM framework which includes an executive risk management committee and a risk committee working group. The executive risk management committee is composed of members of senior management, including our Chief Executive Officer and other members of management in key functions and selected divisions of the Company. The duties of the executive risk management committee include the following: reviewing and approving appropriate changes to the Company's policies and procedures regarding risk management; identifying and assessing operational, commercial, strategic, financial, macroeconomic and geopolitical risks facing the Company; identifying risks and taking corrective actions, if appropriate; monitoring key indicators to assess the effectiveness and adequacy of the Company's risk management activities; and communicating with the Board of Directors at least once a year with respect to risk management. The Company's risk management activities are also presented to the Audit Committee and Board of Directors at least annually. The risk committee working group meets regularly and identifies risks facing the Company, makes an assessment of each risk, identifies preventive and mitigating controls and then makes recommendations for improvement opportunities to the Board of Directors or our Chief Executive Officer, as appropriate.

        Compensation and Risk.    We regularly assess risks related to our compensation programs, including our executive compensation programs, and do not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviews information and solicits input from an independent compensation consultant regarding compensation factors which could mitigate or encourage excessive risk-taking. In its review in 2014, the Compensation Committee considered the attributes of our programs, including the metrics used to determine incentive awards, the weight of each metric, the timing and processes for setting performance targets and validating results, the performance measurement periods and time horizons, the total mix of pay and the maximum compensation and incentive award payout opportunities.

        Independence of Board Members.    Our Corporate Governance Guidelines require that at least a majority of the members of the Board of Directors meet the independence standards set by the NYSE. In order to meet the NYSE's independence standards, a member of the Board of Directors must not have a relationship with the Company that falls within certain objective categories established by the NYSE. In addition, the Board of Directors must then affirmatively determine, with respect to each director and nominee, that he or she did not otherwise have a material relationship with the Company.

        The Board of Directors has determined that all of its current members and its nominees, with the exception of Ian C. Strachan (our Interim Chief Executive Officer) who will retire prior to the 2015 Annual General Meeting, are independent and meet the independence standards set by the NYSE, the SEC and our guidelines. Accordingly, our Compensation, Audit and Corporate Governance Committees are composed solely of directors who meet the NYSE and SEC independence standards.

        In making its independence determinations, the Board of Directors considered the fact that, while such relationships do not preclude independence under the NYSE and SEC rules or the Company's guidelines, Messrs. Barker, Deaton, Intrieri, Merksamer, Miller, Muller and Tan are, or within the past three years have been, directors or officers of companies with which we conduct business in the ordinary course.

        Since 2012, Mr. Barker has served as a non-executive director of Aviva plc, a company that provides insurance related services to the Company. Additionally, since August 2014, Mr. Barker has served as a Director and Chairman of the Audit Committee of Transocean Partners LLC, a publicly-held subsidiary of Transocean Ltd. to whom we provide operating, support and administrative services, in addition to being the majority shareholder.

        In 2013, Mr. Deaton resigned from his position as Executive Chairman of Baker Hughes Incorporated, from which the Company purchases drilling equipment and services. Since 2010, Mr. Deaton has served as a non-executive director of Air Products and Chemicals, Inc., from which the Company rented and purchased rig related products and equipment. Further, since 2014, Mr. Deaton has served as a non-executive director of Marathon Oil Corporation, from which we receive revenues for performing services.

        In addition to his affiliation with the Icahn Group described further under Agenda Item 5 since 2013, Mr. Merksamer has served as a non-executive director of Talisman Energy, from which we receive revenues for performing services, and, beginning in 2014, Mr. Merksamer has served as a director on the Board of Hertz Global Holdings, Inc. from subsidiaries of which the Company procures car rental services. As with Mr. Barker, Mr. Merksamer joined the Board of Directors of Transocean Partners LLC in 2014.

        Mr. Intrieri's affiliation with the Icahn Group is further disclosed in Agenda Item 5 and since 2014 has served as a Director of Hertz Global Holdings, Inc. In 2014,

        Mr. Muller's son began working as an associate attorney at Munger, Tolles & Olson LLP, a law firm that provides legal services to the Company.

        Since 2010, Mr. Tan has served as a non-executive director of Keppel Corporation, which provides the Company with services related to rig construction and shipyard work.

        From 2001 to 2014, Mr. Miller served as President & Chief Executive Officer of National Oilwell Varco, Inc., from which the Company purchases drilling equipment and services. In 2014, National Oilwell Varco, Inc. received approximately $354 million from the Company for such goods and services, which represented less than 0.02% of National Oilwell Varco's reported 2014 revenues. Mr. Miller currently serves as the Executive Chairman of NOW Inc. In 2014, the Company purchased approximately $3 million in equipment and services from NOW Inc., representing less than 0.35% of NOW Inc.'s reported 2014 revenues.

        The Board of Directors believes that all transactions with these companies were on arm's-length terms that were reasonable and competitive. Accordingly, the Board of Directors concluded that these relationships have no effect on the independence of these directors. Because of our extensive operations, transactions and director relationships, transactions of this nature are expected to take place in the ordinary course of business in the future.

        Executive Sessions.    Our independent directors met in executive session without management at each of the regularly scheduled Board of Directors meetings held in 2014. During 2015, they are again scheduled to meet in executive session at each regularly scheduled Board of Directors meeting. The independent directors generally designate the Chairman of the Board of Directors to act as the presiding director for executive sessions, but will designate an alternative Director to serve in such capacity while Mr. Strachan acts as Chairman of the Board and Interim Chief Executive Officer.

        Director Nomination Process.    The Board of Directors has designated the Corporate Governance Committee as the committee authorized to consider and recommend nominees for the Board of Directors. The Board of Directors believes that all members of the Corporate Governance Committee meet the NYSE independence requirements.

        Our Corporate Governance Guidelines provide that the Corporate Governance Committee should periodically assess the needs of our Company and the Board of Directors, so as to recommend candidates who will further our goals. In making that assessment, the Corporate Governance Committee has determined that a recommended nominee must have the following minimum qualifications:

  •
  high professional and personal ethics and values;

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  a record of professional accomplishment in his/her chosen field;

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  relevant expertise and experience; and

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  a reputation, both personal and professional, consistent with our core values.

        In addition to these minimum qualifications, the Corporate Governance Committee considers other qualities in nominees that may be desirable. In particular, the Board of Directors is committed to having a majority of independent directors and, accordingly, the Corporate Governance Committee evaluates the independence status of any potential director. The Corporate Governance Committee evaluates whether or not a candidate contributes to the Board of Directors' overall diversity and whether or not the candidate can contribute positively to the existing chemistry and collaborative culture among the Board members. Also, the Corporate Governance Committee considers whether or not the candidate may have professional or personal experiences and expertise relevant to our business, such as expertise in the industry and in critical health, safety and environmental matters, and position as the leading international provider of offshore drilling services. At the 2014 Annual General Meeting, one new director, Mr. Intrieri, was elected to the Board of Directors and ten directors were reelected. Subsequently, at an Extraordinary General Meeting of Shareholders held on September 22, 2014, Merrill A. "Pete" Miller, Jr. was elected as a new director.

        As described above, in accordance with the majority vote provisions of our Corporate Governance Guidelines, the Board of Directors may nominate only those candidates for director who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (1) such nominee fails to receive more votes cast "FOR" than "AGAINST" his or her election in an uncontested election and (2) the Board of Directors accepts the resignation. The Board of Directors will also request a statement from any person nominated as a director by anyone other than the Board of Directors as to whether that person will also submit an irrevocable letter of resignation upon the same terms as a person nominated by the Board of Directors. An uncontested election occurs in an election of directors that does not constitute a contested election. A contested election for purposes of the Corporate Governance Guidelines occurs when (i) the Secretary of the Company receives a notice that a shareholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for shareholder nominees for director set forth in our Articles of Association and (ii) such nomination has not been withdrawn by such shareholder on or prior to the day next preceding the date the Company first mails its notice of meeting for such meeting to the shareholders.

        The Corporate Governance Committee has several methods of identifying Board of Directors candidates. First, the Corporate Governance Committee considers and evaluates annually whether each director nominee is qualified to be nominated for election or reelection to the Board of Directors. Second, the Corporate Governance Committee requests from time-to-time that its members and the other Board members identify possible candidates for any vacancies or potential vacancies. Third, the Corporate Governance Committee has the authority to retain one or more executive search firms to aid in its search. Each executive search firm assists the Corporate Governance Committee in identifying potential Board of Directors candidates, interviewing those candidates and conducting investigations relative to their background and qualifications.

        The Corporate Governance Committee considers nominees for director recommended by our shareholders. Recommendations may be submitted in writing, along with:

  •
  the name of and contact information for the candidate;

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  a statement detailing the candidate's qualifications and business and educational experience;

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  information regarding the qualifications and qualities described under "Director Nomination Process" above;

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  a signed statement of the proposed candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director;

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  a signed irrevocable letter of resignation from the proposed candidate which, in accordance with our Corporate Governance Guidelines, would be effective upon and only in the event that (1) in an uncontested election, such candidate fails to receive more votes cast "FOR" than "AGAINST" his or her election and (2) the Board of Directors accepts the resignation;

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  a statement that the writer is a shareholder and is proposing a candidate for consideration by the Corporate Governance Committee;

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  a statement detailing any relationship between the candidate and any customer, supplier or competitor of ours;

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  financial and accounting experience of the candidate, to enable the Corporate Governance Committee to determine whether the candidate would be suitable for Audit Committee membership; and

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  detailed information about any relationship or understanding between the proposing shareholder and the candidate.

        Shareholders may submit nominations to our Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland. Unsolicited recommendations must contain all of the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director. The extent to which the Corporate Governance Committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to the Corporate Governance Committee about the qualifications and suitability of the individual, viewed in light of the needs of the Board of Directors, and is at the Corporate Governance Committee's discretion. The Corporate Governance Committee evaluates the desirability for incumbent directors to continue on the Board of Directors following the expiration of their respective terms, taking into account their contributions as Board members and the benefit that results from the increasing insight and experience developed over a period of time. Although the Corporate Governance Committee will consider candidates for director recommended by shareholders, it may determine not to recommend that the Board of Directors, and the Board of Directors may determine not to, nominate those candidates for election to the Board of Directors.

        In addition to recommending director nominees to the Corporate Governance Committee, any shareholder may, in compliance with applicable requirements, nominate directors for election at Annual General Meetings of the shareholders. For more information on this topic, see "Other Matters—Proposals of Shareholders."

        Executive and Director Compensation Process.    Our Compensation Committee has established an annual process for reviewing and establishing executive compensation levels. An outside consultant, Pay Governance, retained by the Compensation Committee has provided the Compensation Committee with relevant market data and alternatives to consider in determining appropriate compensation levels for each of our executive officers. Pay Governance has served as the Compensation Committee's outside consultant since February 2011. Our Chief Executive Officer also assists the Compensation Committee in the executive compensation setting process. For a more thorough discussion of the roles, responsibilities and process we use for setting executive compensation, see "Compensation Discussion and Analysis."

        Director compensation is set by the Board of Directors upon a recommendation from the Compensation Committee. Beginning this year, director compensation is also subject to shareholder approval and is proposed under Agenda Item 11. At its first meeting of each calendar year, the Compensation Committee reviews the compensation paid to our directors to be certain that it is competitive in attracting and retaining qualified directors. The Compensation Committee has used the Compensation Committee's outside consultant to gather data regarding director compensation at (1) certain similar size companies in the general industry as well as (2) the same peer group of companies generally utilized in the consideration of executive compensation, as set forth in the "Compensation Discussion and Analysis." Based upon its review of the data and its own judgment, the Compensation Committee develops a recommendation for consideration by the Board of Directors. Our Chief Executive Officer receives no additional compensation for serving as a director on the Board of Directors.

        Process for Communication by Shareholders and Interested Parties with the Board of Directors.    The Board of Directors has established a process whereby interested parties may communicate with the Board of Directors and/or with any individual director. Interested parties, including shareholders, may send communications in writing, addressed to the Board of Directors or an individual director, c/o the Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland. The Corporate Secretary will forward these communications as appropriate to the addressee depending on the facts and circumstances outlined in the communication. The Board of Directors has directed the Corporate Secretary not to forward certain items such as spam, junk mailings, product inquiries, resumes and other forms of job inquiries, surveys and business solicitations. Additionally, the Board of Directors has advised the Corporate Secretary not to forward material that is illegal or threatening, but to make the Board of Directors aware of such material which it may request be forwarded, retained or destroyed at the Board of Directors' discretion.

        Policies and Procedures for Approval of Transactions with Related Persons.    The Board of Directors has a written policy with respect to related person transactions pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Audit Committee, with assistance from the Company's General Counsel, is responsible for reviewing, approving and/or ratifying any related person transaction.

        To identify related person transactions, each year we distribute and require our directors and officers to complete questionnaires identifying transactions with us in which the officer or director or their immediate family members have an interest. Our Code of Integrity further requires that an executive officer must inform the Company when the executive officer's private interest interferes or appears to interfere in any way with our interests. In addition, the Board of Directors' Corporate Governance Guidelines require that a director immediately must inform the Board of Directors or Chairman of the Board of Directors in the event that a director believes that the director has an actual or potential conflict with our interests. Furthermore, under our Organizational Regulations, a director must disclose and abstain from voting with respect to certain conflicts of interest.

        Under our related persons transaction policy, the Audit Committee considers all relevant facts and circumstances available, including the related persons involved, their relationship to the Company, their interest and role in the transaction, the proposed terms of the transaction (including expected aggregate value and value to be derived by the related person), the benefits to the Company, the availability to the Company of alternative means or transactions to obtain like benefits and the terms that would prevail in a similar transaction with an unaffiliated third party. For related person transactions that do not receive prior approval from the Audit Committee, the transactions are submitted to the Audit Committee to consider all relevant facts and circumstances and, based on its conclusions, evaluate all options, including, but not limited to, ratification, amendment or termination of the transaction. During 2014, there were no related person transactions where such policies and procedures were not followed.

        Director Attendance at Annual General Meeting.    We expect all of our directors who are nominated for re-election at the 2015 Annual General Meeting to attend our Annual General Meeting. At the 2014 Annual General Meeting, all directors then serving on the Board of Directors were in attendance.

Board Meetings and Committees

        During 2014, the Board of Directors of Transocean Ltd. held eight meetings. The Board of Directors and the committees of the Board of Directors met at least once a quarter and the quarterly meetings generally occurred over a period of two to three days. Each of our directors attended at least 80% of the meetings following their election, including meetings of committees on which the director served.

        The Board of Directors has standing Compensation, Finance, Corporate Governance, Health Safety and Environment and Audit Committees. As noted above, the charters for these committees may be found on our website at www.deepwater.com under "Investor Relations—Governance." In addition, the Board of Directors may from time to time form special committees to consider particular matters that arise.

        Compensation Committee.    The purpose of the Compensation Committee is to assist the Board of Directors in (1) developing an appropriate compensation program for members of the Board of Directors, executives and other senior officers and (2) complying with the Board of Directors' legal and regulatory requirements as to Board member, executive and senior officer compensation in order to facilitate the Company's ability to attract, retain and motivate qualified individuals in a system that aligns compensation with the Company's business performance. The authority and responsibilities of the Compensation Committee include, among others, the following:

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  annually recommend to the Board of Directors for submission to and ratification by the shareholders the maximum aggregate amount of compensation of the Board of Directors and the Executive Management Team for the relevant period;

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  annually review and approve the compensation paid to members of the Board of Directors, executive officers and other officers at or above the Senior Vice President level;

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  select appropriate peer groups and market reference points against which the Company's Board of Directors and executive compensation is compared;

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  annually establish focus areas for our Chief Executive Officer, annually review our Chief Executive's performance in light of the focus areas and set our Chief Executive Officer's compensation based on this evaluation, together with competitive data;

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  administer our Long-Term Incentive Plan, Performance Award and Cash Bonus Plan, Deferred Compensation Plan, and any other compensation plans or arrangements providing for benefits primarily to members of the Board of Directors and executive officers in accordance with goals and objectives established by the Board of Directors, the terms of the plans, and any applicable rules and regulations;

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  consider and make recommendations to the Board of Directors, with guidance from an outside compensation consultant, concerning the existing Board of Directors and executive compensation programs and changes to such programs;

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  consider, with guidance from an outside compensation consultant, and approve the terms of any contractual agreements and other similar arrangements (to the extent permitted by applicable law) that may be entered into with members of the Board of Directors and officers; provided, however, that the Compensation Committee shall not recommend and the Board of Directors shall not authorize "single-trigger" change of control agreements for any of our officers or directors;

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  assess the risks, with the assistance of external resources as the Compensation Committee deems appropriate, of the Company's compensation arrangements applicable to members of the Board of Directors and the Company's executive officers and other employees; and

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  retain and approve the fees of legal, accounting or other advisors, including any compensation consultant, employed by the Committee to assist it in the evaluation of executive and director compensation.

        See "Compensation Discussion and Analysis" for a discussion of additional responsibilities of the Compensation Committee.

        The Compensation Committee may delegate specific responsibilities to one or more individual committee members to the extent permitted by law, NYSE listing standards and the Compensation Committee's governing documents. The Compensation Committee may delegate all or a portion of its powers and responsibilities with respect to the compensation plans and programs described above and in our "Compensation Discussion and Analysis" to one or more of our management committees; provided that the Compensation Committee retains all power and responsibility with respect to awards granted to our Board members and executive officers. The Chief Executive Officer has been delegated authority to award restricted shares, restricted units and deferred units under the Company's Long-Term Incentive Plan to employees of the Company, excluding executive officers and other officers at or above the Senior Vice President level, not to exceed an aggregate of 100,000 restricted shares, restricted units or deferred units per calendar year. The Compensation Committee has delegated to a subcommittee composed of its chairman and at least one additional committee member the authority to approve interim compensation actions resulting from promotions, competitive realignment, or the hiring of new executive officers (excluding the Chief Executive Officer), including but not limited to establishing annual base salary, annual bonus targets, long-term bonus targets and the grant of equity awards, subject to any required vote of the shareholders. The Compensation Committee has also delegated authority to the Chief Executive Officer to approve "convenience of the company" treatment of Long-Term Incentive Plan awards to participants other than executive officers and directors. The Compensation Committee is notified of compensation actions made by the Chief Executive Officer or the subcommittee at the meeting following the end of each calendar quarter in which such actions are taken.

        The current members of the Compensation Committee are Mr. Tan, Chairman, and Messrs. Curado, Intrieri and McNamara. Mr. Intrieri began service on the Compensation Committee in May 2014. The Compensation Committee met five times during 2014.

        Finance Committee.    The Finance Committee approves our long-term financial policies, insurance programs and investment policies. It also makes recommendations to the Board of Directors concerning the Company's dividend policy, securities repurchase actions, the issuance and terms of debt and equity securities and the establishment of bank lines of credit. In addition, the Finance Committee approves the creation, termination and amendment of certain of our employee benefit programs and periodically reviews the status of these programs and the performance of the managers of the funded programs.

        The current members of the Finance Committee are Mr. Muller, Chairman, Ms. Chang and Messrs. Barker and Merksamer. The Finance Committee met four times during 2014.

        Corporate Governance Committee.    The Corporate Governance Committee makes recommendations to the Board of Directors with respect to the nomination of candidates for election to the Board of Directors, how the Board of Directors functions and how the Board of Directors should interact with shareholders and management. It reviews the qualifications of potential candidates for the Board of Directors, coordinates the self-evaluation of the Board of Directors and committees and proposes to the Board candidates to stand for election at the next general meeting of shareholders.

        The current members of the Corporate Governance Committee are Mr. McNamara, Chairman, and Messrs. Deaton and Intrieri. Mr. Intrieri began service on the Compensation Committee in May 2014. The Corporate Governance Committee met six times during 2014.

        Health Safety and Environment Committee.    The Health Safety and Environment Committee assists the Board of Directors in fulfilling its responsibilities to oversee the Company's management of risk in the areas of health, safety and the environment. The Health Safety and Environment Committee reviews and discusses with management the status of key environmental, health and safety issues. Additionally, the Health Safety and Environment Committee regularly evaluates Company policies, practices and performance related to health, safety and environmental issues and guides strategy decisions to promote company goals and compliance with applicable rules and regulations. Beginning in 2013, the Health Safety and Environment Committee assumed additional responsibility to oversee the Company's implementation of certain requirements of the Consent Decree by and among the U.S. Department of Justice and certain of the Company's affiliates. The Health Safety and Environment Committee has required the Company to provide, and will review, regular reports regarding compliance with all aspects of the Consent Decree.

        The current members of the Health Safety and Environment Committee are Mr. Deaton, Chairman, and Messrs. Merksamer, Muller and Tan. Messrs. Deaton and Muller began service on the Health Safety and Environment Committee in May 2014. The Health Safety and Environment Committee met four times during 2014.

        Audit Committee.    The Audit Committee is responsible for recommending the selection, retention and termination of our independent registered public accountants and our auditor pursuant to the Swiss Code of Obligations to the Board of Directors and to our shareholders for their approval at a general meeting of shareholders. The Audit Committee is directly responsible for the compensation and oversight of our independent registered public accountants and our auditor pursuant to the Swiss Code of Obligations. The Audit Committee further advises as necessary in the selection of the lead audit partner. The Audit Committee also monitors the integrity of our financial statements and the independence and performance of our auditors and their lead audit partner and reviews our financial reporting processes. The Audit Committee reviews and reports to the Board of Directors the scope and results of audits by our independent registered public accounting firm, our auditor pursuant to the Swiss Code of Obligations and our internal auditing staff and reviews the audit and other professional services rendered by the accounting firm. It also reviews with the accounting firm the adequacy of our system of internal controls. It reviews transactions between us and our directors and officers for disclosure in the proxy statement, our policies regarding those transactions and compliance with our business ethics and conflict of interest policies.

        The Board of Directors requires that all members of the Audit Committee meet the financial literacy standard required under the NYSE rules and that at least one member qualifies as having accounting or related financial management expertise under the NYSE rules. In addition, the SEC has adopted rules requiring that we disclose whether or not the Audit Committee has an "audit committee financial expert" as a member. An "audit committee financial expert" is defined as a person who, based on his or her experience, possesses all of the following attributes:

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  an understanding of generally accepted accounting principles and financial statements;

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  the ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves;

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  experience preparing, auditing, analyzing or evaluating financial statements that present a breadth of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities;

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  an understanding of internal control over financial reporting; and

  •
  an understanding of audit committee functions.

        The person must have acquired such attributes through one or more of the following:

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  education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

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  experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

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  experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

  •
  other relevant experience.

        The current members of the Audit Committee are Mr. Barker, Chairman, Ms. Chang and Mr. Curado. Mr. Barker assumed the chairmanship and was designated the "audit committee financial expert" in May 2014. Mr. Curado joined the Audit Committee in May 2014. The Audit Committee met eight times during 2014. The Board of Directors has reviewed the criteria set by the SEC and determined that each of the current members of the Audit Committee is "financially literate" and confirmed Mr. Barker qualifies as an "audit committee financial expert." In addition, the Board of Directors has determined that Mr. Barker qualifies under NYSE rules as having accounting or related financial management expertise. Mr. Barker is a chartered accountant, served as an audit partner in an accounting firm and served as the Vice Chairman-U.K. of PricewaterhouseCoopers LLP from 2008 to 2011. Additional detail related to Mr. Barker's qualifications is included under Agenda Item 5.

        Finally, NYSE rules restrict directors that have relationships with the Company that may interfere with the exercise of their independence from management and the Company from serving on the Audit Committee. We believe that the members of the Audit Committee have no such relationships and are therefore independent for purposes of NYSE rules.

Director Compensation Strategy

        Directors who are employees of the Company do not receive compensation for Board of Directors' service. At present, all of the directors except, Mr. Strachan, our Interim Chief Executive Officer, are non-employees and receive compensation for Board of Directors service.

        We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on the Board of Directors. The Board of Directors believes that any compensation method should be weighted more toward compensation in the form of equity in order to more closely align director compensation with shareholders' interests.

        In 2014, non-employee director compensation includes the following fixed components:

Annual Retainer—non-employee Director	$100,000
Annual Retainer—non-employee Vice Chairman	$250,000
Annual Retainer—non-employee Chairman	$265,000
Additional Annual Retainer for Committee Chairmen Audit Committee	$35,000
Compensation Committee	$20,000
Corporate Governance Committee, Finance Committee and Health Safety and Environment Committee	$10,000
Board Meeting Attendance Fee	$2,500	(1)
Committee Meeting Attendance Fee	$2,500	(2)
Grant of Deferred Units—non-employee Directors and Vice Chairman	$210,000	(3)
Grant of Deferred Units—non-employee Chairman	$260,000	(3)

(1)
Prior to May, 2014 the board meeting attendance fee is only paid for those meetings that were attended in excess of the four regularly scheduled board meetings. Meetings fees are no longer paid.

(2)
Prior to May. 2014 the committee meeting attendance fee is only paid for those meetings that were attended in excess of the first four committee meetings. Meeting fees are no longer paid.

(3)
Deferred units are granted to each non-employee director annually and have an aggregate value equal to $210,000 and $260,000 respectively, based upon the average of the high and low sales prices of our shares for each of the 10 trading days immediately prior to the date of grant. The deferred units vest on the date first to occur of (i) the first anniversary of the date of grant or (ii) the Annual General Meeting next following the date of grant, subject to continued service through the vesting date. Vesting of the deferred units is not subject to any performance measures.

        In addition, we pay or reimburse our directors' travel and incidental expenses incurred for attending Board of Directors, committee and shareholder meetings and for other Company business-related purposes.

2014 Director Compensation

        In 2014, each non-employee member of the Board of Directors received the compensation described above.

        At the Board of Directors meeting held immediately after the 2014 Annual General Meeting of our shareholders, the Board of Directors granted 4,943 deferred units to each non-employee director and 6,120 deferred units to the non-employee chairman in aggregate value equal to $210,000 and $260,000, respectively, based upon the average of the high and low sales prices of our shares for the 10 trading days immediately prior to the date of grant (calculated at $42.48 per share). The deferred units vest on the date first to occur of (i) the first anniversary of the date of grant; or (ii) the Annual General Meeting next following the date of grant, subject to continued service on the Board of Directors through the vesting date. Each non-employee director is required to acquire and retain a number of our shares and/or deferred units at least equal in value to an amount five times the annual director retainer. Each non-employee director's vested deferred units generally are not settled until the termination of the non-employee director's service with the Company.

        The following summarizes the compensation of our non-employee directors for 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	All Other Compensation(3)	Total ($)
Ian C. Strachan	265,000	254,592	93,495	613,087
Glyn A. Barker	123,434	205,629	30,948	360,011
Vanessa C. L. Chang	101,511	205,629	40,632	347,772
Frederico F. Curado	96,511	205,629	24,497	326,637
Chadwick C. Deaton	107,775	205,629	40,632	354,036
Vincent J. Intrieri	62,637	205,629	11,122	279,388
Martin B. McNamara	106,538	205,629	90,847	403,015
Samuel J. Merksamer	96,511	205,629	24,497	326,637
Merrill A. "Pete" Miller, Jr. (4)	66,141	127,437	3,537	197,114
Edward R. Muller	106,538	205,629	76,423	388,591
Tan Ek Kia	116,566	205,629	51,220	373,415

(1)
This represents the aggregate grant date fair value under accounting standards for recognition of share-based compensation expense for deferred units granted to our directors in 2014, computed in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions with respect to these awards, please see Note 18 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(2)
The aggregate number of vested and unvested deferred units, stock appreciation rights and outstanding option awards at December 31, 2014 for each non-employee director was as follows: Mr. Strachan,26,458 vested deferred units and 8,034 unvested deferred units; Mr. Barker, 4,760 vested deferred units and 6,857 unvested deferred units; Ms. Chang, 8,588 vested deferred units and 6,857 unvested deferred units; Mr. Curado, 4,760 vested deferred units and 4,943 unvested deferred units; Mr. Deaton, 8,588 vested deferred units and 6,857 unvested deferred units; Mr. Intrieri, zero vested deferred units and 4,943 unvested deferred units; Mr. McNamara, 26,458 vested deferred units and 6,857 unvested deferred units; Mr. Merksamer 4,760 vested deferred units and 4,943 unvested deferred units; Mr. Miller zero vested deferred units and 4,892 unvested deferred units; Mr. Muller, options to purchase 3,820 shares, 7,640 SARs and 21,325 vested deferred units and 6,857 unvested deferred units; Mr. Tan, 12,356 vested deferred units and 6,857 unvested deferred units.

(3)
Represents dividend equivalents paid during 2014 on all vested and unvested deferred units.

(4)
Mr. Miller's deferred unit value represents a proportionate amount for the partial annual term extending from the date of his election in September 2014 to the date of the 2015 annual general meeting.

AUDIT COMMITTEE REPORT

        Two primary roles of the Audit Committee are to (i) assist the Board in overseeing the key financial and compliance related matters and (ii) monitor integrity of the financial statements of the Company. While management is responsible for the Company's internal controls and the financial reporting process, in accordance with its Charter, the Audit Committee encourages continuous improvement of and fosters adherence to the Company's policies, procedures and practices at all levels.

        The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm, Ernst & Young LLP and our auditor under the Swiss Code of Obligations. Ernst & Young LLP has been the Company's independent registered public accounting firm since 1993 and is responsible for performing an independent audit of the Company's financial statements in accordance with the standards of the PCAOB. The Audit Committee considers the effectiveness of these processes and the independence of Ernst & Young LLP on an on-going basis. A full description of the Audit Committee's key functions is contained in the Company's Audit Committee Charter available at: www.deepwater.com/investor-relations/governance/committees/audit-committee.

        As part of its oversight function for the year ended December 31, 2014, the Audit Committee:

  •
  Reviewed and discussed the audited financial statements of the Company to be included in the Annual Report, with management, our internal auditors and Ernst & Young LLP;

  •
  Discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

  •
  In accordance with the Sarbanes-Oxley Act of 2002, which requires certifications by the Company's chief executive officer and chief financial officer in certain of the Company's filings with the Securities and Exchange Commission (SEC), discussed the review of the Company's reporting and internal controls undertaken in connection with these certifications with the Company's management and independent registered public accounting firm;

  •
  Reviewed and discussed with the Company's management and independent registered public accounting firm management's report and Ernst & Young LLP's report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002;

  •
  Developed quarterly meeting agendas based on input from each Committee member, Ernst & Young LLP, members of management and the Company's internal audit function;

  •
  Conducted regular meetings with our internal auditors and Ernst & Young LLP (with and without management present) to discuss the overall scope and plans for future audits, results of examinations, evaluations of internal controls and other material matters;

  •
  Reviewed all non-audit services and engagements, service quality and working relationships with Ernst & Young LLP;

  •
  Interviewed and approved the selection of Ernst & Young LLP's new lead engagement partner, who began his rotation with the Company in 2014; and

  •
  Reviewed such other matters as it deemed appropriate, including other provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed to be adopted by the SEC and the NYSE.

        The Audit Committee also has received the written disclosures and the letter from Ernst & Young LLP regarding the auditor's independence pursuant to the applicable requirements of the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, and it has reviewed, evaluated and discussed the written disclosures with that firm and its independence from the Company. The Audit Committee further has discussed with management of the Company and the independent registered public accounting firm such other matters and received such assurances from them as it deemed appropriate.

        Based on the foregoing review and discussions and relying thereon, the Audit Committee recommended to the Company's Board of Directors the inclusion of the Company's audited financial statements for the year ended December 31, 2014, in the Company's Annual Report on Form 10-K for such year filed with the SEC.

Members of the Audit Committee:
Glyn A. Barker, Chairman Vanessa C.L. Chang Frederico F. Curado

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        Listed below are the only persons who, to the knowledge of the Company, may be deemed to be beneficial owners, as of March 15, of more than 5% of the Company's shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class(1)
PRIMECAP Management Company	29,555,486	(2)	8.13%
225 South Lake Ave., #400
Pasadena, CA 91101
BlackRock, Inc	24,885,574	(3)	6.84%
40 East 52nd Street
New York, NY 10022
The Vanguard Group	24,247,294	(4)	6.67%
100 Vanguard Blvd.
Malvern, PA 19355
Icahn Capital LP	21,477,900	(5)	5.91%
White Plains Plaza
445 Hamilton Avenue, Suite 1210
White Plains, New York 10601

(1)
The percentage indicated is based on the 363,340,666 outstanding shares at March 16, 2015.

(2)
The number of shares is based on the Schedule 13G/A filed with the SEC on February 13, 2015 by PRIMECAP Management Company. According to the filing, PRIMECAP Management has sole voting power with regard to 7,366,482 shares and sole dispositive power with regard to 29,555,486 shares.

(3)
The number of shares is based on the Schedule 13G/A filed with the SEC on February 9, 2015 by BlackRock, Inc.

(4)
The number of shares is based on the Schedule 13G filed with the SEC on February 2, 2015 by Vanguard Group. According to the filing, Vanguard Group has sole voting power with regard to 414,483 shares and sole dispositive power with regard to 23,832,811 shares.

(5)
The number of shares is based on the Schedule 13D/A filed with the SEC on November 12, 2013 by Icahn Capital L.P. with respect to itself, Carl C. Icahn and certain other affiliated entities of Carl C. Icahn. According to the filing, (i) High River Limited Partnership, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 4,295,579 shares; (ii) Hopper Investments LLC, a Delaware limited liability company, has shared voting power and shared dispositive power with regard to 4,295,579 shares; (iii) Barberry Corp., a Delaware corporation, has shared voting power and shared dispositive power with regard to 4,295,579 shares; (iv) Icahn Partners Master Fund LP, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 6,836,919 shares; (v) Icahn Partners Master Fund II LP, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 2,682,968 shares; (vi) Icahn Partners Master Fund III LP, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 1,181,104 shares; (vii) Icahn Offshore LP, a Delaware limited partnership, has shared voting power and shared dispositive power with regard to 10,700,991; (viii) Icahn Partners LP, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 6,481,330 shares; (ix) Icahn Onshore LP, a Delaware limited partnership, has shared voting power and shared dispositive power with regard to 6,481,330 shares; (x) Icahn Capital LP, a Delaware limited partnership, has shared voting power and shared dispositive power with regard to 17,182,321 shares; (xi) IPH GP LLC, a Delaware limited liability company, has shared voting power and shared dispositive power with regard to 17,182,321 shares; (xii) Icahn Enterprises Holdings L.P., a Delaware limited partnership, has shared voting power and shared dispositive power with regard to 17,182,321 shares; (xiii) Icahn Enterprises G.P. Inc., a Delaware corporation, has shared voting power and shared dispositive power with regard to 17,182,321 shares; (xiv) Beckton Corp., a Delaware corporation, has shared voting power and shared dispositive power with regard to 17,182,321 shares; and (xv) Carl C. Icahn has shared voting power and shared dispositive power with regard to 21,477,900 shares. Carl C. Icahn, by virtue of his relationship to the other reporting persons, is deemed to beneficially own the shares which the other reporting persons directly beneficially own. According to the Schedule 13D, each of the reporting persons may have shared voting and/or dispositive power over all or some of such shares.

 SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

          The table below shows how many shares each of our directors and nominees, each of the Named Executive Officers included in the summary compensation section below and all directors and executive officers as a group beneficially owned as of March 15, 2015.

Name	Shares Owned(1)(2)	Shares Subject to Right to Acquire Beneficial Ownership(3)	Total Shares Beneficially Owned(2)(3)	Percent of Class(4)
Steven L. Newman(5)	171,090	454,105	625,195	*
Esa Ikaheimonen	19,799	28,590	48,389	*
John B. Stobart	21,685	25,731	47,416	*
Lars Sjobring	5,324		5,324	*
David Tonnel(6)	24,702	72,539	97,241	*
Glyn A. Barker	2,984	4,760	7,744	*
Vanessa C.L. Chang	200	8,588	8,788	*
Frederico F. Curado		4,760	4,760	*
Chadwick C. Deaton(7)	1,000	8,588	9,588	*
Vincent J. Intrieri				*
Martin B. McNamara	24,651	38,256	62,907	*
Samuel J. Merksamer		4,760	4,760	*
Merrill A. "Pete" Miller, Jr.				*
Edward R. Muller(8)	6,647	25,145	31,792	*
Ian C. Strachan	9,379	26,458	35,837	*
Tan Ek Kia		12,356	12,356	*
All of directors and executive officers as a group (16 persons)	287,461	714,636	1,002,097	*

*
Less than 1%.

(1)
The business address of each director and executive officer is c/o Transocean Management Ltd., 10 Chemin de Blandonnet, CH-1214, Vernier, Switzerland. None of the shares beneficially owned by our directors or executive officers are pledged as security.

(2)
Includes shares held by Mr. Tonnel through the Transocean Employee Savings Plan (987).

(3)
Includes shares that may be acquired within 60 days from March 15, 2015 through the exercise of options held by Messrs. Newman (454,105), Ikaheimonen (28,590), Stobart (25,731), Tonnel (72,539), Muller (3,820), and all directors and executive officers as a group (584,785). Also includes (a) rights to acquire shares under our deferred compensation plan held by Mr. McNamara (11,798) and all directors and executive officers as a group (11,798); (b) vested deferred units held by Deaton (8,588), McNamara (26,458), Muller (21,325), Tan (12,356), Ms. Chang (8,588), Barker (4,760), Curado (4,760), Merksamer (4,760), Strachan (26,458) and all directors and executive officers as a group (118,053). Does not include out-of-the-money SARs held by Mr. Muller (7,640), and all directors and executive officers as a group (7,640). The base prices of the SARs of $90.27 per share and $107.63 per share were above the closing price for our shares on the NYSE on February 28, 2015 of $16.13 per share.

(4)
As of March 15, 2015, each listed individual and our directors and executive officers as a group beneficially owned less than 1.0% of the outstanding shares.

(5)
Includes 9,800 shares held in a joint account with his wife.

(6)
Includes 19,150 shares held in a joint account with his wife.

(7)
Includes 1,000 shares held in a joint account with his wife.

(8)
Includes 6,332 shares held in a family trust with Mr. Muller and his wife serving as trustees.

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis provides an overview and analysis of Transocean's executive compensation program and policies, material compensation decisions and the key factors we considered in making those decisions. It includes specific information about the compensation paid, earned or granted to the following persons who represent our Named Executive Officers (as defined below) for 2014:

  •
  Steven L. Newman, former President and Chief Executive Officer
  •
  Esa Ikaheimonen, Executive Vice President and Chief Financial Officer
  •
  John B. Stobart, Executive Vice President and Chief Operating Officer
  •
  Lars A. Sjobring, Senior Vice President and General Counsel
  •
  David Tonnel, Senior Vice President, Finance and Controller

        For purposes of this Compensation Discussion and Analysis, the term "Executive Officer" is as defined by Rule 3b-7 of the Securities Exchange Act of 1934, and the term "Executive Management Team" refers to designations made under Swiss law and the Company's organizational documents with respect to Messrs. Newman, Stobart and Ikaheimonen.

        On February 16, 2015, Steven Newman, in mutual agreement with the Board of Directors, stepped down as the President and Chief Executive Officer. Additionally, Mr. Newman elected to resign as a Director of Transocean Ltd. Ian Strachan, Chairman of the Board of Transocean Ltd., immediately assumed the role of Interim Chief Executive Officer, pending selection of a new Chief Executive Officer.

Executive Summary

        Our executive compensation program reflects our commitment to best practices in compensation governance and strongly aligning pay with Company performance while allowing us to attract and retain highly qualified executives. The program is designed to motivate our executives to achieve important business objectives and to reward them for creating long-term value for our shareholders by delivering superior financial, safety and operational performance.

        We believe our executive compensation program includes features that effectively align the interests of our senior management with those of our shareholders and exclude features that may result in misalignment. Important features of our executive compensation programs and practices are provided in the following table:

What We Do	What We Don't Do
• Conduct an annual review of our compensation strategy, including a review of our compensation-related risk profile	• Allow our executives to hedge, sell short or hold derivative instruments tied to our shares (other than options issued by us)
• Mandate meaningful stock ownership requirements for our executives	• Allow our executives or directors to pledge Company shares

•

Maintain a clawback policy that allows for the forfeiture, recovery or adjustment of incentive compensation paid to executives due to a material misstatement of financial results Base incentive payments on quantitative metrics

•

Have pre-arranged individual severance agreements or special change-in-control compensation agreements with any executive officers; however, subject to the limitations phased in under the Minder Ordinance pursuant to which severance cannot be paid to members of our Executive Management Team, our executives are eligible for severance and change-in-control provisions pursuant to our company policies

• Maintain compensation plans designed to align our executive compensation program with long-term shareholder interests	• Maintain single-trigger change-in-control provisions or change-in-control gross-ups
• Link long-term incentive compensation to both relative and absolute performance metrics	• Provide guaranteed salary increases, non-performance based bonuses or unrestricted equity compensation
• Deliver one-half (50%) of long-term incentives in performance-based stock	• Provide cash payments for tax equalization
• Retain an independent consultant that does not perform any services for management (retained by and reporting to our Compensation Committee)	• Pay dividend equivalents on performance-contingent deferred units that have not been earned

2014 Business Overview

        Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The Company specializes in technically demanding sectors of the global offshore drilling business. With a particular focus on deepwater and harsh environment drilling services, we believe that Transocean operates one of the most capable and versatile offshore drilling fleets in the world.

        As the result of the rapid decline in the price of crude oil in the context of a significant new supply of high-specification offshore drilling rigs, 2014 proved to be an exceptionally challenging year, particularly for the offshore drilling sector and Transocean. Demand for offshore drilling services has declined, resulting in shorter contract term, significantly lower dayrates and an increasing frequency of idle and stacked rigs. As illustrated in the chart below, the equity market valuations of offshore drillers and other service companies reflect these adverse industry pressures.

 Relative Performance of Crude Oil; Offshore Drillers; OSX Indices

Offshore Drillers Include: RIG, ATW, DO, ESV, HERO, NE, ORIG, PACD, RDC, SDRL, VTG

        Transocean continues to be proactive in addressing the prevailing industry conditions by maintaining a sharp focus on cost management and efficient operational performance, as well as through the continued execution of our asset strategy. Given our long history as an industry-leading provider of offshore drilling services, we believe that we have the experience and discipline necessary to effectively manage our business throughout the cycles and deliver value to our shareholders.

        As of February 17, 2015, Transocean owns, or has partial ownership interests in, and operates a fleet of 71 mobile offshore drilling units consisting of 44 high-specification floaters (ultra-deepwater, deepwater and harsh-environment drilling rigs), 17 midwater floaters and 10 high-specification jackups. In addition, the company has seven ultra-deepwater drillships and five high-specification jackups under construction.

        Our focus on maximizing the utilization of our fleet resulted in the addition of contract backlog of approximately $2.7 billion, contributing to an overall contract backlog of $22.5 billion at December 31, 2014. In the context of increasingly challenging market conditions, our industry leading backlog provides us with a stable and visible foundation for future cash flow generation and enhances the Company's financial flexibility.

        In 2014, we made notable progress on areas that are critical to the Company's success including: continued execution of our asset strategy; optimizing our cost structure and improving the operating performance of our fleet; increasing our financial flexibility; and continuing to improve our safety performance. Progress was also made in reducing several of the major litigation-related uncertainties that the Company faces.

        Relating to our asset strategy, during the year, two newbuild high-specification drillships—the Deepwater Asgard and Deepwater Invictus—were placed into service on multi-year contracts with attractive dayrates. We also announced contracts for the construction of two dynamically positioned ultra-deepwater drillships for delivery in late 2017 and in 2018. We made additional progress divesting non-core assets, selling two jackups for net cash proceeds of approximately $182 million. Also in 2014, we announced our intention to sell, or scrap in an environmentally responsible manner, nine lower-specification deepwater and midwater floaters for a total of 12 to date.

        We continue to make progress rationalizing our cost structure globally and improving the operating performance of our fleet. Reflecting the success of our operational performance improvement initiatives, our revenue efficiency for 2014 was 94.7%, up significantly from 91.7% in 2013.

        We conducted a successful initial public offering of Transocean Partners LLC, contributing $417 million in net cash proceeds to Transocean. Consistent with our objective of reducing our absolute level of debt, we completed our $1 billion early debt retirement program during the fourth quarter of the year. Along with improvements in the Company's cost structure and in operational performance, reduced debt and cash proceeds generated by Transocean Partners are expected to enhance the Company's financial flexibility.

        During 2014, progress was made in reducing key litigation-related uncertainties the company faces. Regarding Macondo, in September, the U.S. District Court for the Eastern District of Louisiana ruled that Transocean is indemnified by BP for below-surface discharge of oil under the drilling contract and that while BP had acted with gross negligence, Transocean had not. Although the decision is subject to appeal, we believe the key aspects of the ruling will be upheld and effectively eliminate Transocean's related financial risk. Additionally, the Texas Supreme Court recently determined that, under Texas law, BP is not an additional insured under our policies for below-surface discharge of oil. Separately, during the year we also received several very favorable court rulings related to ongoing Norway tax litigation.

        Finally, the Company's safety performance in 2014 was favorable with our Total Recordable Incident Rate ("TRIR") improved approximately 8% versus 2013. Transocean remains committed to the vision of "an incident-free workplace all the time, everywhere" and will continue to make investments to promote safety.

Relationship Between Target and Realizable Pay

        Consistent with our philosophy of aligning the interests of our Executive Officers with those of our shareholders by basing the majority of compensation on achieving desired performance outcomes, the actual total compensation values received by our Executive Officers, in recent years, have fallen below targeted and competitive market levels (and significantly below these levels with respect to 2012 and 2014). This is primarily a result of the lack of appreciation in the Company's share price and below-target total shareholder return relative to our peers which are reflected in our performance-based pay system.

        In contrast to the information reported in the Summary Compensation Table, which reflects the grant date fair value for stock awards, we believe that realizable pay provides a better picture of the amounts actually earned by our Named Executive Officers. In particular, we note that there have been no payouts under our performance-based CDU program over the last five performance cycles and all outstanding stock options are currently underwater.

        The graph below illustrates the effect of our performance-based compensation programs on the total compensation of our Chief Executive Officer.

 CEO Target Pay vs. Realizable Pay(1)

(1)
Realizable pay is defined as the compensation delivered or deliverable for each year calculated as of the end of the fiscal year, including: salary received, amounts actually paid under the annual incentive plan, payouts received under the contingent deferred unit "CDU") plan or, for performance periods still in progress, amounts that would be receivable if the CDU performance period ended 12/31/2014, the intrinsic ("in-the-money") value of the stock options granted in the applicable year based on the closing price at 12/31/2014, and the value of time-based deferred units ("DU"s) at 12/31/2014

2014 Compensation Program Changes

        The Company reinforced the alignment between pay and performance through changes to our executive compensation programs in 2014 and compensation award levels for 2014 and 2015.

  Program Changes

  •
  EBITDA Margin was added as a key performance measure to the performance-based Performance Award and Cash Bonus Plan for our Named Executive Officers for 2014.

  •
  Eliminated the few remaining compensation peer companies that could be considered aspirational, such that the Company's peer group now comprises companies of similar scale

  •
  The design of the Company's long-term incentive structure was also modified to further focus on performance-based compensation and to reinforce the alignment of executive compensation with shareholder interest.

  •
  Performance-based contingent deferred units ("CDU"s) were re-weighted from 33% of the long term-incentive pay mix to 50% for the 2014 - 2016 CDU performance cycle.

  •
  The focus on the CDU performance plan was further enhanced through the introduction of a second financial performance measure such that CDU payouts are now based on both absolute and relative performance metrics. For the 2014 - 2016 CDU performance cycle, Return on Capital Employed ("ROCE") has been added to relative Total Shareholder Return ("TSR"), with both measures equally weighted in measuring performance results.

  •
  Cash payments for tax equalization have been eliminated.

  Award Levels

        In recognition of the current industry down-cycle, the Compensation Committee has implemented the following executive compensation actions for our Named Executive Officers:

  •
  Reduction in 2014 annual incentive payouts (see "Discretionary Reduction in Actual Bonus Plan Compensation for 2014" below)

  •
  No payout for the 2012-2014 CDU cycle

  •
  Freeze of base salaries for all Named Executive Officers for 2015

  •
  Freeze of annual incentive opportunities for all but one of our Named Executive Officers for 2015

  •
  Reduction in target 2015 Long-Term Incentive awards for our Named Executive Officers by approximately 20%

        These compensation actions reflect the reality of our current market, while maintaining competitive compensation packages for our Named Executive Officers.

Executive Compensation Philosophy, Strategy and Design

        The objective of our compensation program is to align pay with performance. The program is designed to attract, motivate and retain superior executive talent in the geographic locations necessary to support our global operations. The program is also designed to provide our executives with a competitive compensation package that rewards performance against specific identified financial, strategic and operational goals that the Compensation Committee believes are critical to the Company's long-term success and the achievement of sustainable long-term total returns to our shareholders.

        In designing our executive compensation program, we are guided by the following principal objectives:

  •
  positioning each element of total direct compensation at approximately the median of our peer companies;

  •
  aligning annual incentive compensation with financial and strategic objectives; and

  •
  rewarding absolute financial performance and relative performance in TSR through long-term equity incentive awards.

        The Compensation Committee believes the principal elements of the compensation program of base salary, cash-based annual incentive compensation and equity-based long-term incentive compensation achieve our objective of pay and performance alignment by delivering the vast majority of executive pay as performance-based, 'at-risk' incentive compensation that is designed to balance short-term annual results and the long-term multi-year success of the Company and build long-term shareholder value without excessive risk-taking.

Setting Executive Compensation Levels

        We believe that our executive compensation program must be continuously monitored to ensure that we provide the opportunity for each of our Named Executive Officers to receive competitive compensation without providing an incentive for excessive risk-taking. The Compensation Committee annually reviews the total compensation and each component of compensation that may be paid or awarded to each of our Named Executive Officers and compares the total compensation and each component of compensation:

  •
  externally against the amounts paid to Executive Officers holding comparable positions at companies with which we compete for executive talent; and

  •
  internally for purposes of ensuring internal equity and taking individual performance, skills, and experience into account.

        We regularly assess our compensation programs to ensure they are appropriately aligned with our industry sector and with companies in other industries of comparable size, international scope and organizational complexity. We also seek to provide a direct link to enhancing shareholder value and achieving our vision and business strategy.

        The Compensation Committee employs two peer groups for setting executive compensation. The 'Compensation Peer Group' is used to assess the competitiveness of the compensation of our Named Executive Officers, and the 'Performance Peer Group' is used to evaluate the relative performance of our Company

Compensation Peer Group

        We compete for executive talent across many different sectors around the world. Our primary competitive market generally includes other companies in the energy industry (oil and gas companies, offshore drilling companies and other energy services companies). In making compensation decisions for the Named Executive Officers, each element of total direct compensation is compared against published compensation data.

        The Compensation Peer Group for 2014 comprised the following companies:

Anadarko Petroleum Corporation	Diamond Offshore Drilling, Inc.	National Oilwell Varco, Inc.
Apache Corporation	Encana Corporation	Noble Corporation plc
Baker Hughes Incorporated	Ensco plc	Noble Energy, Inc.
BG Group plc	EOG Resources, Inc.	Petrofac Limited
Cameron International Corporation	FMC Technologies, Inc.	Seadrill Limited
Canadian Natural Resources Limited	Halliburton Company	Talisman Energy Inc.
Chesapeake Energy Corporation	Marathon Oil Corporation	Weatherford International Ltd.
Devon Energy Corporation	Nabors Industries Ltd.

        In addition, we consider the compensation practices of non-energy general industry peers of comparable size and international scope in setting executive compensation levels and use the general industry data as a secondary market reference. These non-energy general industry peers are expected to vary from year-to-year based on changes in the marketplace and the availability of published survey data for companies that meet the defined size, international scope and organizational structure criteria.

        Competitive market data for the Compensation Peer Group are compiled both from published compensation surveys and from information disclosed publicly by each company for the prior year. Data for comparable non-energy general industry peers are obtained from published surveys. Our target market position is determined based on the data believed to be most relevant for a given position. For example, the Compensation Peer Group data are weighted more heavily for operations roles, and general industry data are weighted more heavily for executives overseeing administrative functions. However, in accordance with our pay-for-performance philosophy, the Compensation Peer Group data is the primary reference for assessing short-term and long-term incentive compensation levels.

        Each element of compensation and the total direct compensation for each of the Named Executive Officers is compared to the estimated market median for his or her position.

Performance Peer Group

        The Compensation Committee established the Performance Peer Group in order to evaluate the Company's total shareholder return relative to that of companies considered to be direct business competitors and competitors for investment capital. The Performance Peer Group consists of:

Baker Hughes Incorporated	Noble Corporation plc.
Diamond Offshore Drilling, Inc	Rowan Companies Inc.
Ensco plc	Schlumberger Limited
Halliburton Company	Seadrill Limited.
Nabors Industries Ltd	Weatherford International Ltd.
National Oilwell Varco, Inc.

        Following the 2014 Annual General Meeting, the Compensation Committee carefully considered the advisory vote on executive compensation result, conferred with our independent compensation consultant, evaluated the positions of shareholder advisory groups and assessed changes in global governance and Swiss legislation in an effort to maintain executive compensation programs and practices that are appropriate for the Company and effective in rewarding executives, commensurate with our business results.

Executive Compensation Components

        Our executive compensation program is designed to meet the objectives of our "pay for performance" compensation philosophy by linking a significant portion of each executive's compensation to Company and individual performance.

        The following table summarizes the purpose and key characteristics of each of the primary components of our executive compensation program.

Compensation Element	Purpose	Key Characteristics
Base Salary	Provide a base level of income, targeting the market median for executive talent. Individual circumstances may result in certain positions above or below market median.	Fixed compensation. Reviewed annually and adjusted as appropriate.
Annual Performance Bonus	Motivate executives to achieve our short-term business objectives and reward contributions toward the achievement of pre-established performance goals.	Variable compensation. Based on corporate performance compared to pre-established financial and operational performance goals. Award potential ranges from 0% to 200% of target.
Long-Term Incentive— Contingent Deferred Units

Align the interests of our executives with those of our shareholders by creating a direct correlation of realized pay to key value drivers and increased shareholder return relative to performance peers over the longterm.

Variable compensation. The number of earned units is based on both relative measures (e.g., total shareholder return relative to performance peers during three-year performance periods) and absolute performance measures (Return on Capital Employed).

Long-Term Incentive— Deferred Units	Motivate executives to contribute to long-term increases in shareholder value, build executive ownership, retain executives through multi-year vesting	Variable compensation. Long-term award with ratable vesting over three years that provides a direct correlation of realized pay to shareholder value.
Expatriate Benefits	Assist expatriate executives with part of the additional burden of an overseas posting.	Fixed compensation. Provided to expatriate executives to assist with living expenses (e.g., housing, dependent education, cost of living differentials and automobile allowances).
Other Compensation	Provide benefits that promote employee health and welfare and assist executives in carrying out their duties and increasing productivity	Indirect compensation elements consisting of health and welfare plans and minimal perquisites.
Post-Employment	Provides a measure of financial security in the event an executive's employment is terminated without cause.

Fixed compensation. Severance benefits, to the extent permissible under Swiss law, are provided pursuant to the Executive Severance Policy and are not payable in the event of a termination for cause or a voluntary resignation without good reason.

        In addition, our Named Executive Officers also hold stock options, from prior equity awards, that provide a direct link to long-term stock price appreciation.

        In assessing the reasonableness of the total direct compensation of the Named Executive Officers, particularly the compensation of our Chief Executive Officer, the Compensation Committee considered the amount and mix of compensation provided as a direct link to creating sustainable long-term shareholder value, achieving our vision and business strategy, and advancing the core principles of our compensation philosophy and objectives without excessive risk.

Base Salary

        Our Named Executive Officers receive base salaries constituting a basic level of compensation for services rendered during the year. The base salaries of our Named Executive Officers are determined by the Compensation Committee upon each officer's initial hire and reviewed in connection with a promotion or other changes in job responsibility. Each base salary is also reviewed by the Compensation Committee annually thereafter, both individually and, for internal pay equity purposes, relative to other Executive Officers. Base salary adjustments are made to reflect our desired position in the competitive market.

        The Compensation Committee reviewed the base salaries of the Named Executive Officers and gave consideration to recommendations from our Chief Executive Officer regarding the Named Executive Officers other than himself. Competitive compensation information based on Peer Group and other survey data, the job responsibilities, performance, and expected future contributions of each Named Executive Officer, and our compensation philosophy and objectives were considered when making pay adjustments. Considering input from its compensation consultant, the Compensation Committee approved the following base salaries (or US$ base salary reference) for the individuals listed below, effective March 1, 2014.

Executive	2014 Base Salary	Increase over 2013
Mr. Newman	$1,250,000	4%
Mr. Ikaheimonen(1)	$760,000	4%
Mr. Stobart	$670,000	6%
Mr. Sjobring(1)(2)	$525,000	0%
Mr. Tonnel	$440,000	4%

(1)
Base salary paid in CHF and converted to USD using the CHF : USD average 2013 exchange rate of .927
(2)
Mr. Sjobring's 2014 base salary became effective on his hire date of March 1, 2014

        In February, 2015 the Compensation Committee, in consideration of the current market down-cycle, and with consultation from the external compensation consultant, elected to freeze base salaries for the continuing Named Executive Officers, resulting in no 2015 increases over the 2014 base salaries noted above, recognizing that Mr. Newman is no longer with the Company and compensation for a new Chief Executive Officer has not yet been determined.

Annual Performance Bonus

        Our Performance Award and Cash Bonus Plan (the "Bonus Plan") is a goal-driven plan that provides participants, including the Named Executive Officers, the opportunity to earn annual cash bonuses based on performance as measured against predetermined financial and operational performance objectives. Individual target award levels, expressed as percentages of the participants' base salaries, are established by the Compensation Committee at the beginning of the year. The target award opportunities under the Bonus Plan, when combined with base salaries, are intended to position the participants, on average, to earn total cash compensation approximating competitive market median levels. Performance above and below the target provides the opportunity for participants to earn total annual cash compensation above the competitive market median, when warranted, by above-target performance, up to a designated maximum; or, the possibility of earning total annual cash compensation below the median for below-target performance.

        Under the Bonus Plan for 2014, each Named Executive Officer had a potential payout range of 0% to 200% of his individual target award opportunity. In February 2014, the Compensation Committee established a 2014 target bonus opportunity for each of the following Named Executive Officers, which is expressed as a percentage of base salary, as follows:

Mr. Newman	125%
Mr. Ikaheimonen	85%
Mr. Stobart	100%
Mr. Sjobring	60%
Mr. Tonnel	60%

        Due to the industry down-cycle, all executive 2015 target annual incentive opportunities have been maintained at 2014 levels, with the exception of Mr. Sjobring, who received a market-based adjustment to 70% of salary, and with the exception of Mr. Newman's replacement, which has not yet been determined.

2014 Bonus Payout

        The Compensation Committee considered the results of key performance areas, specified at the beginning of 2014, when determining the outcomes of the variable, performance-based compensation under the Performance Award and Cash Bonus Plan for our Named Executive Officers for 2014.

        Each of the following performance areas are measured with potential payouts ranging from 0% to 200%.

  •
  Safety Performance—30% weighting

  •
  Total Recordable Incident Rate ("TRIR")

  •
  Total Potential Severity Rate ("TPSR")

  •
  Process Safety

  •
  Cash Flow Value Added ("CFVA")—50% weighting

  •
  EBITDA Margin—20% weighting

Safety Performance

        Our business involves numerous operating hazards, and we are strongly committed to protecting people, property and the environment. Our ultimate goal is expressed in our safety vision of "an incident-free workplace-all the time, everywhere." The safety performance targets for 2014 were approved by the Compensation Committee and levels are set annually to motivate our executives to achieve continuous improvement in safety performance and to meet strict internal standards. Safety performance targets are recommended to the Compensation Committee by the Board's Health Safety and Environment Committee.

        The Compensation Committee measures our safety performance through a combination of components: Total Recordable Incident Rate ("TRIR"), Total Potential Severity Rate ("TPSR") and Process Safety. Each component makes up one-third of the overall safety performance metric.

        The following charts show our actual performance related to the formulaic payout amounts for TRIR, TPSR and Process Safety.

        Together, the safety metric outcomes resulted in a formulaic payout percentage for this measure of 38% of the total target bonus opportunity for each of the Named Executive Officers in 2014.

Total Recordable Incident Rate (TRIR)

        TRIR is a safety performance metric recognized by the U.S. Occupational Safety & Health Administration and is used by companies across an array of different industries. We calculate TRIR based upon the guidelines set forth by the International Association of Drilling Contractors (the "IADC"), an industry group for the drilling industry. The IADC methodology calculates TRIR by taking the aggregate number of occurrences of work-related injuries or illnesses that result in any of the following: fatality; a physician or licensed health care professional recommending days away from work due to the injury or illness; an employee not being able to perform all of his or her routine job functions (but not resulting in days away from work); or any other medical care or treatment beyond minor first aid. The TRIR is the number of such occurrences for every 200,000 employee hours worked.

        The Compensation Committee approved a TRIR target for 2014 of .64, which would represent further progress toward our safety vision. Values above and below this target were calculated in accordance with the chart below, with outcomes falling in between two boundaries interpolated on a straight-line basis:

TRIR Outcome to Target	Bonus Payout
20% Improvement Exceeding Target	200%
10% Improvement Exceeding Target	150%
Target	100%
10% Shortfall	50%
20% Shortfall	0%

        Any TRIR outcome representing a shortfall of more than 20% as compared to the target would result in a 0% bonus payout for the TRIR metric and any outcome representing an improvement of 20% or greater as compared to the target would result in a payout of 200% for the TRIR metric. Our TRIR outcome for 2014 was .54, representing an improvement of just under 20% as compared to target. This resulted in a formulaic result of 178% of target for the TRIR metric.

Total Potential Severity Rate (TPSR)

        TPSR is an internally developed safety measure that we utilize to capture the potential severity of incidents over a period of time. TPSR is calculated by taking the sum of all potential severity values assigned to the incidents, multiplying that number by 200,000, then dividing that number by total employee hours worked. After the occurrence of an incident, the manager(s) responsible for the drilling unit or onshore facility where the incident took place complete an incident report that assigns a preliminary severity value to the incident. The Company also has an independent oversight and review process to evaluate and confirm the potential severity assigned to each incident. The severity value is derived by inputting data into our comprehensive severity calculator. For instance, for dropped objects, the height from which the item was dropped and the weight of the object are inputs into the severity calculator.

        The Compensation Committee approved a TPSR target for 2014 of 25.80, which represents further progress toward our safety vision. Values above and below this target were calculated in accordance with the chart below, with outcomes falling in between two boundaries interpolated on a straight-line basis:

TPSR Outcome to Target	Bonus Payout
20% Improvement Exceeding Target	200%
10% Improvement Exceeding Target	150%
Target	100%
10% Shortfall	50%
20% Shortfall	0%

        Any TPSR outcome representing a shortfall of more than 20% as compared to the target would result in a 0% bonus payout for the TPSR metric and any outcome representing an improvement of 20% or greater as compared to the target would result in a payout of 200% for the TPSR metric. Our TPSR outcome for 2014 of 30.88 represented close to a 20% shortfall as compared to the target. This shortfall resulted in a formulaic result of 1.6% of target for the TPSR metric. This TPSR measure, when considered in relation to TRIR offers a more holistic view of our safety performance. During 2014, the company experienced a reduction in the number of recordable work related injuries or illnesses, leading to positive results reflected in TRIR; however, in reviewing our recordable safety incidents, we identified an increased prevalence of potential severity, leading to the weak TPSR result noted above. Consistent with our commitment to safety, improving incident severity will be a point of focus for the Company in 2015.

Process Safety

        We believe that in addition to personnel and behavioral safety, prevention and mitigation of major hazards or process incidents are critical components of a successful safety program. Accordingly, Process Safety is an internally developed safety measure designed to assess the management of major hazards in order to prevent or mitigate a major accident or significant event.

        We use industry standard definitions of significant events, which include:

  •
  Fire, explosion, or release of a hazardous substance with serious injury or fatality

  •
  Major structural damage

  •
  Serious injuries/fatalities

  •
  Uncontrolled release of hazardous fluids

        To implement this safety measure, we measure the number of process safety events that are likely predictors or leading indicators of a potential significant event. The 2014 target, for process safety events, was established equal to the baseline of events that occurred on our installations in 2013. In 2014, the reduction in the number of process safety events resulted in maximum achievement of the Process Safety metric.

Financial Performance

Cash Flow Value Added (CFVA)

        Fifty percent of the target award opportunity for each Named Executive Officer under the 2014 Cash Bonus Plan was based upon our achievement of CFVA relative to the CFVA delivered in 2013.

        The CFVA performance measure is designed to measure the generation of cash returns in excess of the Company's cost of capital. CFVA is equal to Earnings Before Interest, Depreciation and Amortization ("EBIDA") less a charge for Average Capital that is based on the weighted average cost of capital multiplied by Average Capital.

  •
  EBIDA is calculated as net income (loss) before extraordinary items, plus depreciation expense, plus (minus) net interest (income) expense, plus (minus) loss (gain), net of tax, plus expenditures related to approved long-term investments.

  •
  Average Capital is equal to total equity, plus total long-term debt (book value), minus cash and cash equivalents, minus goodwill, plus capitalized lease obligations under GAAP (short and long term), plus accumulated depreciation on fixed assets, plus incremental capital expenditures during the year, minus capital expenditures related to newbuilds and other approved long-term investments.

  •
  For the purpose of calculating CFVA in 2014, the weighted average cost of capital was set at 9% at the start of the year.

        Our method for setting the CFVA target is intended to improve the relationship between expected payouts and returns for shareholders. Performance was calculated on a sliding scale that measures our CFVA improvement in 2014 relative to our CFVA performance in 2013, adjusted to ensure consistency in the year-over-year calculation. This approach strongly focuses management on improving the CFVA generated from our existing assets, disposing of assets with poor CFVA generation prospects, making investments that build our company and enable us to deliver long-term improvements in performance. Under this model, if management delivers performance to earn the weighted average cost of capital on the increase in Average Capital, then our CFVA will be the same as in the prior year, which will provide a target bonus for this performance measure. If our CFVA improves by an amount equal to or greater than

4% of the Average Capital, at the end of the prior year, a bonus equal to 200% of the target bonus will be earned for this performance measure. Similarly, if our CFVA declines by an amount equal to or greater than 4% of the Average Capital at the end of the prior year, a bonus equal to 0% of the target bonus will be earned for this performance measure. The bonus multiple will be determined on a straight- line basis between these end points.

        We achieved a CFVA of $424 million in 2014, which resulted in a payout of 102.1% of the target bonus amount for this performance component, in accordance with this methodology, and a formulaic result for this measure of 51% of the total target bonus opportunity for each of the Named Executive Officers.

EBITDA Margin

        The Earnings Before Interest, Tax, Depreciation and Amortization ("EBITDA") Margin performance measure was added to the 2014 annual Performance Award and Cash Bonus Plan to more closely align the annual incentive plan with the company's business priorities. This measure also sharpened the annual incentive plan's focus on financial results. EBITDA margin is expressed as a percent of revenue.

        This EBITDA Margin objective represented 20% of the total target annual bonus amount, with potential payouts ranging from 0% to 40% of the total target bonus amount based on actual performance.

        Based on specific targets set at the beginning of the 2014 annual bonus performance cycle, we achieved an EBITDA margin of 41.8% in 2014, representing an increase from 37.0% EBITDA margin in 2013. This performance resulted in a payout of 95.0% of the target bonus amount for this performance component, and a formulaic payout percentage for this measure of 19.0% of the total target bonus opportunity for each of the Named Executive Officers.

Discretionary Reduction in Actual Bonus Plan Compensation for 2014

        Based on the performance measures described above and using the pre-determined weighting assigned to each measure by the Compensation Committee, the formulaic bonus outcome for each of our Named Executive Officers was 108% of targeted bonus opportunity under the Performance Award and Cash Bonus Plan for 2014. The components of this total bonus payout under the Performance Award and Cash Bonus Plan for 2014 are as follows:

Performance Measure	Threshold Payout	Target Payout	Maximum Payout	Actual Payout
Safety	0%	30%	60%	38%
CFVA	0%	50%	100%	51%
EBITDA Margin	0%	20%	40%	19%

Total				108%

        With the formulaic bonus outcome confirmed at 108%, the Compensation Committee then applied its discretion, taking into account views from the Health, Safety and Environmental Committee with respect to overall safety performance. With this discretion, the Committee reduced the final actual bonus outcome for each Named Executive Officer from 108% to 99.1% of each executive's target bonus opportunity. For specific award amounts, see "Executive Compensation Summary Compensation Table" below.

Long-Term Incentives (LTI)

        We establish competitive long-term incentive opportunities for our Named Executive Officers that motivate achievement of long-term operational goals and increased total shareholder return, align the interests of participants with those of shareholders and vary in the ultimate actual value of the awards based on the Company's actual total shareholder return and stock price appreciation.

        Excluding Mr. Sjobring who was hired in March, 2014, all of our Named Executive Officers received a reduction in 2014 LTI grant value compared to 2013 LTI awards. The Named Executive Officer group, excluding Mr. Sjobring, received an aggregate LTI grant value of approximately $12.2 million in 2014. This represents a $2.9 million reduction from the 2013 aggregate LTI grant value of approximately $15.1 million awarded to this group, reflecting a 19.5% reduction in LTI grant value from 2013 to 2014.

        The grant date fair value of LTI awards granted to the Named Executive Officers in 2014, and as documented in the Summary Compensation Table, were as follows.

2014 LTI Grant Value
Mr. Newman	$6,975,900
Mr. Ikaheimonen	$2,343,689
Mr. Stobart	$2,156,353
Mr. Sjobring	$1,621,429
Mr. Tonnel	$876,890

(1)
Mr. Sjobring received an above target LTI equity grant in 2014 to, in part, restore equity value forfeited with his prior employer.

        To provide an appropriate balance of incentives tied to performance, two types of long-term equity instruments were used in 2014 including Contingent Deferred Units and Deferred Units. The form of equity awards, and their weightings, made to our Named Executive Officers are discussed below.

Contingent Deferred Units (CDU)

        The target value of the 2014 CDU grants to each of the Named Executive Officers was approximately one-half (50%) of each officer's total 2014 long-term incentive award target value.

        Each CDU represents one share and is based on performance over a set performance cycle. In 2014, the Compensation Committee added a financial-based absolute metric of return on capital employed ("ROCE") to complement the existing market-based performance measure of total shareholder return of the Company relative to the Performance Peer Group. Performance is determined by comparing the Company's actual ROCE performance against the ROCE goal approved by the Compensation Committee, and relative TSR performance against the Company's performance peer group over the three year performance cycle. Each of the two performance measures, total shareholder return and return on capital employed, are weighted equally in determining the earned award, with maximum performance in both measures resulting in an earned award of 200% of target.

        Threshold performance, with respect to total shareholder return, is total shareholder return ranking at or above the 25th percentile of the Performance Peer Group, at which 25% of the target award is earned. Performance ranking below the 25th percentile results in no award being earned with respect to total shareholder return.

        Target performance, with respect to total shareholder return, is performance ranking at or above the median of the Performance Peer Group, at which 50% of the target award is earned.

        At maximum performance with respect to total shareholder return, which is considered to be ranking at the top of the Performance Peer Group (or at or above the 90th percentile of the Performance Peer Group in the event that any peer ceases to be publicly traded), 100% of the target award is earned.

        With respect to the return on capital employed CDU measure, a range of performance outcomes has been defined to set the threshold, target and maximum performance levels for this measure. In setting the ROCE goal, the Committee believed that achieving results at the target level would be challenging and substantially not certain, and achieving results meaningfully above target would be extremely difficult but not unattainable.

        Upon completion of the 2014 - 2016 CDU performance cycle, the Committee will determine final payout levels and CDUs, combined with a cash payment equal to any dividends or equivalents accrued during the performance cycle for earned and vested shares, will be distributed to the Named Executive Officer.

Deferred Units (DU)

        The target value of the 2014 DU grants to each of the Named Executive Officers was approximately one-half (50%) of each officer's total 2014 long-term incentive award target value.

        Time-vested deferred units ("DUs") were granted to all Named Executive Officers as part of the 2014 annual long-term incentive grants. Each DU represents one share and vests over a three-year schedule (ratably one-third each year), contingent on continued service.

Long-Term Incentive Compensation for 2014

        In 2015, the Compensation Committee evaluated the Company's total shareholder return ("TSR") relative to the Performance Peer Group, for the three-year performance period from January 1, 2012, through December 31, 2014, and determined that the Company's performance fell below threshold.

        The result of this determination, by the Compensation Committee, was that no performance-contingent deferred units ("CDU"s) were earned. The CDUs granted to executives for the 2012-2014 performance period were canceled for no value.

Employment Agreements with Members of the Executive Management Team

        In connection with the implementation of the Minder Ordinance, and as disclosed in the 2014 Annual General Meeting and Proxy Statement Compensation Discussion & Analysis, we entered into certain employment agreements with members of the Executive Management Team in December 2013 to memorialize prior arrangements in effect with them.

        We have agreed in each of these employment agreements to propose alternative terms during the fourth quarter of 2015 to achieve compliance with the Minder Ordinance by January 1, 2016, and the members of the Executive Management Team have agreed to cooperate to reach acceptable terms in compliance with such legislation.

Expatriate Benefits

        For our Named Executive Officers who accept an international assignment, we also provide certain expatriate benefits, including relocation expenses, housing, car, cost of living allowances and educational expenses for dependent children. The types and values of these mobility benefits for each Named Executive Officer are included in the Summary Compensation Table under "All Other Compensation" and described in the notes to that table.

        Beginning in 2014, the above-mentioned expatriate benefits are no longer eligible for tax protection or tax equalization.

Indirect Compensation

        In addition to base salary and annual and long-term incentive compensation, we offer other indirect compensatory arrangements to our executives. These indirect elements of executive compensation are not performance-based and are offered as part of the overall compensation package to ensure that the package is competitive with other companies with which we compete for talent. Below is a summary of the principal indirect elements of compensation for our Named Executive Officers.

Health, Welfare and Retirement

        Our Named Executive Officers are eligible for Company-wide benefits on substantially the same basis as other full-time employees, including: savings, pension, medical, and life insurance benefits. Our Named Executive Officers also receive a supplemental life insurance benefit equal to four times covered annual earnings. This benefit is capped at a maximum of $1 million for Named Executive Officers on the U.S. payroll, and uncapped for the Named Executive Officers not on the U.S. payroll, consistent with respective market practice. In addition, we make a supplemental pension plan available to employees (including the Named Executive Officers) to compensate for benefits that otherwise would be unavailable due to Internal Revenue Service ("IRS") limits on qualified plans.

Perquisites

        We offer limited perquisites as a recruiting and retention tool. Each of our Named Executive Officers may receive up to $5,000 in financial planning. Our Named Executive Officers are also eligible to receive reimbursement for club membership dues and an annual physical exam paid by the Company. The amounts of these perquisites were taxable to the Named Executive Officers in 2014.

        The Compensation Committee annually reviews the nature and amount of the perquisites and other personal benefits provided to each of our Named Executive Officers to ensure that such perquisites are reasonable and competitive with market practice.

Post-Employment Compensation

        We believe that the competitive marketplace for executive talent requires us, subject to compliance with the Minder Ordinance, to provide our Executive Officers with a severance package. Unless prohibited by the Minder Ordinance, each of our Executive Officers is eligible to receive severance benefits in the event we choose to terminate the Executive Officer at our convenience.

        The benefits provided in the event of an involuntary termination under the terms of our executive severance benefit policy include a cash severance benefit limited to 52 weeks of base salary; a pro rata share of the termination year's targeted award level under the Bonus Plan for such Named Executive Officer, as determined by the Compensation Committee, treatment of long-term incentive awards under the convenience-of-company termination provision as provided for in the terms and conditions of each award (as more fully described under "Executive Compensation-Potential Payments Upon Termination or Change of Control"); and outplacement services not to exceed 5% of the base salary of the Named Executive Officer.

        We also believe that the interests of our shareholders are served by including a double-trigger change-of-control provision in the Bonus Plan and the Long-Term Incentive Plan for Named Executive Officers who would be integral to the success of, and are most likely to be impacted by, a change of control. By requiring two triggering events to occur, we believe that those Executive Officers who remain with us through a change of control will be appropriately focused while those who depart as a result of a change of control will be appropriately compensated. The types of payments that will be made to our executives, along with estimated values as of December 31, 2014, are described under "Executive Compensation-Potential Payments Upon Termination or Change in Control."

        The Compensation Committee periodically reviews severance packages offered to the Executive Officers to ensure the benefits are aligned with prevailing market practices. In order for a Named Executive Officer to receive the benefits described above, the Named Executive Officer must first sign a release of all claims against the Company and enter into a Confidentiality Agreement covering our trade secrets and proprietary information.

        The Minder Ordinance will require changes to some of the post-employment compensation features described above in relation to our Executive Management Team. Full compliance with the requirements of the Minder Ordinance must be achieved by January 1, 2016. For any executive officers who become members of the Executive Management Team after January 1, 2014, the limitations of the Minder Ordinance with respect to severance will apply immediately.

Executive Compensation Governance, Policy and Practice

        The Compensation Committee is responsible for the executive compensation program design and decision-making process. The Compensation Committee solicits input from the independent members of the Board of Directors, the Chief Executive Officer and other members of management, and the Compensation Committee's independent compensation consultant to assist with its responsibilities. The following summarizes the roles of each of the key participants in the executive compensation decision-making process.

Compensation Committee

        The Compensation Committee, composed solely of Board members who (a) are elected to the Compensation Committee by our shareholders in accordance with Swiss law, (b) are not employees of the Company, (c) meet the independence requirements of the NYSE, and (d) meet the qualifications of outside directors under Section 162(m) of the U.S. Internal Revenue Code, is responsible for overseeing our executive compensation and long-term incentive programs. Specifically, the Compensation Committee is responsible for:

  •
  reviewing and approving the target and actual compensation paid and the benefit levels received by our Executive Officers and other officers, at or above the Senior Vice President level;

  •
  annually establishing focus areas for our Chief Executive Officer, annually evaluating all aspects of our Chief Executive Officer's performance in light of these focus areas (with the participation of all non-executive members of the Board of Directors), and setting our Chief Executive Officer's compensation based on this evaluation and after reviewing data concerning compensation practices in the competitive market;

  •
  establishing and approving our executive compensation plans and arrangements to provide benefits to our Executive Officers and other officers at or above the Senior Vice President level, in accordance with the goals and objectives of the Company, as established by the Board of Directors;

  •
  administering the Company's Long-Term Incentive Plan, including determining plan eligibility and approving individual awards for all plan participants;

  •
  administering the Company's Performance Award and Cash Bonus plan and approving individual awards for all Executive Officers;

  •
  considering and approving executive employment and, to the extent permissible under Swiss law, severance agreements or other contractual agreements that may be entered into with our Executive Officers (which shall not include "single-trigger" change-in-control agreements);

  •
  reviewing and discussing this Compensation Discussion and Analysis with our management and, based upon such review and discussion, recommending to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for our Annual General Meeting;

  •
  assessing the risks associated with the Company's compensation arrangements; and

  •
  annually recommending to the Board of Directors for submission to and ratification by the shareholders the maximum aggregate amount of compensation for the Board of Directors and the Executive Management Team for the relevant period.

        The Compensation Committee currently consists of four directors: Tan Ek Kia, Chairman, Frederico F. Curado, Vincent J. Intrieri and Martin B. McNamara.

Independent Compensation Consultant

        To assist in discharging its responsibilities, the Compensation Committee has engaged an independent executive compensation consulting firm, Pay Governance LLC, which continued to advise the Compensation Committee on executive compensation matters in 2014.

        In order not to impair the independence of the Compensation Committee's compensation consultant or create the appearance of such an impairment, the Compensation Committee adopted a policy that any compensation consultant to the Compensation Committee may not provide other services to the Company in excess of $100,000. Neither Pay Governance nor any of its affiliates provided the Company with any other services in 2014. In August 2013, the Compensation Committee assessed whether the work of Pay Governance for the Compensation Committee raised any conflict of interest and subsequently, annually reviews the performance, independence and potential conflicts of interest of Pay Governance each May considering the independence factors set forth under Rule 10C-1 of the Securities Exchange Act. The Compensation Committee has concluded that no conflict of interest exists that would prevent Pay Governance from continuing to independently represent the Compensation Committee.

        In advising the Compensation Committee, the compensation consultant reports to and acts at the direction of the Compensation Committee. The Compensation Committee directs the compensation consultant in the performance of its duties under its engagement to provide certain guidance on an ongoing basis, including:

  •
  expertise on compensation strategy and program design;

  •
  information relating to the selection of the Company's peer groups;

  •
  relevant market data and alternatives to consider when making compensation decisions;

  •
  assistance in establishing and updating annual and long-term incentive guidelines;

  •
  periodic reviews of the total executive compensation program; and

  •
  support and advice as the Compensation Committee conducts its analysis of and makes its decisions regarding executive compensation.

        The Compensation Committee does not necessarily adopt all recommendations given by the compensation consultant but uses the consultant's work as a reference in exercising its own judgment with respect to its own executive compensation actions and decisions.

        The compensation consultant participates in every meeting of the Compensation Committee and meets privately with the Compensation Committee at the Compensation Committee's request. Our management provides information to the consultant but does not direct or oversee its activities with respect to our executive compensation program.

Other Advisors

        From time-to-time, management engages other advisors to assist in providing advice to the Compensation Committee, regarding executive compensation matters. Such advisors have included, among others, an outside corporate law firm to provide advice regarding various legal issues, financial analysts to examine relevant performance metrics and an outside actuarial firm to evaluate benefits programs. The Compensation Committee evaluates these advisors for independence, when retained.

Management

        Our Chief Executive Officer annually reviews the competitive pay position and the performance of each member of senior management other than himself/herself. Our Chief Executive Officer's conclusions and recommendations, including his or her conclusions and recommendations with respect to base salary adjustments and award amounts for the current year and target annual award amounts for the next year under our Performance Award and Cash Bonus Plan, are presented to the Compensation Committee. The

Compensation Committee makes all compensation decisions and approves all share-based awards for the Named Executive Officers and other officers at or above the Senior Vice President level. The Compensation Committee may exercise its discretion in modifying any compensation adjustment or awards to any Executive Officer, including reducing or increasing the payment amount for one or more components of such awards.

        Officers and other employees in our Human Resources Department assist our Chief Executive Officer with his or her recommendations and develop and present other recommendations regarding compensation to the Compensation Committee as may be requested. Our officers and other employees participate in Compensation Committee discussions in an informational and advisory capacity and have no authority in the Compensation Committee's decision-making process.

Additional Executive Compensation Information

Use of Tally Sheets

        The Compensation Committee reviews compensation tally sheets, prepared by management, that present comprehensive data on the total compensation and benefits package for each of our Named Executive Officers. Tally sheets include all current compensation components, as well as additional analyses with respect to hypothetical terminations to consider potential payments under such circumstances. The Compensation Committee does not use the tally sheets to determine the various elements of compensation or the actual amounts of compensation to be approved; but, rather to evaluate the various aspects of the Company's programs.

Stock Ownership Guidelines for Executives

        We believe it is important for our Named Executive Officers to build and maintain an appropriate minimum equity stake in the Company. The Company's stock ownership guidelines for Named Executive Officers are intended to further align executives' interests with the interests of our shareholders. Under these guidelines, Named Executive Officers must retain 50% of any vesting stock prior to coming into compliance with ownership requirements. Each of our Named Executive Officers must own an amount of shares equivalent to the following:

CEO	6x base pay
President and Executive Vice President	3x base pay
Senior Vice President	2x base pay

        Compliance with this policy is reviewed by the Compensation Committee and executives must certify their compliance on an annual basis. The Committee may exercise its discretion in response to any non-compliance of this policy.

No Hedging of Company Stock

        We have a policy that prohibits any of our Executive Officers and directors from holding derivative instruments tied to our shares, other than derivative instruments that may be issued by us. Our Executive Officers and directors are prohibited from hedging, engaging in short sales and holding our shares in margin accounts.

No Pledging of Company Stock

        We have a policy that prohibits any of our Executive Officers and directors from pledging shares issued by us.

        Our Executive Officers and directors must certify compliance with the hedging and pledging provisions of our Insider Trading Policy on an annual basis.

Executive Compensation Recoupment/Clawback Policy

        Under the Incentive Compensation Recoupment Policy, the Company is authorized to recover or adjust incentive compensation to the extent the Compensation Committee determines that payments or awards have exceeded the amount that would otherwise have been received, due to a restatement of our financial statements or if the Compensation Committee determines that an executive has engaged in, or has knowledge of, and fails to prevent or disclose, fraud or intentional misconduct pertaining to any financial reporting requirement.

Tax Impact on Compensation

        To the extent attributable to our United States subsidiaries and otherwise deductible, Section 162(m) of the Internal Revenue Code ("Section 162(m)") limits the tax deduction that United States subsidiaries can take with respect to the compensation of designated Executive Officers, unless the compensation is "performance-based."

        Under the LTIP, the Compensation Committee has the discretion to award compensation that qualifies as performance-based compensation under Section 162(m) based on the achievement of objective performance goals. All Executive Officers are eligible to receive this type of award. The Compensation Committee has determined, and may in the future determine, to award compensation that does not qualify under Section 162(m) as performance-based compensation.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors has reviewed and discussed the above Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Company's Board of Directors that the above Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:
Tan Ek Kia, Chairman Frederico F. Curado Vincent J. Intrieri Martin B. McNamara

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table summarizes annual and long-term compensation awarded, earned or paid for services in all capacities to the Named Executive Officers for the fiscal year ended December 31, 2014, and for those officers who were also Named Executive Officers for 2013 or 2012, for fiscal years ended December 31, 2013 or 2012.

Name and Principal Position	Year	Salary(1) $	Discretionary Bonus $	Stock Awards(2) $	Option Awards(2) $	Non-Equity Incentive Plan Compensation(3) $	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) $	All Other Compensation(6) $	Total $
Steven L. Newman(5)	2014	1,241,667	—	6,795,900	—	1,539,065	3,819,129	852,854	14,248,615
President and Chief	2013	1,191,667	—	6,136,767	2,145,403	1,382,625	555,396	2,525,706	13,937,564
Executive Officer	2012	1,141,667	—	5,934,659	2,584,048	1,540,007	1,749,000	1,102,514	14,051,895
Esa Ikaheimonen	2014	766,364	—	2,343,689	—	613,107	—	769,045	4,492,205
Executive Vice	2013	731,487	—	2,130,800	744,930	544,921	—	984,635	5,136,773
President and	2012	89,694	248,724	726,383	—	77,759	—	185,338	1,327,898
Chief Financial Officer
John B. Stobart	2014	664,167	—	2,156,353	—	658,636	202,852	687,852	4,369,860
Executive Vice	2013	631,667	—	1,917,706	670,430	586,280	97,050	983,866	4,886,999
President and Chief	2012	153,750	300,000	976,351	—	166,803	18,650	21,204	1,636,758
Operating Officer
Lars A. Sjobring	2014	450,820	153,770	1,621,429	—	307,302	—	448,167	2,930,271
Senior Vice President
and General Counsel
David Tonnel	2014	437,500	—	876,890	—	260,290	358,021	273,368	2,206,069
Senior Vice President	2013	420,833	—	1,022,795	357,561	234,290	85,842	249,841	2,371,162
and Controller	2012	387,875	—	1,032,105	449,400	242,341	92,548	368,865	2,573,134

(1)
Base salary is denominated in U.S. dollars (US$). Mr. Ikaheimonen's salary was paid in Swiss francs (CHF) but, for purposes of this table, converted to US$ using the average annual CHF to US$ exchange rates of 1.09381 and 1.07895 for 2014 and 2013, respectively, and exchange rates ranging from 1.0074 to 1.1154 for 2012.

(2)
Represents the aggregate grant date fair value during such year under accounting standards for recognition of share-based compensation expense for the specified year. For a discussion of the valuation assumptions with respect to these awards, please see Note 18 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(3)
Non-Equity Incentive Plan Compensation includes annual cash bonuses paid to the Named Executive Officers based on service during the year included in the table and awarded in the following year pursuant to the Performance Award and Cash Bonus Plan. The Performance Award and Cash Bonus Plan, including the performance targets used for 2014, is described under "Compensation Discussion and Analysis—Performance Award and Cash Bonus Plan."

(4)
There are no nonqualified deferred compensation earnings included in this column because no Named Executive Officer received above-market or preferential earnings on such compensation during 2014, 2013 or 2012.

(5)
On February 16, 2015, Steven Newman stepped down as the President and Chief Executive Officer and Ian Strachan, Chairman of the Board of Transocean Ltd., immediately assumed the role of Interim Chief Executive Officer.

(6)
All other compensation for 2014 consists of the following:

Name	Company Contributions to Savings Plans(1) $	Life Insurance Premiums $	Dividend Equivalents on Time-vested DUs $	Club Membership Dues $	Expatriate Assignment Allowances(b) $	Expatriate Relocation and Geographic Differential $
Steven L. Newman	15,600	4,212	409,717	398	422,927	—
Esa Ikaheimonen	161,742	58,495	150,779	—	398,029	—
Lars A. Sjobring	75,144	13,884	60,503	2,404	251,673	44,559
John B. Stobart	15,600	9,114	144,490	1,412	435,084	82,152
David Tonnel	15,600	3,300	59,175	2,455	192,661	177

(1)
Messrs. Newman, Stobart and Tonnel participate in the U.S. 401(k) Savings Plan. Messrs. Ikaheimonen and Sjobring participate in the Transocean Management Ltd. Pension Plan. Amounts shown represent Company contributions to those plans.

(2)
Amounts represent automobile allowances and housing allowances for Mr. Newman ($198,341), Mr. Ikaheimonen ($196,772), Mr. Sjobring ($163,934), Mr. Stobart ($198,341) and Mr. Tonnel ($60,600); home country leave allowances for Mr. Newman ($41,335), Mr. Stobart ($49,602), Mr. Ikaheimonen ($17,078), Mr. Sjobring ($20,116) and Mr. Tonnel ($43,319); cost of living adjustment for Mr. Newman ($99,964), Mr. Stobart ($99,964), Mr. Ikaheimonen ($99,148) and Mr. Sjobring ($67,623); and dependent education costs for Mr. Newman ($83,287), Mr. Ikaheimonen ($85,082), Mr. Stobart ($87,176), and Mr. Tonnel ($88,742).

Grants of Plan-Based Awards for 2014

        The following table provides information concerning the annual performance bonus and long-term incentive awards made to each of the Named Executive Officers in the fiscal year ended December 31, 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)					Exercise or Base Price of Option Award ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
								Number of Shares of Stock or Units(3)	Number of Securities Underlying Options(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven L. Newman	—	—	1,562,500	3,125,00	—	—	—	—	—	—	—
	2/13/2014	—	—	—	—	90,365	180,730	—	—	—	2,877,673
	2/13/2014	—	—	—	—	—	—	90,365	—	—	3,918,226
Esa Ikaheimonen	—	—	646,000	1,292,000	—	—	—	—	—	—	—
	2/13/2014	—	—	—	—	31,164	62,328	—	—	—	992,418
	2/13/2014	—	—	—	—	—	—	31,164	—	—	1,351,271
Lars A. Sjobring	—	—	315,000	630,000	—	—	—	—	—	—	—
	3/1/2014	—	—	—	—	16,430	32,860	—	—	—	488,628
	3/1/2014	—	—	—	—	—	—	26,717	—	—	1,132,801
John B. Stobart	—	—	670,000	1,340,000	—	—	—	—	—	—	—
	2/13/2014	—	—	—	—	28,673	57,346	—	—	—	913,092
	2/13/2014	—	—	—	—	—	—	28,673	—	—	1,243,261
David Tonnel	—	—	264,000	528,000	—	—	—	—	—	—	—
	2/13/2014	—	—	—	—	11,660	23,320	—	—	—	371,313
	2/13/2014	—	—`	—	—	—	—	11,660	—	—	505,577

(1)
This column shows the amount of cash payable to the Named Executive Officers under our Performance Award and Cash Bonus Plan. Actual amounts earned by the Named Executive Officers under the plan appear in the Non-Equity Incentive Plan Compensation Column of the Summary Compensation Table. For more information regarding our Performance Award and Cash Bonus Plan, including the performance targets used for 2014, see "Compensation Discussion and Analysis—Performance Award and Cash Bonus Plan."

(2)
The February 13, 2014 contingent deferred unit award is subject to a three-year performance period ending on December 31, 2016. The actual number of deferred units received will be determined in the first 60 days of 2017 and is contingent on our performance in total shareholder return relative to the Performance Peer Group and achievement of ROCE performance goals. Any earned shares will vest on December 31, 2017. For more information regarding the LTIP, including the performance targets used for 2014 and the contingent nature of the awards granted under the LTIP, please read, "Compensation Discussion and Analysis—Long-Term Incentive Plan."

(3)
This column shows the number of time-vested deferred units granted to the Named Executive Officers under the LTIP. The units vest in one-third increments over a three-year period commencing on the anniversary of the date of grant.

(4)
This column represents the grant date fair value of these awards calculated in accordance with accounting standards for recognition of share-based payment awards. The 2014 contingent deferral unit award's fair value is calculated using both the Monte Carlo simulation to value TSR, and ROCE valued at the stock price on the grant date.

(5)
This column represents the grant date fair value of these awards calculated in accordance with accounting standards for recognition of share-based payment awards.

Outstanding Equity Awards at Year-End 2014

        The following table sets forth certain information with respect to outstanding equity awards at December 31, 2014, for the Named Executive Officers.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Not Exercisable (#)	Option Exercise Price ($/Share)	Grant/ Award Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, Other Rights That Have Not Vested(2) ($)
Steven L. Newman	17,248		$83.70	7/13/2006	7/12/2016
	17,248		$73.21	10/12/2006	10/11/2016
	27,728		$144.32	7/9/2008	7/8/2018
	56,000		$60.19	2/12/2009	2/11/2019
	63,675		$80.26	3/1/2010	2/29/2020
	57,621		$78.76	2/10/2011	2/9/2021
	88,162	44,082	$50.79	2/17/2012	2/16/2022
	41,170	82,342	$59.30	2/14/2013	2/13/2023
				2/17/2012		18,098	331,736
				2/14/2013		30,680	562,364
				2/13/2014		90,365	1,656,390
				2/14/2013				46,020	(3)	843,547
				2/13/2014				90,365	(4)	1,656,390
Esa Ikaheimonen	14,295	28,591	$59.30	2/14/2013	2/13/2023
				11/15/2012		5,389	98,780
				2/14/2013		10,653	195,269
				2/13/2014		31,164	571,236
				2/14/2013				15,979	(3)	292,895
				2/13/2014				31,164	(4)	571,236
Lars A. Sjobring				3/1/2014		10,287	188,561
				3/1/2014		16,430	301,162
				3/1/2014				16,430	(4)	301,162
John B. Stobart	12,865	25,732	$59.30	2/14/2013	2/13/2023
				10/1/2012		7,042	129,080
				2/14/2013		9,588	175,748
				2/13/2014		28,673	525,576
				2/14/2013				14,381	(3)	263,604
				2/13/2014				28,673	(4)	525,576
David Tonnel	3,401		$144.32	7/9/2008	7/8/2018
	9,164		$60.19	2/12/2009	2/11/2019
	2,729		$74.93	9/1/2009	8/31/2019
	11,792		$83.32	2/18/2010	2/17/2020
	8,731		$78.76	2/10/2011	2/9/2021
	15,332	7,667	$50.79	2/17/2012	2/16/2022
	6,861	13,724	$59.30	2/14/2013	2/13/2023
				2/17/2012		3,148	57,703
				2/14/2013		5,114	93,740
				2/13/2014		11,660	213,728
				2/14/2013				7,670	(3)	140,591
				2/13/2014				11,660	(4)	213,728

(1)
Represents time-vested deferred unit awards. Awards vest in one-third increments over a three-year period on the anniversary of the date of grant.

(2)
For purposes of calculating the amounts in these columns, the closing price of our shares on the NYSE on December 31, 2014, of $18.33 was used.

(3)
Represents the February 13, 2013, contingent deferred unit award, which is subject to a three-year performance period ending on December 31, 2015. The actual number of deferred units received will be determined in the first 60 days of 2016 and is contingent on our performance in total shareholder return relative to the Performance Peer Group. Any shares earned will vest on December 31, 2015. For more information regarding the LTIP, please read "Compensation Discussion and Analysis—Long-Term Incentive Plan."

(4)
Represents the February 13, 2014, contingent deferred unit award, which is subject to a three-year performance period ending on December 31, 2016. The actual number of deferred units received will be determined in the first 60 days of 2017 and is contingent on our performance in total shareholder return relative to the Performance Peer Group. Any shares earned will vest on December 31, 2016. For more information regarding the LTIP, please read "Compensation Discussion and Analysis—Long-Term Incentive Plan."

  Option Exercises and Shares Vested for 2014

          The following table sets forth certain information with respect to the exercise of options and the vesting of deferred units, as applicable, during 2014 for the Named Executive Officers.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven L. Newman	—	—	42,161	1,786,292
Esa Ikaheimonen	—	—	6,489	221,767
Lars A. Sjobring	—	—	—	—
John B. Stobart	—	—	7,541	268,641
David Tonnel	—	—	4,162	176,347

(1)
Calculated by multiplying the closing price of our shares on the NYSE on the date of vesting multiplied by the number of shares that vested on such date.

Pension Benefits for 2014

        We maintain the following pension plans for executive officers and other employees that provide for post-retirement income based on age and years of service:

  •
  Transocean U.S. Retirement Plan,

  •
  Transocean Pension Equalization Plan,

  •
  Transocean International Retirement Plan, and

  •
  Transocean Management Ltd. Pension Plan.

        The following table and narrative disclosure set forth certain information with respect to pension benefits payable to the Named Executive Officers pursuant to these plans:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During 2014 ($)
Steven L. Newman	Transocean Pension Equalization Plan	21	8,397,468	—
	Transocean U.S. Retirement Plan	21	764,098	—
Esa Ikaheimonen	Transocean Management Ltd. Pension Plan	2	331,181	—
Lars A. Sjobring	Transocean Management Ltd. Pension Plan	1	90,164	—
John B. Stobart	Transocean U.S. Retirement Plan	2	89,336	—
	Transocean Pension Equalization Plan	2	229,216	—
David Tonnel	Transocean U.S. Retirement Plan	9	259,334	—
	Transocean Pension Equalization Plan	9	478,500	—
	Transocean International Retirement Plan	9	104,199	—

Transocean U.S. Retirement Plan

        The Transocean U.S. Retirement Plan is a tax-qualified pension plan funded through cash contributions made by the Company based on actuarial valuations and regulatory requirements. Messrs. Newman, Stobart, and Tonnel were the Named Executive Officers in 2014 who participated in this plan. The purpose of the plan is to provide post-retirement income benefits to employees in recognition of their long-term service to the Company. Employees working for the Company in the U.S. are fully vested after completing five years of eligible employment. Benefits available to the Named Executive Officers are no greater than those offered to non-executive participants. Employees earn the right to receive a benefit upon retirement at the normal retirement age of 65 or upon early retirement (age 55 or older). Effective as of January 1, 2015, the Company authorized the amendment of the Plan in order to freeze benefits under the Plan effective as of December 31, 2014.

        The following elements of executive compensation are included in computing the retirement benefit: base salary, non-equity incentive plan compensation and special performance cash bonuses. Retirement benefits are calculated as (1) the product of (A) each year of an employee's credited service, times (B) 2.00%, times (C) the final average earnings, minus (2) the product (also referred to as the "Offset") of (A) each year of an employee's credited service, times (B) 0.65%, times (C) the final average social security earnings. However, the Offset cannot be greater than one-half of the gross benefit, calculated using the lesser of the final average earnings and final average Social Security earnings.

        If the employee elects to retire between the ages of 55 and 64, the amount of benefits is reduced; actuarial reduction factors are applied to his or her "gross benefit" and his or her final average Social Security earnings offset to allow for the fact that his or her benefit will start earlier than "normal" and will, therefore, be paid for a longer period of time. If the employee terminates service at age 55 or later, he or she may elect to receive an unreduced benefit as early as age 62.

        None of the Named Executive Officers met the eligibility requirements for "early retirement" under the plan. The gross benefit is reduced 2% per year for the first five years and 6% per year for the next five years that the early retirement date precedes the normal retirement date. The offset benefit is reduced 6.67% per year for the first five years and 3.33% per year for the next five years that the early retirement date precedes the normal retirement date.

        Certain assumptions and calculation methods were used to determine the values of the pension benefits disclosed in the Pension Benefits Table above. In particular, monthly accrued pension benefits, payable at age 65, were determined as of December 31, 2014. The present value of these benefits was calculated based on assumptions used in the Company's financial statements for 2013. The key assumptions used were:

Interest Rate:	4.18%
Mortality:	2015-PPA
Form of Payment:	Joint & 50% Survivor Annuity
Compensation:	Base Salary + Non-Equity Incentive Plan Compensation
Retirement Age:	62
Percentage Married:	70% Male—60% Female

Transocean Pension Equalization Plan

        Officers, including each of the Named Executive Officers, are eligible to receive a benefit from the Company's nonqualified, unfunded, noncontributory Pension Equalization Plan ("PEP") if the level of their compensation would otherwise cause them to exceed the Internal Revenue Code compensation limitations imposed on the Transocean U.S. Retirement Plan. The purpose of this plan is to recognize an executive's service to the Company and provide supplemental post-retirement income to those individuals. Benefits are payable upon a participant's termination of employment, or six months after termination in the case of certain officers.

        The plan recognizes the same forms of compensation as the U.S. Retirement Plan. Benefits are not earned until the individual has five years of credited service with the Company. The formula used to calculate the plan benefit is the same as that which is used to calculate benefits under the Transocean U.S. Retirement Plan; however, earnings are not limited to the pay cap under the Internal Revenue Code Section 401(a)(17) ($260,000 in 2014). The plan was amended effective January 1, 2015, to (1) freeze benefits under the plan effective as of December 31, 2014, and (2) change the Applicable Interest Rate in effect on January 1, 2015.

        Certain assumptions and calculation methods were used to determine the values of the pension benefits disclosed in the Pension Benefits Table above. In particular, monthly accrued pension benefits, payable at age 65, were determined as of December 31, 2014. The present value of these benefits was calculated based on assumptions used in the Company's financial statements for 2014. The key assumptions are:

Interest Rate:	3.23%
Mortality:	2015-417(e)
Form of Payment:	Lump Sum
Lump Sum Rate (grandfathered):	1.73%
Lump Sum Rate (non-grandfathered):	3.23%
Compensation:	Base Salary + Non-Equity Incentive Plan Compensation
Retirement Age:	62
Percentage Married:	70% Male—60% Female

Transocean International Retirement Savings Plan

        In January 2014, the Transocean International Retirement Plan and the Transocean International Savings Plan were merged into one trust-based plan called the Transocean International Retirement Savings Plan. The plan is a nonqualified, defined contribution plan, for non-U.S. citizen employees who accept international assignments and have completed at least one full calendar month of service. Eligibility in the plan is based on residency outside of the U.S. Mr. Tonnel was the only Named Executive Officer in 2014 who held accrued benefits in this plan, however, he did not actively participate in this plan in 2014. The plan is funded through cash contributions by the Company as a percentage of compensation along with voluntary contributions by employees, which are limited to 15% of the employee's base pay. Current Company contribution levels are as follows:

Service	Company Match
< 5 years	4.5%
5 - 9 years	5%
10 - 14 years	5.5%
15 - 19 years	6%
20+ years	6.5%

        Contributions are based on a participant's compensation (regular pay, non-equity cash incentive pay and special performance cash awards). The normal retirement age under the plan is age 60; however, participants who are age 50 or older, and who are vested with two or more years of service, may upon termination or retirement, elect to receive a lump sum or an annuity based on the full cash value of the participant's retirement account. If a participant retires with less than two years of service, the participant will only be entitled to receive benefits under the plan based on the accumulated value of his voluntary employee contributions.

Transocean Management Ltd. Pension Plan

        The Company maintains the Transocean Management Ltd. Pension Plan, a nonqualified, defined contribution plan, for its non-U.S. dollar paid employees in Switzerland. Messrs. Ikaheimonen, and Sjobring were the Named Executive Officers in 2014 who participated in this plan. The plan is funded through cash contributions by the Company as a percentage of compensation along with contributions by employees. Mandatory contributions by the employees are 6% of pensionable salary. Additional voluntary contributions are permitted but these contributions do not generate any additional match by the Company. Current Company contribution levels are as follows:

Age	Company Match
24	10%
34	12%
44	14%
54	16%

        Contributions are based on a participant's annual salary. Regular retirement age under the plan is age 65 for men and 64 for women, as is customary in Switzerland.

Nonqualified Deferred Compensation for 2014

        The following table and narrative disclosure set forth certain information with respect to nonqualified deferred compensation payable to the Named Executive Officers. All nonqualified deferred compensation plan benefits are payable in cash from the Company's general assets.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
Steven L. Newman	—	—	1,321	—	41,465
Esa Ikaheimonen	—	—	—	—	—
Lars A. Sjobring	—	—	—	—	—
John B. Stobart	—	—	—	—	—
David Tonnel	—	—	7	—	228

(1)
The Transocean U.S. Supplemental Savings Plan was frozen as of December 31, 2008. Accordingly, no new participants have been added since 2008. The balances under the plan will continue to accrue interest and remain in the plan until the participant leaves the Company.

(2)
Represents earnings in 2014 on balances in the Transocean U.S. Supplemental Savings Plan.

(3)
Represents balances as of December 31, 2014 in the Transocean U.S. Supplemental Savings Plan.

Transocean U.S. Supplemental Savings Plan

        The Named Executive Officers and certain other highly compensated employees as of December 31, 2008, were eligible to participate in the nonqualified, unfunded Transocean U.S. Supplemental Savings Plan if the level of their base salaries would otherwise cause them to exceed the contribution limits imposed by the Internal Revenue Code on the Transocean U.S. Savings Plan. Base pay is used to calculate the benefit. The Company maintains on its books an account for each participant to whom it credits (1) the amount of any Company matching contributions which are not paid to the Transocean U.S. Savings Plan due to limitations of the Internal Revenue Code, plus (2) earned interest. This interest is credited at the end of each calendar quarter and is calculated as a sum that is equal to the average balance for the quarter multiplied by one-fourth of the annual prime rate for corporate borrowers quoted by The Federal Reserve Statistical Release at the beginning of the quarter. The participant's supplemental savings benefit equals the balance recorded in his account. A participant receives a single lump sum payment of the balance at the time of such participant's termination, or six months after termination in the case of certain officers. A participant may not receive a distribution or make any withdrawals prior to such participant's termination. On December 31, 2008, the Transocean U.S. Supplemental Savings Plan was frozen. No further benefits have accrued under the plan since December 31, 2008.

Potential Payments Upon Termination or Change of Control

        The following tables and narrative disclosure set forth, as of December 31, 2014, certain information with respect to compensation that would be payable to the Named Executive Officers, still serving as officers of the Company as of December 31, 2014, upon a variety of termination or change of control scenarios.

        As of December 31, 2014, the Named Executive Officers still serving as officers of the Company were eligible for the executive severance benefit policy. Members of the Executive Management Team are further subject to the full limitations of the Minder Ordinance regarding severance upon expiry of the grandfathering provisions of the Minder Ordinance in December 2015.

Voluntary Not-for-Cause Termination

Compensation Element	Mr. Newman $	Mr. Ikaheimonen $	Mr. Sjobring $	Mr. Stobart $	Mr. Tonnel $
Pension Equalization Plan(1)	8,397,468	—	—	229,216	478,500
Supplemental Savings Plan(2)	41,465	—	—	—	228

Total Potential Payments	8,438,933	—	—	229,216	478,728

(1)
The amount of PEP benefits included in the table for each of Messrs. Newman and Tonnel represents the present value of those benefits, which would not have been payable as of December 31, 2014, but would be payable once he reaches 55 years of age.

(2)
The supplemental savings plan benefit is equal to the balance, which includes interest, recorded in each Named Executive Officer's account as of December 31, 2014. Each of Messrs. Newman and Tonnel is eligible to receive a lump sum payment of the balance after a six-month waiting period after their termination. No distributions or withdrawals are permitted prior to termination.

Involuntary Not-for-Cause Termination

Compensation Element	Mr. Newman $	Mr. Ikaheimonen $	Mr. Sjobring $	Mr. Stobart $	Mr. Tonnel $
Cash Severance Payment(1)	1,250,000	760,000	525,000	670,000	440,000
Non-Equity Incentive Compensation(1)	1,562,500	646,000	315,000	670,000	264,000
Equity Incentive Compensation
Vested Stock Options	—	—	—	—	—
Unvested Stock Options(2)	—	—	—	—	—
Time-based Deferred Units(3)	2,550,491	865,286	489,723	830,404	365,170
Performance-based Deferred Units(4)	505,365	174,284	88,662	160,353	65,208
Pension Equalization Plan(5)	8,397,468	—	—	229,216	478,500
Supplemental Savings Plan(6)	41,465	—	—	—	228
Outplacement Services(1)	62,500	38,000	26,250	33,500	22,000

Total Potential Payments	14,369,789	2,483,570	1,444,635	2,593,473	1,635,106

(1)
Any involuntary not-for-cause termination as of December 31, 2014, would have been calculated under the executive severance benefit and the Performance Award and Cash Bonus Plan.

(2)
The terms and conditions of the non-qualified option awards provide that upon an involuntary, not-for-cause termination, any unvested options are canceled as of the date of termination.

(3)
The time-based deferred units ("DUs") are awards that vest in equal installments over three years, on the first, second and third anniversaries of the date of grant. Upon an involuntary, not-for-cause termination, all of the DUs would vest.

(4)
The performance-based deferred units ("CDUs") are based upon the achievement of a performance standard over a three-year period. The determination period for a portion of the CDUs ends on December 31, 2015, and the determination period for the remaining CDUs ends on December 31, 2016. The actual number of deferred units received will be determined in the first 60 days of 2016 of 2017, as applicable, and is contingent on our performance in total shareholder return relative to the Performance Peer Group. Upon an involuntary, not-for-cause termination, the Named Executive Officers would receive a pro-rata portion of the CDUs. The pro-rata portion of the CDUs is determined by multiplying the number of CDUs which would have otherwise been earned had the Named Executive Officer's employment not been terminated by a fraction, the numerator of which is the number of calendar days he was employed during the performance cycle after the grant date and the denominator of which is the total number of calendar days in the performance cycle after the grant date.

(5)
The amount of PEP benefits included in the table for each of Messrs. Newman and Tonnel represents the present value of those benefits which would not have been payable as of December 31, 2014, but would be payable once he reaches 55 years of age.

(6)
The supplemental savings plan benefit is equal to the balance, which includes interest, recorded in each Named Executive Officer's account as of December 31, 2014. Each of Messrs. Newman and Tonnel is eligible to receive a lump sum payment of the balance after a six-month waiting period after his termination. No distributions or withdrawals are permitted prior to termination.

Death

Compensation Element	Mr. Newman $	Mr. Ikaheimonen $	Mr. Sjobring $	Mr. Stobart $	Mr. Tonnel $
Non-Equity Incentive Compensation(1)	1,562,500	646,000	315,000	670,000	264,000
Equity Incentive Compensation
Vested Stock Options	—	—	—	—	—
Unvested Stock Options(2)	—	—	—	—	—
Time-based Deferred Units(2)	2,550,491	865,286	489,723	830,404	365,170
Performance-based Deferred Units(3)	505,365	174,284	88,662	160,353	65,208
Pension Equalization Plan	8,397,468	—	—	229,216	478,500
Supplemental Savings Plan(4)	41,465	—	—	—	228
Life Insurance Benefit(5)	1,000,000	3,040,000	2,100,000	1,000,000	1,000,000

Total Potential Payments	14,057,289	4,725,570	2,999,385	2,889,973	2,173,106

(1)
Each Named Executive Officer's beneficiary would receive the pro rata share of the deceased's targeted non-equity incentive plan compensation for 2014. If the Named Executive Officer died on December 31, 2014, then this pro rata share would be equal to 100% of such Named Executive Officer's targeted non-equity compensation for 2014.

(2)
The unvested portions of the stock options and DUs vest immediately upon death.

(3)
The beneficiary of each Named Executive Officer is entitled to a pro-rata portion of CDUs upon such Named Executive Officer's death.

(4)
Each Named Executive Officer would be eligible to receive the same supplemental savings plan payments as contemplated under the "Involuntary Not-for-Cause Termination" scenario described above.

(5)
We provide each of our Named Executive Officers with a life insurance benefit equal to four times covered annual earnings; for USD-paid executives only, the life insurance benefit is capped at a maximum of $1,000,000.

Disability

Compensation Element	Mr. Newman $	Mr. Ikaheimonen $	Mr. Sjobring $	Mr. Stobart $	Mr. Tonnel $
Non-Equity Incentive Compensation(1)	1,562,500	646,000	315,000	670,000	264,000
Equity Incentive Compensation
Vested Stock Options	—	—	—	—	—
Unvested Stock Options(2)	—	—	—	—	—
Time-based Deferred Units(2)	2,550,491	865,286	489,723	830,404	365,170
Performance-based Deferred Units(3)	505,365	174,284	88,662	160,353	65,208
Pension Equalization Plan	8,397,468	—	—	229,216	478,500
Supplemental Savings Plan	41,465	—	—	—	228
Disability Benefit(4)	—	—	—	—	—

Total Potential Payments	13,057,289	1,685,570	893,385	1,889,973	1,173,106

(1)
Each of the potential non-equity incentive plan compensation and supplemental savings plan payments under this "Disability" scenario would be the same as contemplated under the "Death" scenario described above.

(2)
The unvested portions of the stock options and DUs vest immediately upon disability.

(3)
Each Named Executive Officer is entitled to a pro-rata portion of the CDUs upon disability.

(4)
None of our Named Executive Officers is eligible for any disability benefits beyond those benefits that are available generally to all of our salaried employees.

Retirement

Compensation Element	Mr. Newman $	Mr. Ikaheimonen $	Mr. Sjobring $	Mr. Stobart $	Mr. Tonnel $
Non-Equity Incentive Compensation	1,562,500	646,000	315,000	670,000	264,000
Equity Incentive Compensation
Vested Stock Options	—	—	—	—	—
Unvested Stock Options	—	—	—	—	—
Time-based Deferred Units	2,550,491	865,286	489,723	830,404	365,170
Performance-based Deferred Units(1)	505,365	174,284	88,662	160,353	65,208
Pension Equalization Plan(2)	8,397,468	—	—	229,216	478,500
Supplemental Savings Plan(3)	41,465	—	—	—	228

Total Potential Payments	13,057,289	1,685,570	893,385	1,889,973	1,173,106

(1)
The treatment of CDU awards upon retirement would be treated the same as described under "Involuntary Not-for-Cause Termination" above.

(2)
Each of Messrs. Newman and Tonnel had not reached at least 55 years of age as of December 31, 2014, and were therefore not eligible for early retirement or normal retirement (age 65) under the PEP. The amount of PEP benefits included in the table for each of Messrs. Newman and Tonnel represent the present value of those benefits which would not have been payable as of December 31, 2014, but would be payable once he reaches 55 years of age.

(3)
Each Named Executive Officer would be eligible to receive the same supplemental savings plan payments as contemplated under the "Involuntary Not-for-Cause Termination" scenario described above.

Change of Control

Compensation Element	Mr. Newman $	Mr. Ikaheimonen $	Mr. Sjobring $	Mr. Stobart $	Mr. Tonnel $
Cash Severance Payment(1)	1,250,000	760,000	525,000	670,000	440,000
Non-Equity Incentive Compensation(1)	1,562,500	646,000	340,000	670,000	264,000
Equity Incentive Compensation
Vested Stock Options	—	—	—	—	—
Unvested Stock Options(2)	—	—	—	—	—
Time-based Deferred Units(2)	2,550,491	865,286	489,723	830,404	365,170
Performance-based Deferred Units(3)	3,495,109	864,131	301,162	789,180	527,391
Pension Equalization Plan	8,397,468	—	—	229,216	478,500
Supplemental Savings Plan(4)	41,465	—	—	—	228
Outplacement Services(1)	62,500	38,000	26,250	33,500	22,000

Total Potential Payments	17,359,533	3,173,417	1,682,135	3,222,300	2,097,289

(1)
Any termination in connection with a change of control as of December 31, 2014, would have been calculated under the executive severance benefit policy and the Performance Award and Cash Bonus Plan.

(2)
The unvested portions of the stock options and DUs vest immediately upon a change of control termination.

(3)
Each Named Executive Officer is entitled to the number of CDUs equal to the target award upon a change of control termination.

(4)
Each Named Executive Officer would be eligible to receive the same supplemental savings plan payments as contemplated under the "Involuntary Not-for-Cause Termination" scenario described above.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information concerning securities authorized for issuance under our equity compensation plans as of December 31, 2014.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	1,866,370	$73.35	6,075,234
Equity compensation plans not approved by security holders(2)(3)	—	—	—

Total	1,866,370	$73.35	6,075,234

(1)
Restricted shares and deferred units are included in the awards we may grant under the LTIP, and 2,733,806 shares are available for future issuance pursuant to grants of restricted shares and deferred units.

(2)
Does not include 39,677 shares to be issued upon the exercise of options with a weighted average exercise price of $59.04 that were granted under (a) equity compensation plans of GlobalSantaFe Corporation assumed by us in connection with our merger with GlobalSantaFe, (b) the Sedco Forex Option plan assumed by us in connection with our merger with Sedco Forex Holding Limited, and (c) equity compensation plans of R&B Falcon Corporation assumed by us in connection with our merger with R&B Falcon (collectively, the "Assumed Plans"). No new awards will be granted under the Assumed Plans.

(3)
Does not include any shares that may be distributed under our deferred compensation plan, which has not been approved by our shareholders. Under this plan, our directors could defer any fees or retainers by investing those amounts in Transocean Inc. ordinary share equivalents or in other investments selected by the administrative committee. Amounts that are invested in the share equivalents at the time of distribution are distributed in ordinary shares. After December 31, 2005, no further deferrals may be made under the plan. As of the time immediately prior to our merger with GlobalSantaFe, our directors had purchased 30,490 Transocean Inc. ordinary share equivalents under this plan. Each of the share equivalents was reclassified into 0.6996 share equivalents and $33.03 cash. Fractional share equivalents were paid in cash. The total cash consideration was used to purchase additional share equivalents using the closing price for Transocean Inc. ordinary shares on November 27, 2007. As a result of the redomestication transaction pursuant to which Transocean Inc. merged by way of schemes of arrangement under Cayman Islands law with Transocean Cayman Ltd., with Transocean Inc. as the surviving company, each Transocean Inc. ordinary share equivalent was exchanged for a Transocean Ltd. share equivalent. For the years ended December 31, 2014, and 2013, our directors held 20,275 and 22,394 share equivalents, respectively, under the plan.

 OTHER MATTERS

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee of the Board of Directors during 2014 were Tan Ek Kia, Chairman, Frederico F. Curado, Vincent J. Intrieri and Martin B. McNamara. There are no matters relating to interlocks or insider participation that we are required to report.

Section 16(a) Beneficial Ownership Reporting Compliance

        Federal securities laws require the Company's executive officers and directors, and persons who own more than ten percent of the Company's shares, to file initial reports of ownership and reports of changes in ownership of the Company's equity securities with the Securities and Exchange Commission. Based solely on a review of such reports furnished to the Company and written representations that no report on Form 5 was required for 2014, and except one Form 4 filing for David Tonnel that was filed two days past the required deadline due to a delay in receipt of information from the broker conducting the stock transactions on behalf of Mr. Tonnel for which the forms relate, the Company believes that no director, officer or beneficial owner of more than ten percent of the Company's shares failed to file a report on a timely basis in 2014.

Householding

        The SEC permits us, under certain circumstances, to send a single set of the Notice of Internet Availability of Proxy Materials, proxy materials, and annual reports to any household at which two or more shareholders reside if they appear to be members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses.

        In order to take advantage of this opportunity, we have delivered only one Notice of Internet Availability of Proxy Materials or, if you previously requested to receive paper proxy materials by mail, one proxy statement and annual report to shareholders who share an address (unless we received contrary instructions from the affected shareholders prior to the mailing date). However, if any such shareholder residing at such an address wishes to receive a separate copy of any of these documents either now or in the future, or if any such shareholder that elected to continue to receive separate copies wishes to receive a single copy in the future, that shareholder should send a request in writing to Investor Relations at our offices in the United States, at 4 Greenway Plaza, Houston, Texas 77046 or by calling +41 (41) 749 0500. We will deliver, promptly upon written or oral request to Investor Relations, a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of the documents was delivered.

        A number of brokerage firms have instituted householding. If your family or others with a shared address have one or more "street name" accounts under which you beneficially own shares, you may have received householding information from your broker/dealer, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of the proxy materials or wish to revoke your decision to household and thereby receive multiple copies.

Proposals of Shareholders

        Shareholder Proposals in the Proxy Statement.    Rule 14a-8 under the Securities Exchange Act of 1934 addresses when a company must include a shareholder's proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under Rule 14a-8, in order for your proposals to be considered for inclusion in the proxy statement and proxy card relating to our 2016 Annual General Meeting, your proposals must be received at our principal executive offices c/o Transocean Management Ltd., 10 Chemin de Blandonnet, CH-1214 Vernier, Switzerland by no later than November 30, 2015 at 5:00 p.m., Swiss time. However, if the date of the 2016 Annual General Meeting changes by more than 30 days from the anniversary of the 2015 Annual General Meeting, the deadline is a reasonable time before we begin to print and mail our proxy materials. We will notify you of this deadline in a Quarterly Report on Form 10-Q, in a Current Report on Form 8-K or in another communication to you. Shareholder proposals must also be otherwise eligible for inclusion.

        Shareholder Proposals and Nominations for Directors to Be Presented at Meetings.    If you desire to bring a matter before an Annual General Meeting and the proposal is submitted outside the process of Rule 14a-8, you must follow the procedures set forth in our Articles of Association. Our Articles of Association provide generally that, if you desire to propose any business at an Annual General Meeting (including the nomination of any director), you must give us written notice at least 30 calendar days prior to the anniversary date of the proxy statement in connection with Transocean's last Annual General Meeting; provided, however, that if the date of the Annual General Meeting is 30 calendar days before or after the anniversary date of the last Annual General Meeting, such request must instead be made by the tenth day following the date on which we have made public disclosure of the date of the Annual General Meeting. The deadline under our Articles of Association for submitting proposals will be February 22, 2016 at 5:00 p.m., Swiss time for the 2016 annual meeting unless it is more than 30 calendar days before or after May 15, 2015.

        In order for the notice to be considered timely under Rule 14a-4(c) of the Securities Exchange Act of 1934, proposals must be received no later than February 22, 2016 at 5:00 p.m., Swiss time. The request must specify the relevant agenda items and motions, together with evidence of the required shareholdings recorded in the share register, as well as any other information as would be required to be included in a proxy statement pursuant to the rules of the SEC.

        If you desire to nominate directors to be presented at an Annual General Meeting, you must give us written notice within the time period described in the preceding paragraph. If you desire to nominate directors to be presented at an extraordinary general meeting at which the Board of Directors has determined that directors will be elected, you must give us written notice by the close of business on the tenth day following our public disclosure of the meeting date. Notice for the nomination of directors at any general meeting must set forth:

  •
  your name and address and the name and address of the person or persons to be nominated;

  •
  a representation that you are a holder of record of our shares entitled to vote at the meeting or, if the record date for the meeting is subsequent to the date required for that shareholder notice, a representation that you are a holder of record at the time of the notice and intend to be a holder of record on the date of the meeting and, in either case, setting forth the class and number of shares so held, including shares held beneficially;

  •
  a representation that you intend to appear in person or by proxy as a holder of record at the meeting to nominate the person or persons specified in the notice;

  •
  a description of all arrangements or understandings between you and each nominee you propose and any other person or persons under which the nomination or nominations are to be made by you;

  •
  any other information regarding each nominee you propose that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

  •
  the consent of each nominee to serve as a director if so elected.

        The Board of Directors may refuse to transact any business or to acknowledge the nomination of any person if you fail to comply with the foregoing procedures. You may obtain a copy of our Articles of Association and Organizational Regulations, in which these procedures are set forth, upon written request to our Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland.

Cost of Solicitation

        The accompanying proxy is being solicited on behalf of the Board of Directors. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation will be borne by us. We have retained Innisfree M&A Incorporated (New York) for a fee of $20,000, plus expenses, to aid in the solicitation of proxies. Proxies may be solicited by personal interview, mail, telephone, facsimile, Internet or other means of electronic distribution by our directors, officers and employees, who will not receive additional compensation for those services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held by those persons, and we will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.

Forward-Looking Statements

        The statements included in this proxy statement, including in the section entitled "Compensation Discussion and Analysis-Executive Summary-2014 Business Overview," regarding future financial performance and results of operations and other statements that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, but are not limited to, statements about the following subjects: a near-term oversupply of floating drilling rigs and delayed demand for rig capacity; demand for newbuild jackup rigs; next-generation BOPs; the accelerated debt repayment program; and operational improvements. Such statements are subject to numerous risks, uncertainties and assumption, including, but not limited to, operating hazards and delays actions by customers and other third parties, conditions in the capital markets and those described under "Item 1A. Risk Factors" in the 2014 Annual Report and in our filings with the SEC. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or expressed or implied by such forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

ANNEX A

Proposed Shareholder Resolution

The Board of Directors submits and recommends for approval the shareholder resolution set forth below for approval by the Company's shareholders.

Shareholder Resolution

        It is hereby resolved as follows:

          (1)   A dividend in the amount of USD 0.60 per share of the Company (the "Per Share USD Dividend Amount," and the aggregate Per Share USD Dividend Amount, calculated on the basis of the total number of shares outstanding as of the 2015 Annual General Meeting, excluding any shares held by the Company or any of its direct or indirect subsidiaries, the "Aggregate USD Dividend Amount") shall be distributed out of the dividend reserve from capital contribution (expressed in CHF and amounting to CHF 422,084,000) pursuant to the proposal of the Board of Directors (the "Dividend Reserve"); the dividend shall be payable in four equal installments of USD 0.15 per share of the Company outstanding (excluding any shares held by the Company or any of its direct or indirect subsidiaries) on the record date for the applicable installment (each such installment hereinafter a "Per Share Quarterly USD Dividend Amount;" each date on which a Per Share Quarterly USD Dividend Amount is paid hereinafter an "Installment Date;" and the aggregate Per Share Quarterly USD Dividend Amount payable on an Installment Date, calculated on the basis of the total number of shares outstanding as of the record date for the relevant Per Share Quarterly USD Dividend Amount, the "Aggregate Quarterly USD Dividend Amount"); provided, however, that:

            (a)   if, on the date of the 2015 Annual General Meeting, the Aggregate USD Dividend Amount exceeds, when converted into CHF at a USD/CHF exchange rate prevailing on or about the date of the 2015 Annual General Meeting as determined by the Board of Directors or, upon due authorization by the Board of Directors, the Company's Executive Management Team, in its reasonable discretion, the Dividend Reserve (expressed in CHF), the proposed Per Share USD Dividend Amount shall be reduced such that the Aggregate USD Dividend Amount, converted into CHF at a USD/CHF exchange rate prevailing on or about the date of the 2015 Annual General Meeting as determined by the Board of Directors or, upon due authorization by the Board of Directors, the Company's Executive Management Team, in its reasonable discretion, is at a maximum equal to the Dividend Reserve (expressed in CHF); and provided, further, that:

            (b)   if any Aggregate Quarterly USD Dividend Amount, when converted into CHF at a USD/CHF exchange rate prevailing on or about the record date for that Aggregate Quarterly USD Dividend Amount as determined by the Board of Directors or, upon due authorization by the Board of Directors, the Company's Executive Management Team, in its reasonable discretion, exceeds the Dividend Reserve amount (expressed in CHF) as of the record date for that Aggregate Quarterly USD Dividend Amount, taking into account the payment of any preceding Aggregate Quarterly USD Dividend Amount (if any) (the Dividend Reserve so calculated hereinafter the "Remaining Dividend Reserve"), the Per Share Quarterly USD Dividend Amount shall be reduced such that the Aggregate Quarterly USD Dividend Amount, converted into CHF at a USD/CHF exchange rate prevailing on or about the record date for such Aggregate Quarterly USD Dividend Amount as determined by the Board of Directors or, upon due authorization by the Board of Directors, Executive Management Team in its reasonable discretion, is at a maximum equal to the Remaining Dividend Reserve; and

    provided, further, that:

            (c)   the Board of Directors or, upon due authorization by the Board of Directors, the Company's Executive Management Team, in its reasonable discretion, shall at any time have the authority to, in its discretion, accelerate or otherwise change the timing of the payment of the Per

    Share Quarterly USD Dividend Amount or to pay on an Installment Date more than one Per Share Quarterly USD Dividend Amount.

          (2)   Shareholders may, upon the terms and conditions provided by the Board of Directors in its reasonable discretion, elect, during the election period as determined by the Board of Directors or, upon due authorization by the Board of Directors, the Company's Executive Management Team, to receive any Per Share Quarterly USD Dividend Amount in CHF (subject to the downward adjustments in accordance with the principles set forth above under (1)), at the USD/CHF exchange rate as determined by the Board of Directors or, upon due authorization by the Board of Directors, the Company's Executive Management Team, in its discretion.

          (3)   It shall be the task of the Board of Directors or, upon due authorization by the Board of Directors, the Company's Executive Management Team to execute this resolution of the 2015 Annual General Meeting, including, but not limited to, reducing as appropriate the Per Share USD Dividend Amount and/or the Per Share Quarterly USD Dividend Amount, setting the record dates, the ex-dividend dates, the Installment Dates, and determining the duration of the election period to request payment of the Per Share Quarterly USD Dividend Amount in CHF and, for purposes of such election, the applicable USD/CHF exchange rate. As specified in the Articles of Association, the Board of Directors will determine the date from which shares newly issued out of the authorized share capital of the Company are entitled to dividend payments. Shares newly issued out of the conditional share capital are entitled to dividend payments if such shares are issued and outstanding on or before the record date for the relevant Per Share Quarterly USD Dividend Amount. For the avoidance of doubt, shareholders who sell their shares prior to the relevant record date lose their dividend entitlement and transfer such entitlement to the purchaser(s) of their shares.

          (4)   Any Dividend Reserve amount remaining after the payment of the final Aggregate Quarterly USD Dividend Amount shall, by operation of this shareholder resolution, be immediately reallocated to the account "General legal reserves—Reserve from capital contribution," included in the Company's statutory standalone balance sheet, without any requirement that such reallocation be approved by the Board of Directors or the general meeting of shareholders.

ANNEX B
TRANSOCEAN LTD.
2015 LONG-TERM INCENTIVE PLAN

1.
Plan.    Transocean Ltd., a Swiss corporation (the "Company"), established this Transocean Ltd. 2015 Long-Term Incentive Plan (this "Plan"), effective as of May 15, 2015 (the "Effective Date").

2.
Objectives.    This Plan is designed to attract and retain employees of the Company and its Subsidiaries, to attract and retain qualified non-employee directors of the Company, to encourage the sense of proprietorship of such employees and directors and to stimulate the active interest of such persons in the development and financial success of the Company and its Subsidiaries. These objectives are to be accomplished by making Awards under this Plan and thereby providing Participants with a proprietary interest in the growth and performance of the Company and its Subsidiaries.

3.
Definitions.    As used herein, the terms set forth below shall have the following respective meanings:

  "Award" means the grant of any Option, Share Appreciation Right, Share-Based Award or Cash Award, any of which may be structured as a Performance Award, whether granted singly, in combination or in tandem, to a Participant pursuant to such applicable terms, conditions and limitations as the Committee may establish in accordance with the objectives of this Plan.

  "Award Agreement" means the document (in written or electronic form) communicating the terms, conditions and limitations applicable to an Award. The Committee may, in its discretion, require that the Participant execute such Award Agreement or may provide for procedures through which Award Agreements are made effective without execution.

  "Board" means the Board of Directors of the Company.

  "Cash Award" means an Award denominated in cash.

  "Change of Control" means:

  (i)
  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (x) the then outstanding shares of the Company (the "Outstanding Company Shares") or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company or (4) any acquisition by any corporation or other entity pursuant to a transaction which complies with clauses (x) and (y) of subsection (iii) of this definition; or

  (ii)
  Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

  (iii)
  Consummation of a scheme of arrangement, reorganization, merger, demerger, conversion or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a

    "Business Combination"), in each case, unless, following such Business Combination, (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares or shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Shares and Outstanding Company Voting Securities, as the case may be, and (y) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the action of the Board providing for such Business Combination; or

  (iv)
  Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

  "Committee" means the Compensation Committee of the Board, and any successor committee thereto or such other committee of the Board as may be designated by the Board to administer this Plan in whole or in part including any subcommittee of the Board as designated by the Board.

  "Company" means Transocean Ltd., a Swiss corporation, or any successor thereto.

  "Director" means an individual serving as a member of the Board who is not an Employee.

  "Director Award" means the grant of any Award (other than an Option, SAR or Cash Award) to a Participant who is a Director pursuant to such applicable terms, conditions, and limitations established by the Board.

  "Dividend Equivalents" means, in the case of Restricted Share Units or Performance Units settled in Shares, an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to shareholders of record during the Restriction Period or performance period, as applicable, on a like number of Shares that are subject to the Award. Dividend Equivalents may be payable in cash or in any form determined by the Committee in its absolute discretion.

  "Employee" means an employee of the Company or any of its Subsidiaries.

  "Employee Award" means the grant of any Award, whether granted singly, in combination, or in tandem, to an Employee pursuant to such applicable terms, conditions, and limitations established by the Committee.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

  "Exercise Price" means the price at which a Participant may exercise an Option or SAR.

  "Fair Market Value" means, as of any day, the closing price of the Shares on such day (or on the next preceding business day, if such day is not a business day or if no trading occurred on such day) as reported on the New York Stock Exchange or on such other securities exchange or reporting system as may be designated by the Committee. In the event that the price of a Share shall not be so reported, the Fair Market Value of a Share shall be determined by the Committee in its absolute discretion.

  "Grant Date" means the date an Award is granted to a Participant pursuant to this Plan.

  "Incentive Stock Option" means an Option that is intended to comply with the requirements set forth in Code Section 422.

  "Nonqualified Stock Option" means an Option that is not intended to comply with the requirements set forth in Code Section 422.

  "Option" means a right to purchase a specified number of Shares at a specified Exercise Price, which is either an Incentive Stock Option or a Nonqualified Stock Option.

  "Participant" means an Employee or Director to whom an Award has been made under this Plan.

  "Performance Award" means an Award made pursuant to this Plan to a Participant which is subject to the attainment of one or more Performance Objectives.

  "Performance Objective" means one or more standards established by the Committee to determine in whole or in part whether a Performance Award shall be earned.

  "Performance Unit" means a unit evidencing the right to receive in specified circumstances one Share or equivalent value in cash, determined as a function of the extent to which established performance criteria have been satisfied.

  "Performance Unit Award" means an Award in the form of Performance Units.

  "Prior Plan" means the Long-Term Incentive Plan of Transocean Ltd., as amended and restated as of February 12, 2009.

  "Qualified Performance Awards" has the meaning set forth in Paragraph 8(a)(vii)(B).

  "Restricted Share Award" means an Award in the form of Restricted Shares.

  "Restricted Shares" means a Share that is restricted or subject to forfeiture provisions.

  "Restricted Share Unit" means a unit evidencing the right to receive in specified circumstances one Share or equivalent value in cash that is restricted or subject to forfeiture provisions.

  "Restricted Share Unit Award" means an Award in the form of Restricted Share Units.

  "Restriction Period" means a period of time beginning as of the date upon which a Restricted Share Award or Restricted Share Unit Award is made pursuant to this Plan and ending as of the date upon which such Award is no longer restricted or subject to forfeiture provisions.

  "Share Appreciation Right" or "SAR" means a right to receive a payment, in cash or Shares, equal to the excess of the Fair Market Value of a specified number of Shares on the date the right is exercised over a specified Exercise Price.

  "Share-Based Award" means an Award in the form of Shares, including a Restricted Share Award, a Restricted Share Unit Award or Performance Unit Award that may be settled in Shares, and excluding Options and SARs.

  "Share-Based Award Limitations" has the meaning set forth in Paragraph 5(f)(ii).

  "Shares" means the registered shares, par value 15.00 Swiss francs per share, of the Company.

  "Subsidiary" means any entity, including partnerships and joint ventures, in which the Company has a significant ownership interest, as determined by the Committee.

4.
Eligibility.    All Employees are eligible for Employee Awards under this Plan. All Directors are eligible for Director Awards under this Plan. The Committee (or the Board, in the case of Director Awards) shall determine the type or types of Awards to be made under this Plan and shall designate from time to time the Employees or Directors who are to be granted Awards under this Plan.

5.
Shares Available for Awards; Award Limitations.

(a)
Shares Initially Available for Awards.    Subject to the provisions of Paragraph 15 hereof, there shall be available for Awards under this Plan granted wholly or partly in Shares (including rights or Options that may be exercised for or settled in Shares) an aggregate of 19,500,000 Shares plus the shares remaining available for awards under the Prior Plan as of the Effective Date, all of which shall be available for Incentive Stock Options. Each Share issued pursuant to an award of Restricted Shares or Restricted Share Units (including those designated as Performance Awards) granted on or after the Effective Date shall reduce the Available Shares by 1.68.

(b)
Shares Again Available for Awards.    If an Award expires or is terminated, cancelled or forfeited, the Shares associated with the expired, terminated, cancelled or forfeited Award shall again be available for Awards under this Plan. Notwithstanding the foregoing, the following Shares shall not become available for Awards under this Plan: (i) Shares tendered by an Participant or withheld by the Company for payment of an Exercise Price, (ii) Shares tendered by a Participant or withheld by the Company to satisfy the Company's tax withholding obligation in connection with an Award, (iii) Shares reacquired in the open market or otherwise using cash proceeds from the exercise of Options, and (iv) Shares that are not issued to a Participant due to a net settlement of an Award. For purposes of clarity, SARs and Options shall be counted in full against the Shares available for issuance under this Plan, regardless of the number of Shares issued upon settlement of the SARs and Options.

(c)
Prior Plan.    Shares represented by awards granted under the Prior Plan that are forfeited, expired or canceled without delivery of Shares shall again become available for Awards under this Plan, with each such Share that relates to (i) awards of Options or SARs granted at any time or awards of Restricted Shares, Restricted Share Units, or Performance Units granted prior to May 15, 2009, increasing the Shares available for Awards under this Plan by 1.00 Share and (ii) awards of Restricted Shares, Restricted Share Units, or Performance Units granted between May 15, 2009 and the Effective Date, increasing the Shares available for Awards under this Plan by 1.68 Shares.

(d)
Substitute Awards.    The foregoing notwithstanding, subject to applicable securities exchange listing requirements, the number Shares available for Awards shall not be reduced by (x) Shares issued under Awards granted in assumption, substitution or exchange for previously granted awards of a company acquired by the Company and (y) available shares under a shareholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) and such shares shall be available for Awards under this Plan.

(e)
Authority.    The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that Shares are available for issuance pursuant to Awards.

(f)
Award Limitations.    Notwithstanding anything to the contrary contained in this Plan, the following limitations shall apply to any Awards made hereunder:

(i)
No Employee may be granted during any calendar year Awards consisting of Options or SARs that are exercisable for more than 600,000 Shares;

(ii)
No Employee may be granted during any calendar year Awards that are Share-Based Awards covering or relating to more than 600,000 Shares (the limitation set forth in this clause (ii), together with the limitation set forth in clause (i) above, being hereinafter collectively referred to as the "Share-Based Award Limitations");

(iii)
No Employee may be granted during any calendar year Awards that may be settled solely in cash having a value determined on the Grant Date in excess of $5,000,000; and

(iv)
No Director may be granted during any calendar year Director Awards having a value determined on the Grant Date in excess of $1,000,000.

    Shares delivered by the Company in settlement of Awards may be authorized and unissued Shares (Shares issued out of the Company's authorized or conditional share capital), Shares held in the treasury of the Company, Shares purchased on the open market or by private purchase or any combination of the foregoing.

6.
Administration.

(a)
Authority of the Committee.    Except as otherwise provided in this Plan with respect to actions or determinations by the Board, this Plan shall be administered by the Committee; provided, however, that (i) any and all members of the Committee shall satisfy any independence requirements prescribed by any stock exchange on which the Company lists its Shares; (ii) Awards may be granted to individuals who are subject to Section 16(b) of the Exchange Act only if the Committee is composed solely of two or more "Non-Employee Directors" as defined in Securities and Exchange Commission Rule 16b-3 (as amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function); and (iii) any Award intended to qualify for the "performance-based compensation" exception under Code Section 162(m) shall be granted only if the Committee is composed solely of two or more "outside directors" within the meaning of Code Section l62(m) and regulations pursuant thereto. Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. Subject to Paragraph 6(c) hereof, the Committee may, in its discretion, (x) provide for the extension of the exercisability of an Award, or (y) in the event of death, disability, retirement, Change of Control or any other reason, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner that is, in either case, (i) not materially adverse to the Participant to whom such Award was granted, (ii) consented to by such Participant or (iii) authorized by Paragraph 15(c) hereof; provided, however, that except as expressly provided in Paragraph 8(a)(i) or 8(a)(ii) hereof, no such action shall permit the term of any Option or SAR to be greater than 10 years from its Grant Date. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award Agreement in the manner and to the extent the Committee deems necessary or desirable to further this Plan's purposes. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. The Board shall have the same powers as the Committee with respect to Director Awards.

(b)
Indemnity.    No member of the Board or the Chief Executive Officer of the Company to whom the Committee has delegated authority in accordance with the provisions of Paragraph 7 of this Plan shall be liable for anything done or omitted to be done by such person, by any member of the Board or the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his own willful misconduct or as expressly provided by statute.

(c)
Prohibition on Repricing of Awards.    Except for adjustments made pursuant to Paragraph 15, in no event will the Committee, without first obtaining approval by the majority of the shareholders of the Company, (i) decrease the Exercise Price of an Option or SAR after the Grant Date; (ii) accept for surrender to the Company any outstanding Option or SAR granted under this Plan as consideration for the grant of a new Option or SAR with a lower Exercise Price or for the grant of any other Award; (iii) repurchase from Participants whether for cash or any other consideration any outstanding Options or SARs that have an Exercise Price per share higher than the then current Fair Market Value of a Share; or (iv) grant any Option or SAR that contains a so-called "reload" feature under which additional Options, SARs or other Awards are granted automatically to the Participant upon exercise of the original Option or SAR.

7.
Delegation of Authority.    The Committee may delegate any of its authority to grant Awards to Employees who are not subject to Section 16(b) of the Exchange Act subject to Paragraph 6(a) above, to the Board or the Chief Executive Officer of the Company, provided such delegation is made in writing and specifically sets forth such delegated authority. The Committee and the Board, as applicable, may engage or authorize the engagement of a third party administrator to carry out administrative functions under this Plan. Any such delegation hereunder shall only be made to the extent permitted by applicable law.

8.
Employee Awards.

(a)
Award Provisions.    The Committee shall determine the type or types of Employee Awards to be made under this Plan and shall designate from time to time the Employees who are to be the recipients of such Awards. Each Employee Award shall be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee, in its sole discretion, and, if required by the Committee, shall be signed by the Participant to whom the Award is granted and by the Company. Awards may consist of those listed in this Paragraph 8(a) and may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other plan of the Company or any of its Subsidiaries, including the plan of any acquired entity. All or part of an Award may be subject to conditions established by the Committee. Upon the termination of employment by a Participant who is an Employee, any unexercised, unvested or unpaid Awards shall be treated as set forth in the applicable Award Agreement or in any other written agreement the Company has entered into with the Participant.

(i)
Options.    An Employee Award may be in the form of an Option. An Option awarded pursuant to this Plan may consist of either an Incentive Stock Option or a Nonqualified Stock Option. The Exercise Price of an Option shall be not less than the Fair Market Value of the Shares on the Grant Date, subject to adjustment as provided in Paragraph 15 hereof. The term of an Option shall not exceed 10 years from the Grant Date. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Option, including, but not limited to, the term of any Option and the date or dates upon which the Option becomes vested and exercisable, shall be determined by the Committee.

(ii)
Share Appreciation Rights.    An Employee Award may be in the form of an SAR. The Exercise Price for an SAR shall not be less than the Fair Market Value of the Shares on the Grant Date, subject to adjustment as provided in Paragraph 15 hereof. The holder of a tandem SAR may elect to exercise either the Option or the SAR, but not both. The exercise period for an SAR shall extend no more than 10 years after the Grant Date. Subject to the foregoing provisions, the terms, conditions, and limitations applicable to any SAR, including, but not limited to, the term of any SAR and the date or dates upon which the SAR becomes vested and exercisable, shall be determined by the Committee.

(iii)
Restricted Share Awards.    An Employee Award may be in the form of a Restricted Share Award. The terms, conditions and limitations applicable to any Restricted Share Award, including, but not limited to, the Restriction Period, shall be determined by the Committee.

(iv)
Restricted Share Unit Awards.    An Employee Award may be in the form of a Restricted Share Unit Award. The terms, conditions and limitations applicable to a Restricted Share Unit Award, including, but not limited to, the Restriction Period, shall be determined by the Committee. Subject to the terms of this Plan, the Committee, in its sole discretion, may settle Restricted Share Units in the form of cash or in Shares (or in a combination thereof) equal to the value of the vested Restricted Share Units.

(v)
Performance Unit Awards.    An Employee Award may be in the form of a Performance Unit Award. Subject to the terms of this Plan, after the applicable performance period has ended, the Participant shall be entitled to receive settlement of the value and number of Performance Units earned by the Participant over the performance period, as determined based on the extent to which the corresponding performance objectives have been achieved. Settlement of earned Performance Units shall be as determined by the Committee and as evidenced in an Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may settle earned Performance Units in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance

  Units as soon as practicable after the end of the performance period and following the Committee's determination of actual performance against the performance measures and related goals established by the Committee.

(vi)
Cash Awards.    An Employee Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to a Cash Award, including, but not limited to, vesting or other restrictions, shall be determined by the Committee.

(vii)
Performance Awards.    Without limiting the type or number of Awards that may be made under the other provisions of this Plan, an Employee Award may be in the form of a Performance Award. The terms, conditions and limitations applicable to an Award that is a Performance Award shall be determined by the Committee. The Committee shall set Performance Objectives in its discretion which, depending on the extent to which they are met, will determine the value and/or amount of Performance Awards that will be paid out to the Participant and/or the portion of an Award that may be exercised.

(A)
Nonqualified Performance Awards.    Performance Awards granted to Employees that are not intended to qualify as qualified performance-based compensation under Code Section 162(m) shall be based on achievement of such Performance Objectives and be subject to such terms, conditions and restrictions as the Committee or its delegate shall determine.

(B)
Qualified Performance Awards.    Performance Awards granted to Employees under this Plan that are intended to qualify as qualified performance-based compensation under Code Section 162(m) ("Qualified Performance Awards") shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Objectives established by the Committee prior to the earlier to occur of (1) 90 days after the commencement of the period of service to which the Performance Objective relates and (2) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Objective is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. One or more of such goals may apply to the Employee, one or more business units, divisions or sectors of the Company, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies. A Performance Objective shall include one or more of the following: (1) increased revenue; (2) net income measures (including but not limited to income after capital costs and income before or after taxes); (3) Share price measures (including but not limited to growth measures and total shareholder return); price per Share; market share; earnings per Share (actual or targeted growth); (4) earnings before interest, taxes, depreciation, and amortization ("EBITDA"); (5) economic value added (or an equivalent metric); (6) market value added; (7) debt to equity ratio; (8) cash flow measures (including but not limited to cash flow return on capital, cash flow return on tangible capital, net cash flow and net cash flow before financing activities cash flow value added, cash flow return on market capitalization); (9) return measures (including but not limited to return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors' capital and return on average equity); (10) operating measures (including operating income, funds from operations, cash from operations, after-tax operating income; sales volumes, production volumes and production efficiency); (11) expense measures (including but not limited to overhead cost and general and administrative expense cost control and project management); (12) margins; (13) shareholder value; (14) total shareholder return; (15) proceeds from dispositions; and (16) total market value and corporate values measures (including ethics compliance, environmental, human resources development and safety).

  Unless otherwise stated, such a Performance Objective need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Qualified Performance Awards, it is the intent of this Plan to conform with the standards of Code Section 162(m) and Treasury Regulation § 1.162-27(e)(2)(i), as

  to grants to Employees, who are or may be "covered employees," as defined in Code Section 162(m), and the Committee in establishing such goals and interpreting this Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Objectives applicable to Qualified Performance Awards, the Committee must certify in writing that applicable Performance Objectives and any of the material terms thereof were, in fact, satisfied. For this purpose, approved minutes of the Committee meeting in which the certification is made shall be treated as such written certification. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Qualified Performance Awards made pursuant to this Plan shall be determined by the Committee.

(b)
Minimum Vesting.    Subject to Paragraph 6(a) hereof, all Employee Awards shall have a minimum vesting period or Restriction Period, as applicable, of one year from the Grant Date.

9.
Director Awards.    The Board has the sole authority to grant Director Awards from time to time in accordance with this Paragraph 9. Director Awards may consist of the forms of Award described in Paragraph 8, with the exception of Options, SARs, Performance Awards and Cash Awards, and shall be granted subject to such terms and conditions as specified in Paragraph 8. Each Director Award may, in the discretion of the Board, be embodied in an Award Agreement, which shall contain such terms, conditions, and limitations as shall be determined by the Board, in its sole discretion. Subject to Paragraph 6(a) hereof, all Director Awards shall vest at such time as the Board may designate in its sole discretion, but not earlier than the first to occur of (a) the first anniversary of the Grant Date of such Director Award or (b) the date of the annual general meeting of the Board next following the Grant Date of such Director Award.

10.
Award Payment; Dividends and Dividend Equivalents.

(a)
General.    Payment of Awards may be made in the form of cash or Shares, or a combination thereof, and may include such restrictions as the Committee (or the Board, in the case of Director Awards) shall determine, including, but not limited to, in the case of Shares, restrictions on transfer and forfeiture provisions. For a Restricted Share Award, the certificates evidencing the shares of such Restricted Shares (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto. For a Restricted Share Unit Award that may be settled in Shares, the Shares that may be issued at the end of the Restriction Period shall be evidenced by book entry registration or in such other manner as the Committee may determine.

(b)
Dividends and Dividend Equivalents.    Rights to (i) dividends will be extended to and made part of any Restricted Share Award and (ii) Dividend Equivalents may be extended to and made part of any Restricted Share Unit Award and Performance Unit Award, subject in each case to such terms, conditions and restrictions as the Committee may establish; provided, however, that no such Dividend Equivalents shall be paid with respect to unvested Restricted Share Unit Awards or Performance Unit Awards. Dividend Equivalents with respect to unvested Restricted Share Unit Awards or Performance Unit Awards may, in the discretion of the Committee, be accumulated and paid to the Participant at the time that such Restricted Share Unit Award or Performance Unit Award vests. Dividends and/or Dividend Equivalents shall not be made part of any Options or SARs.

11.
Option Exercise.    The Exercise Price shall be paid in full at the time of exercise in cash or, if permitted by the Committee and elected by the Participant, the Participant may purchase such shares by means of the Company withholding Shares otherwise deliverable on exercise of the Award or tendering Shares valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee, in its sole discretion, shall determine acceptable methods for Participants to tender Shares or other Awards. The Committee may provide for procedures to permit the exercise or purchase of such Awards by use of the proceeds to be received from the sale of Shares issuable pursuant to an Award (including cashless exercise procedures approved by the Committee involving a broker or dealer approved by the Committee). The Committee may adopt additional rules and procedures regarding the exercise of Options from time to time, provided that such rules and procedures are not inconsistent with the provisions of this Paragraph 11.

12.
Taxes.    The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or Shares under this Plan, an appropriate amount of cash or number of Shares or a combination thereof for payment of required withholding taxes or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes; provided, however, that the number of Shares withheld for payment of required withholding taxes must equal no more than the required minimum withholding taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of Shares theretofore owned by the holder of the Award with respect to which withholding is required. If Shares are used to satisfy tax withholding, such Shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.

13.
Amendment, Modification, Suspension or Termination.    The Board may amend, modify, suspend or terminate this Plan (and the Committee may amend an Award Agreement) for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would materially adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (ii) no amendment or alteration shall be effective prior to its approval by the shareholders of the Company to the extent shareholder approval is otherwise required by applicable legal requirements or the requirements of the securities exchange on which the Company's shares are listed, including any amendment that expands the types of Awards available under this Plan, materially increases the number of Shares available for Awards under this Plan, materially expands the classes of persons eligible for Awards under this Plan, materially extends the term of this Plan, materially changes the method of determining the Exercise Price of Options, or deletes or limits any provisions of this Plan that prohibit the repricing of Options or SARs.

14.
Assignability.    Unless otherwise determined by the Committee (or the Board in the case of Director Awards) or expressly provided for in an Award Agreement, no Award or any other benefit under this Plan shall be assignable or otherwise transferable except (i) by will or the laws of descent and distribution or (ii) pursuant to a domestic relations order issued by a court of competent jurisdiction that is not contrary to the terms and conditions of this Plan or applicable Award and in a form acceptable to the Committee. The Committee may prescribe and include in applicable Award Agreements other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Paragraph 14 shall be null and void. Notwithstanding the foregoing, no Award may be transferred for value or consideration.

15.
Adjustments.

(a)
The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to Shares) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b)
In the event of any subdivision or consolidation of outstanding Shares, declaration of a dividend payable in Shares, combination of shares, or other stock split, then (1) the number of Shares reserved under this Plan, (2) the number of Shares covered by outstanding Awards in the form of Shares or units denominated in Shares, (3) the Exercise Price or other price in respect of such Awards, (4) the

  Share-Based Award Limitations, and (5) the appropriate Fair Market Value and other price determinations for such Awards shall each be proportionately adjusted by the Committee as appropriate to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Shares, rights offer, dissolution, demerger, conversion, spin-off, or any distribution to holders of Shares of securities or property (other than normal cash dividends or dividends payable in Shares), the Committee shall make appropriate adjustments to (i) the number of Shares reserved under this Plan, (ii) the number and kind of Shares covered by Awards in the form of Shares or units denominated in Shares, (iii) the Exercise Price or other price in respect of such Awards, (iv) the appropriate Fair Market Value and other price determinations for such Awards, and (v) the Share-Based Award Limitations to reflect such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without increasing, the value of such Awards.

(c)
In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee may make such adjustments to Awards or other provisions for the disposition of Awards as it deems equitable, and shall be authorized, in its discretion, (i) to provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Committee determines) for an Award or the assumption of the Award, regardless of whether in a transaction to which Code Section 424(a) applies, (ii) to provide, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, the Award and, if the transaction is a cash merger, provide for the termination of any portion of the Award that remains unexercised at the time of such transaction, or (iii) to cancel any such Awards and to deliver to the Participants cash in an amount that the Committee shall determine in its sole discretion is equal to the Fair Market Value of such Awards on the date of such event, which in the case of Options or Share Appreciation Rights shall be the excess (if any) of the Fair Market Value of Shares on such date over the Exercise Price of such Award.

(d)
No adjustment or substitution pursuant to this Paragraph 15 shall be made in a manner that results in noncompliance with the requirements of Code Section 409A, to the extent applicable.

16.
Restrictions.    No Shares or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities and other laws. Certificates evidencing Shares delivered under this Plan (to the extent that such Shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Shares are then listed or to which it is admitted for quotation and any applicable federal or state securities or other laws. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.

17.
Unfunded Plan.    This Plan is unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Shares or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Shares or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Shares or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash, Shares or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. None of the Company, the Board or the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan. With respect to this Plan and any Awards granted hereunder, Participants are general and unsecured creditors of the Company and have no rights or claims except as otherwise provided in this Plan or any applicable Award Agreement.

18.
Code Section 409A.

(a)
Awards made under this Plan are intended to comply with or be exempt from Code Section 409A, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for an Award if such action would result in the imposition of taxes under Code Section 409A. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under this Plan would result in the imposition of an additional tax under Code Section 409A, that Plan provision or Award shall be reformed, to the extent permissible under Code Section 409A, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant's rights to an Award.

(b)
Unless the Committee provides otherwise in an Award Agreement, each Restricted Share Unit Award, Performance Unit Award or Cash Award (or portion thereof if the Award is subject to a vesting schedule) shall be settled no later than the 15th day of the third month after the end of the first calendar year in which the Award (or such portion thereof) is no longer subject to a "substantial risk of forfeiture" within the meaning of Code Section 409A. If the Committee determines that a Restricted Share Unit Award, Performance Unit Award or Cash Award is intended to be subject to Code Section 409A, the applicable Award Agreement shall include terms that are designed to satisfy the requirements of Code Section 409A.

(c)
If the Participant is identified by the Company as a "specified employee" within the meaning of Code Section 409A(a)(2)(B)(i) on the date on which the Participant has a "separation from service" (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Award payable or settled on account of a separation from service that is deferred compensation subject to Code Section 409A shall be paid or settled on the earliest of (i) the first business day following the expiration of six months from the Participant's separation from service, (ii) the date of the Participant's death, or (iii) such earlier date as complies with the requirements of Code Section 409A.

19.
Governing Law.    This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Texas.

20.
Right to Continued Service or Employment.    Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate any Participant's employment or other service relationship with the Company or its Subsidiaries at any time, nor confer upon any Participant any right to continue in the capacity in which such Participant is employed or otherwise serves the Company or its Subsidiaries.

21.
Non-Uniform Determinations.    Determinations by the Committee or the Board under this Plan (including, without limitation, determinations of the persons to receive Awards under this Plan; the form, amount and timing of such Awards; the terms and provisions of such Award Agreements evidencing same; and provisions with respect to termination of employment or service) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under this Plan, whether or not such persons are similarly situated.

22.
Clawback Right.    Notwithstanding any other provisions in this Plan, any Award shall be subject to recovery or clawback by the Company under any clawback policy adopted by the Company whether before or after the Grant Date of the Award.

23.
Usage.    Words used in this Plan in the singular shall include the plural and in the plural the singular, and the gender of words used shall be construed to include whichever may be appropriate under any particular circumstances of the masculine, feminine or neuter genders.

24.
Headings.    The headings in this Plan are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Plan.

25.
Effectiveness.    This Plan shall be effective as of the Effective Date. This Plan shall continue until terminated by action of the Board. Notwithstanding the foregoing, the adoption of this Plan is expressly conditioned upon the approval by the holders of a majority of Shares present, or represented, and entitled to vote at the 2015 annual general meeting of the Company's shareholders. If the shareholders of the Company should fail to so approve this Plan at such meeting, (i) this Plan shall not be of any force or effect and (ii) any grants of Awards hereunder shall be null and void.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature [PLEASE SIGN WITHIN BOX] Date Signature [PLEASE SIGN WITHIN BOX] Date VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 8:00 a.m. Eastern Daylight Time/2:00 p.m. Swiss Time on the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 (available only to beneficial owners of our shares) Use any touch-tone telephone to transmit your voting instructions up until 8:00 a.m. Eastern Daylight Time/2:00 p.m. Swiss Time on the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Transocean 2015 AGM Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, USA or Schweiger Advokatur / Notariat, Dammstrasse 19, CH-6300 Zug, Switzerland. All proxy cards must be received no later than 8:00 a.m. Eastern Daylight Time (EDT)/2:00 p.m. Swiss Time, on the meeting date. TRANSOCEAN LTD. TURMSTRASSE 30 CH-6300 ZUG, SWITZERLAND M86387-P64308 Please indicate in the appropriate space how you wish the shares to be voted. If you give no specific voting instructions in relation to one or several proposals, you instruct the independent proxy to exercise your voting rights for all proposals in accordance with the recommendation of the Board of Directors (“FOR” proposals 1-4 and 8-12 and “FOR” each nominee listed in proposals 5, 6 and 7). Against For Against Abstain For Abstain ! ! ! ! ! ! 1. Approval of the 2014 Annual Report, Including Audited Consolidated Financial Statements and Audited Statutory Financial Statements of Transocean Ltd. for Fiscal Year 2014 6. Election of Merrill A. "Pete" Miller, Jr. as the Chairman of the Board of Directors for a Term Extending Until Completion of the Next Annual General Meeting 7. Election of the Members of the Compensation Committee, Each for a Term Extending Until Completion of the Next Annual General Meeting (please mark the boxes next to each nominee) ! ! ! 2. Discharge of Board of Directors and Executive Management Team From Liability for Activities During Fiscal Year 2014 ! ! ! ! ! ! 3. Appropriation of Available Earnings for Fiscal Year 2014 7A. Frederico F. Curado ! ! ! 7B. Vincent J. Intrieri ! ! ! ! ! ! 7C. Martin B. McNamara 4. Distribution of a Dividend out of Capital Contribution Reserves of US$0.60 per Outstanding Share ! ! ! 7D. Tan Ek Kia 5. Reelection of Ten Directors (5A – 5J), Each for a Term Extending Until Completion of the Next Annual General Meeting (please mark the boxes next to each nominee) ! ! ! 8. Reelection of Schweiger Advokatur / Notariat as the Independent Proxy for a Term Extending Until Completion of the Next Annual General Meeting 9. Appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for Fiscal Year 2015 and Reelection of Ernst & Young Ltd, Zurich, as the Company's Auditor for a Further One-Year Term ! ! ! ! ! ! 5A. Glyn A. Barker ! ! ! 5B. Vanessa C.L. Chang ! ! ! ! ! ! 10. Advisory Vote to Approve Named Executive Officer Compensation 5C. Frederico F. Curado ! ! ! 11. Prospective Votes on the Maximum Compensation of the Board of Directors and the Executive Management Team, respectively (please mark the boxes next to each item) 5D. Chadwick C. Deaton ! ! ! 5E. Vincent J. Intrieri ! ! ! ! ! ! 11A. Ratification of an amount of US $4,121,000 as the Maximum Aggregate Amount of Compensation of the Board of Directors for the Period Between the 2015 and 2016 Annual General Meetings 5F. Martin B. McNamara ! ! ! 5G. Samuel J. Merksamer 11B. Ratification of an amount of US $29,617,000 as the Maximum Aggregate Amount of Compensation of the Execution Management Team for Fiscal Year 2016 ! ! ! ! ! ! 5H. Merrill A. "Pete" Miller, Jr. ! ! ! ! ! ! 5I. Edward R. Muller 12. Approval of the 2015 Long-Term Incentive Plan of Transocean Ltd. ! ! ! If any modifications to agenda items or proposals identified in the notice of meeting or other matters on which voting is permissible under Swiss law are properly presented at the Annual General Meeting for consideration, you instruct the independent proxy, in the absence of other specific instructions, to vote in accordance with the recommendations of the Board of Directors. 5J. Tan Ek Kia ! ! ! The signature on this Proxy Card should correspond exactly with the shareholder’s name as printed above. In the case of joint tenancies, co-executors or co-trustees each should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

Transocean Ltd. Admission Card If you choose to personally attend and exercise your voting rights at the Transocean Ltd. Annual General Meeting on May 15, 2015 at 5:00 p.m., Swiss Time, at the Lorzensaal Cham, Dorfplatz 3, CH-6330 Cham, Switzerland, please present this detached card, together with proof of identification, at the admission office prior to the meeting. If you hold several admission cards, please present all of them for validation at the meeting. Your vote is important. To ensure the shares are represented, you should complete, sign and date the below proxy card and return it promptly in the enclosed postage pre-paid envelope, to Transocean 2015 AGM, Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, USA or Transocean 2015 AGM, Vote Processing, c/o Schweiger Advokatur / Notariat, Dammstrasse 19, CH-6300 Zug, Switzerland, so that it arrives no later than 8:00 a.m., Eastern Daylight Time (EDT), 2:00 p.m. Swiss Time, on May 15, 2015 whether or not you intend to attend the meeting. You may revoke your proxy and vote in person if you decide to attend the meeting. You must separate this Admission Card before returning the Proxy Card in the enclosed envelope. Important notice regarding the availability of Proxy Materials for the Annual General Meeting of Shareholders to be held May 15, 2015: The Combined Document is available at http://www.deepwater.com/investor-relations/financial-reports/ M86388-P64308 TRANSOCEAN LTD. THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Proxy Card for use at the Annual General Meeting of Shareholders of Transocean Ltd., a Swiss corporation (“Transocean”), or any adjournment or postponement thereof (the “Meeting”), to be held on May 15, 2015 at 5:00 p.m. Swiss Time, at the Lorzensaal Cham, Dorfplatz 3, CH-6330 Switzerland. IMPORTANT NOTE: Please sign, date and return this Proxy Card in the enclosed postage pre-paid envelope to: Transocean 2015 AGM, Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, USA or Transocean 2015 AGM, Vote Processing, c/o Schweiger Advokatur / Notariat, Dammstrasse 19, CH-6300 Zug, Switzerland. We urge you to return your proxy card as soon as possible to ensure that your proxy card is timely submitted. Any proxy card must be received by either Broadridge or Schweiger Advokatur / Notariat no later than 8:00 a.m. Eastern Daylight Time (EDT), 2:00 p.m. Swiss Time, on May 15, 2015. The signatory, revoking any proxy heretofore given in connection with the Meeting, appoints the independent proxy, Schweiger Advokatur / Notariat, as proxy to represent the signatory at the Meeting and to vote all shares the signatory is entitled to vote at the Meeting on all matters properly presented at the Meeting in accordance with the signatory's voting instructions on the reverse side of this Proxy Card. Please provide your specific voting instructions by marking the applicable instruction boxes on the reverse side of this Proxy Card. If you do not provide specific voting instructions in relation to one or several proposals described on the reverse side, you instruct the independent proxy to vote “FOR” proposals 1-4 and 8-12 and “FOR” each nominee listed in proposals 5, 6 and 7. If any modifications to agenda items or proposals identified in the notice of meeting or other matters on which voting is permissible under Swiss law are properly presented at the Annual General Meeting for consideration, you instruct the independent proxy, in the absence of other specific instructions, to vote in accordance with the recommendations of the Board of Directors. The undersigned hereby acknowledges receipt of notice of, and the proxy statement for, the aforesaid Meeting. Continued on the reverse side. Must be signed and dated on the reverse side.